AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON JUNE 5, 2006

                                                     REGISTRATION NO. 333-122097

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--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ----------------------


                        POST-EFFECTIVE AMENDMENT NO. 2 TO



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933





                                HEMOBIOTECH, INC.
                 (Name of small business issuer in its charter)



           DELAWARE                         2836                 33-0995817
   (State or jurisdiction of    (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

              14221 DALLAS PARKWAY, SUITE 1400, DALLAS, TEXAS 75254
                                 (214) 540-8411
          (Address and telephone number of principal executive offices)

                             ----------------------

              14221 DALLAS PARKWAY, SUITE 1400, DALLAS, TEXAS 75254
                                 (214) 540-8411
(Address of principal place of business or intended principal place of business)

                             ----------------------

                             ARTHUR P. BOLLON PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                HEMOBIOTECH, INC.
                        14221 DALLAS PARKWAY, SUITE 1400
                               DALLAS, TEXAS 75254
                                 (214) 540-8411
            (Name, address and telephone number of agent for service)

                             ----------------------

                                    COPY TO:
                              ROBERT H. COHEN, ESQ.
                             GREENBERG TRAURIG, LLP
                              THE METLIFE BUILDING
                                 200 PARK AVENUE
                            NEW YORK, NEW YORK 10166
                    TEL: (212) 801-9200; FAX: (212) 801-6400

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made under Rule 434, check the following box. [_]


================================================================================

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING UNDER SAID SECTION 8(A), MAY DETERMINE.

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


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. OUR SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                                      PROSPECTUS
                                       SUBJECT TO COMPLETION, DATED JUNE 5, 2006


                                HEMOBIOTECH, INC.
                                9,065,416 Shares

                                  Common Stock

                To be Offered by Certain Holders of Common Stock
                  and Warrants and to Purchase Common Stock of
                                HemoBioTech, Inc.

                        --------------------------------

         This prospectus relates to the offering and sale of up to 9,065,416 shares of common stock, par value $.001 per share, of HemoBioTech, Inc. The shares offered by this prospectus include 6,044,803 presently outstanding shares of our common stock and 3,020,613 shares of common stock issuable on the exercise of outstanding warrants to purchase our common stock. In addition, under Rule 416 of the Securities Act of 1933, as amended, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

         All of the offered shares are to be sold by persons who are existing security holders and identified in the section of this prospectus entitled "Selling Stockholders." We will not receive any of the proceeds from the sale of the shares offered under this prospectus. We will, however, receive proceeds in connection with the exercise, if any, of the warrants referred to above.

         Our common stock is traded on the Over-the-Counter (OTC) Bulletin Board maintained by the National Association of Securities Dealers, Inc. under the symbol "HMBT.OB." The closing price for our common stock on May 23, 2006 was $2.25 as reported on the OTC Bulletin Board.

                             ----------------------

         AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. PLEASE CAREFULLY REVIEW THE SECTION TITLED "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS            , 2006

================================================================================

                                TABLE OF CONTENTS


SUMMARY........................................................................1
SUMMARY OF FINANCIAL DATA......................................................3
RISK FACTORS...................................................................4
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................12
WHERE YOU CAN FIND MORE INFORMATION...........................................13
USE OF PROCEEDS...............................................................13
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS...................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................14
BUSINESS......................................................................20
MANAGEMENT....................................................................30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................47
SELLING STOCKHOLDERS..........................................................51
PLAN OF DISTRIBUTION..........................................................54
DESCRIPTION OF SECURITIES.....................................................56
LEGAL MATTERS.................................................................58
EXPERT........................................................................58
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
  AND FINANCIAL DISCLOSURE....................................................59
INDEX TO CONSOLIDATED FINANCIAL INFORMATION..................................F-1

                             ----------------------


         IN CONSIDERING THE ACQUISITION OF THE COMMON STOCK DESCRIBED IN THIS PROSPECTUS, YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SHARES OF COMMON STOCK IN ANY JURISDICTION WHERE OFFERS AND SALES WOULD BE UNLAWFUL. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS COMPLETE AND ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE SHARES OF COMMON STOCK.


                             ----------------------

                                     SUMMARY

YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE SECTION TITLED "RISK FACTORS," REGARDING US AND THE COMMON STOCK BEING SOLD IN THIS OFFERING. UNLESS THE CONTEXT OTHERWISE REQUIRES, "WE," "OUR," "US" AND SIMILAR PHRASES REFER TO HEMOBIOTECH, INC. UNLESS OTHERWISE STATED OR THE CONTEXT OTHERWISE REQUIRES, ALL SHARE AND PER SHARE INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO THE 0.543056 -FOR-ONE REVERSE STOCK SPLIT EFFECTED IN SEPTEMBER 2004.

OUR COMPANY

        We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech(TM)." HemoTech(TM) is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech(TM) a novel product. HemoTech(TM) is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech(TM) is non-toxic based on initial foreign clinical studies.

THE OFFERING

Common stock offered by the selling stockholders:

Outstanding shares                      6,044,803 shares


Maximum number of shares
  that may be issued on
  exercise of outstanding
  warrants                              3,020,613 shares

Total shares offered                    9,065,416 shares

Common stock outstanding                14,054,399 shares((1))

Use of proceeds                         We will receive none of the proceeds
                                        from the sale of the shares by the
                                        selling stockholders. We will, however,
                                        receive proceeds on exercise of the
                                        warrants referred to above.

Risk factors                            You should read the section titled "Risk
                                        Factors" beginning on page 4 as well as
                                        other cautionary statements throughout
                                        this prospectus before investing in any
                                        shares offered hereunder.

(1) As of May 9, 2006. Does not include:

    o 2,382,372 shares of common stock underlying warrants issued to Meyers Associates, L.P., the placement agent in our October 2004 private placement, at an exercise price of $0.90 per share. These warrants were subsequently allocated by Meyers Associates among itself and certain of its officers, employees and affiliates. Please see "Security Ownership of Certain Beneficial Owners and Management" starting on page 34 for more details about these allocations;

    o 3,020,613 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.06 per share;

    o shares available for future issuance under our 2003 Stock Option/Stock Issuance Plan;

    o 60,000 shares of common stock underlying warrants issued to service providers.

SELLING STOCKHOLDERS

        All of the offered shares are to be offered and sold by our existing security holders. The selling stockholders acquired their shares in our October 2004 private placement. The shares of common stock to be offered by the selling stockholders include:

    o   6,044,803 shares of common stock currently issued and outstanding;

    o 3,020,613 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.06 per share.

        In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

ADDITIONAL INFORMATION

        We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc. (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254, and our telephone number is
(214) 540-8411.

                            SUMMARY OF FINANCIAL DATA

        The summary financial data for the years ended December 31, 2005 and 2004 presented below is derived from and should be read in conjunction with our audited financial statements for the years ended December 31, 2005 and 2004, including the notes to those financial statements, which are included elsewhere in this registration statement along with the section titled "Management's Discussion and Analysis or Plan of Operation." The summary financial data for the three months ended March 31, 2006 and 2005 presented below should be read in conjunction with our unaudited financial statements for the three months ended March 31, 2006 and 2005, which are included elsewhere in this registration statement. October 3, 2001

                                                                   October 3, 2001
                                                                     (Inception)                                     October 3, 2001
                                        Three Months Ended             through                                         (Inception)
                                             March 31                 March 31,           For the Year Ended             through
                                       2006             2005             2006                 December 31,             December 31,
                                           (unaudited)               (unaudited)          2005             2004            2005
                                   -----------      -----------      -----------      -----------      -----------     -----------
Revenue                            $         0      $         0      $         0      $         0      $         0     $         0
Operating expenses
  Research and
    development                        148,000           29,000          697,000          289,000          259,000         549,000
  General and                          372,000
    administrative                     222,000        3,398,000        1,586,000          598,000        3,026,000
Other income
    (expenses)
    Interest expense                    46,000          523,000        2,102,000        1,636,000          411,000       2,056,000
    Interest income
                                       (19,000)         (12,000)         (85,000)         (57,000)          (9,000)        (66,000)
                                   -----------      -----------      -----------      -----------      -----------     -----------
Net loss                           $  (547,000)     $  (762,000)     $(6,112,000)     $(3,454,000)     $(1,259,000)    $(5,565,000)
                                   ===========      ===========      ===========      ===========      ===========     ===========

Basic and diluted loss
    per common share               $      (.04)     $      (.08)                      $     (0.33)     $     (0.17)
                                   ===========      ===========                       ===========      ===========
Weighted average
    number of shares
    outstanding basic
    and diluted                     13,120,146       10,093,550                        10,544,000        7,352,000
                                   ===========      ===========                       ===========      ===========



                                                       As of           As of
                                                   March 31, 2006   December 31,
                                                    (unaudited)        2005
                                                     ----------     ----------
              BALANCE SHEET DATA:
              Cash                                   $2,556,000     $1,259,000
              Working capital                        $2,243,000     $  584,000
              Total current assets                   $2,788,000     $1,301,000
              Total assets                           $2,802,000     $1,312,000
              Total current liabilities              $  545,000     $  717,000

              Long-term obligations                           0              0

              Total stockholders' equity             $2,257,000     $  595,000

                                  RISK FACTORS

        AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING MATERIAL RISKS, TOGETHER with THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION WOULD LIKELY SUFFER. IN THESE CIRCUMSTANCES, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

                   RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE ARE A DEVELOPMENT STAGE COMPANY WITH NO REVENUES OR PROFITS.

        We are in the development stage and, through March 31, 2006, have generated no sales revenue and have no prospects for revenue in the foreseeable future. We currently have no source of operating revenue and there can be no assurance that we will be able to develop any revenue source or that our operations will become profitable, even if we are able to commercialize any products. Further, as a development stage company, we have a limited relevant operating history on which an evaluation of our prospects can be made. Such prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the evolving, heavily regulated biotechnology industry, which is characterized by an increasing number of market entrants, intense competition and a high failure rate. In addition, significant challenges are often encountered by businesses shifting from developmental to commercial activities.

WE HAVE A HISTORY OF LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.

        We have earned no revenue since our inception and have incurred a net loss of $6,112,000 from inception through March 31, 2006. We expect to continue to incur substantial losses and may not generate significant revenue, if any, for the foreseeable future. Our ability to generate revenue is dependent on obtaining additional financing for our planned operations. Our immediate planned operations for the next nine to ten months include the payment of our general and administrative expenses (including salaries, legal and other professional fees, consulting and advisory fees, the costs associated with making certain upgrades to the HemoTech(TM) production facility, to begin the production of HemoTech(TM), including preparation of our U.S. IND application. We believe our available cash of approximately $2,600,000 at March 31, 2006, will be sufficient to complete our immediate planned operations through the next twelve months, and possibly longer, based on a current monthly normalized cash burn rate of approximately $100,000.

        Following completion of our U.S. IND application, the next stage of our planned operations will include submission of our U.S. IND application to the FDA, commencement and completion of our Phase I U.S. clinical trials, further research and development of HemoTech(TM) during our Phase I U.S. clinical trials, and payment of operational and overhead expenses that we will incur during our Phase I U.S. clinical trials as well as preparation for Phase II clinical trials, assuming Phase I clinical trials are successful. In order to complete these additional planned operations, we will need to raise an additional $10 to $15 million within the next nine to ten months, although there can be no assurance that we can meet this timeframe. If we fail to generate enough cash resources, either from future equity or debt sales or revenue from operations, our ability to implement our business plan and complete these planned operations will be materially affected, and you may lose all or substantially all of your investment.

WE ARE RELIANT ON THE SUCCESS OF A SINGLE PRODUCT, WHICH IS IN AN EARLY STAGE OF PRODUCT DEVELOPMENT AND MAY NEVER BE SUCCESSFULLY DEVELOPED OR, IF SUCCESSFULLY DEVELOPED, MAY NEVER BECOME A VIABLE MARKETABLE PRODUCT.

        We are a one product company, and if we fail to successfully develop this product we have no other products on which our business can be developed. There can be no assurance that our research and development activities will result in any commercially viable human blood substitute product. The development of our blood substitute product will be subject to the risks of failure inherent in the development of products based on innovative technologies and the expense and difficulty of obtaining regulatory approvals. Our human blood substitute product currently under development will require significant additional research and development and pre-clinical testing and clinical testing prior to submission of any regulatory application for commercial use. There can be no assurance that our research or product development efforts will be successfully completed, that our human blood substitute product currently under development will be successfully transformed into a marketable product, that required regulatory approvals can be obtained, that the product can be manufactured at acceptable cost in accordance with regulatory requirements or that any approved products can be successfully marketed or achieve customer acceptance. Additional risks include the possibility that:

    o our proposed product will be found to be ineffective or toxic, or that, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude our marketing of our proposed human blood substitute product; and

    o   third parties will market superior or equivalent products.

WE DEPEND ON KEY PERSONNEL, AND THE LOSS OF SUCH PERSONNEL COULD SIGNIFICANTLY IMPAIR OUR ABILITY TO FURTHER DEVELOP HEMOTECH, IMPLEMENT OUR BUSINESS PLAN OR CONTINUE OPERATIONS.

        Our success depends on the continued contributions of our executive officers and scientific and technical personnel and consultants. We are particularly dependent on Arthur P. Bollon, Ph.D., our Chairman, President and Chief Executive Officer, Dr. Mario Feola, our Chief Medical Officer, and Dr. Jan Simoni, our Acting Vice President and Principal Investigator or Research and Development and Advisor. Drs. Feola and Simoni are the two principal Texas Tech researchers who developed HemoTech. Drs. Feola and Simoni continue to be the two main developers of HemoTech. Dr. Simoni is an employee of Texas Tech and his services are made available to us under our sponsored research agreement with Texas Tech. Dr. Simoni's activities related to research and development, production, regulatory and clinical testing of HemoTech are covered under the sponsored research agreement with Texas Tech, which may be terminated at any time by either party on 90 days' prior written notice.

        We currently have five full-time employees including Drs. Bollon and Feola and Mr. Mark Rosenblum, our Chief Financial Officer. We have entered into an employment agreement with Dr. Bollon which expires in October 2009, and we have entered into an employment agreement with Dr. Feola, in which Dr. Feola agreed to serve as our Chief Medical Officer until such time as either party terminates Dr. Feola's employment agreement. We have also entered into an employment agreement with Mr. Rosenblum, which expires in April 2008. We do not maintain "key person" life insurance on the lives of any executive officer and their death or incapacity would have a material adverse effect on us. During our limited operating history, many of our key responsibilities have been assigned to a relatively small number of individuals. The competition for qualified personnel is intense, and the loss of services of certain key personnel could adversely affect our business, although we have not experienced problems attracting or retaining key personnel to date.

IF OUR HUMAN BLOOD SUBSTITUTE PRODUCT OFFERINGS ARE NOT COMMERCIALLY SUCCESSFUL, WE WILL BE UNABLE TO SUCCESSFULLY GENERATE REVENUE.

        We expect a significant amount of our revenue to come from the production and distribution of human blood substitute products. The success of these offerings depends primarily on their acceptance by the public, the medical community, and other third-party consumers and payers, which is difficult to predict. The commercial success of a medical product depends on the availability of alternative forms of technology and general economic conditions and other tangible and intangible factors, all of which can change quickly. If we fail to produce human blood substitute products with broad medical industry appeal, we will be unable to successfully generate revenue.

THE MARKET FOR HUMAN BLOOD SUBSTITUTE PRODUCTS IS COMPETITIVE AND WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST COMPETITORS THAT MAY HAVE SUBSTANTIALLY MORE DEVELOPMENT, MARKETING AND SALES RESOURCES THAN WE DO.

        The market for human blood substitute products is competitive, and there can be no assurance that we will be able to compete successfully in this market. We cannot be assured that some other competitive technology has not been, or will not be, developed by either government, academic or private entities. Any competing technology could make our technology either obsolete or of lesser value. Many of our competitors have greater financial, personnel and other resources than we have, which may limit our ability to compete effectively.

        Although the proposed products of our main competitors have been rejected by the FDA, have been abandoned and are not yet ready to submit their applications to the FDA for approval of their products, many of these competitors are continuing to develop and test their respective products. There can be no assurance that one or all of these products may be approved by the FDA before HemoTech(TM), to the extent HemoTech(TM) ever receives FDA approval.

        In addition, our competitors also may generally be able to respond more quickly to new or emerging technologies or changes in regulatory requirements. These competitors may also:

    o   benefit from greater economies of scale;

    o   offer more aggressive pricing;

    o   devote greater resources to the promotion of their products; and

    o   be better positioned to develop future technologies.

WE DEPEND ON, AND WILL CONTINUE TO DEPEND ON, COLLABORATION WITH AND LICENSES FROM THIRD PARTIES, AND IF WE ARE NOT ABLE TO ENTER INTO SUCH COLLABORATIONS OR LICENSES, OR IF THESE COLLABORATIONS OR LICENSES EXPIRE, TERMINATE OR FAIL, WE MAY NOT BE ABLE TO FURTHER DEVELOP HEMOTECH(TM) OR IMPLEMENT OUR BUSINESS PLAN WITHOUT SUBSTANTIAL ADDITIONAL EXPENDITURES AND DELAYS, IF AT ALL.

        In addition to maintaining our collaborative relationship with Texas Tech, our strategy for the development, clinical testing, manufacturing and commercialization of our proposed human blood substitute product includes entering into various collaborations with corporate partners, licensors, licensees and other third parties in the future, and is dependent on the subsequent success of these third parties in performing their responsibilities. We intend to seek to enter into additional arrangements with other collaborators, although there can be no assurance that we will be able to enter into such collaborations and licenses, or, to the extent that we do, that such collaborations will be successful. Further, there can be no assurance that any future arrangements we may enter into will lead to the development of a human blood substitute product with commercial potential, that we will be able to obtain proprietary rights or licenses for proprietary rights with respect to any technology developed in connection with these arrangements or that we will be able to insure the confidentiality of any proprietary rights and information developed in such collaborative arrangements or prevent the public disclosure thereof.

        In general, collaborative agreements provide that they may be terminated under certain circumstances. There can be no assurance that we will be able to extend any of our HemoTech(TM) collaborative agreements on their termination or expiration, or that we will be able to enter into new collaborative agreements with existing or new partners in the future. To the extent we choose not to or are unable to establish any additional collaborative arrangements, it would require substantially greater capital to undertake research, development and marketing of our proposed products into certain markets or find that the development, manufacture or sale of our proposed products in such markets is adversely affected by the absence of such collaborative agreements.

THE FDA REGULATORY PROCESS IS COSTLY, LENGTHY AND REQUIRES SPECIFIC EXPERTISE, AND EVEN IF WE INVEST THE TIME, MONEY AND OTHER RESOURCES REQUIRED TO ADVANCE THROUGH THE FDA APPROVAL PROCESS, WE MAY NEVER RECEIVE FDA APPROVAL OF OUR ONLY PRODUCT, HEMOTECH(TM)

        We will rely initially on consultants with prior experience working with the FDA. We expect to hire experienced employees and consultants to analyze, prepare and present an IND application to the FDA. The process of obtaining regulatory approvals can be extremely costly and time-consuming and there is no guarantee of success. If we do not receive approval of our IND application, we will not be able to proceed with Phase I U.S. clinical testing. In addition, clinical testing is not predictable. Even if the FDA approves the IND application, we cannot guarantee that the FDA will approve our Phase I U.S. clinical results. Our failure to obtain required regulatory approvals would have a material adverse effect on our business, financial condition and results of operations and could require us to curtail or cease our operations.

        The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic and diagnostic pharmaceutical and biological products through lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more and varies substantially based on the type, complexity and novelty of the product. The regulatory review may result in extensive delay in the regulatory approval process. Regulatory requirements ultimately imposed could adversely affect our ability to clinically test, manufacture or market potential products. Government regulation also applies to the manufacture and marketing of pharmaceutical and biological products.

        The effect of government regulation may be to delay marketing of new products for a considerable period of time, to impose costly procedures on our activities and to furnish a competitive advantage to larger companies that compete with us. There can be no assurance that FDA or other regulatory approval for any products developed by us will be granted on a timely basis or at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of any contemplated products and the ability to earn product revenue. Further, regulation of manufacturing facilities by state, local and other authorities is subject to change. Any additional regulation could result in limitations or restrictions on our ability to utilize any of our technologies, thereby adversely affecting our operations.

WE MAY IN THE FUTURE NEED TO RAISE ADDITIONAL CAPITAL TO CONTINUE OUR BUSINESS.

        We estimate that we have sufficient funds to meet the costs of our immediate planned operations, including preparation of its U.S. IND application, upgrading the HemoTech(TM) production facility and covering expected general and administrative costs. To meet the costs of the next stage of our planned operations, including the cost of submitting our IND application, upgrading the HemoTech(TM) production facility, commencing and completing Phase I U.S. clinical trials, conducting additional research and development of HemoTech(TM) as Phase I U.S. clinical trials progress, and paying for operational and overhead costs that will be incurred during Phase I U.S. trials, we will need to raise an additional $10 to $15 million within the next nine to ten months, if not sooner. It is likely that we will seek to meet these liquidity requirements through public or private equity offerings or debt financings. There can be no assurance that we will be able to secure additional financing or obtain favorable terms on such financing if it is available.

        We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

WE HAVE NO MARKETING EXPERIENCE, ARE DEPENDENT ON THIRD PARTIES FOR MARKETING SERVICES, AND WE MAY NEVER BE ABLE TO SUCCESSFULLY MARKET HEMOTECH, EVEN IF WE RECEIVE FDA APPROVAL.

        We have no marketing and sales personnel and no experience with respect to marketing biochemical or pharmaceutical products. Significant additional expenditures and management resources would be required to develop an internal sales force, and there can be no assurance that such funds would be available. Further, there can be no assurance that, with such a sales force, we would be successful in penetrating the markets for any products developed. We will seek to enter a partnership to develop and market our product. Under certain of these agreements, our marketing partner may have the responsibility for all or a significant portion of the development and regulatory approval. In the event that the marketing and development partner fails to develop a marketable product or fails to market a product successfully, our business may be adversely affected. The sale of certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

WE MAY BE SUED FOR PRODUCT LIABILITY IN THE FUTURE, AND SINCE WE CURRENTLY MAINTAIN NO PRODUCT LIABILITY INSURANCE, IN THE EVENT OF A SUCCESSFUL SUIT AGAINST US, WE MAY NOT BE ABLE TO PAY ANY AWARDED DAMAGES OR, IF WE ARE ABLE TO DO SO, PAYMENT OF ANY SUCH AWARDED DAMAGES COULD SIGNIFICANTLY DEPLETE OUR FINANCIAL RESOURCES.

        The use of our proposed HemoTech(TM) blood substitute product in clinical trials and the marketing of any product may expose us to product liability claims. We currently have no product liability insurance, but will, however, attempt to obtain such insurance prior to commencement of such trials, if any. We are required by our license agreement with Texas Tech to obtain such insurance. There can be no assurance that we will be able to obtain such insurance or, if obtainable, that such insurance can be acquired at a reasonable cost or will be sufficient to cover all possible liabilities. In the event of a successful suit against us, lack or insufficiency of insurance coverage could have a material adverse effect on us. Furthermore, certain distributors of pharmaceutical and biological products require minimum product liability insurance coverage as a condition precedent to purchasing or accepting products for distribution. Failure to satisfy such insurance requirements could impede our ability to achieve broad distribution of our proposed product, which would have a material adverse effect on our business and financial condition.

WE CURRENTLY USE LABS, EQUIPMENT, PERSONNEL, RESEARCH AND DEVELOPMENT FACILITIES AND PRODUCTION FACILITIES LOCATED AT TEXAS TECH, AND IF WE EVER SEEK TO OR NEED TO FIND OR BUILD ALTERNATE FACILITIES, WE MAY NOT BE ABLE TO DO SO AT ALL OR, IF WE ARE, IT WILL BE COSTLY AND MAY CAUSE SIGNIFICANT DELAYS IN THE DEVELOPMENT AND COMMERCIALIZATION OF HEMOTECH(TM), WHICH COULD MATERIALLY IMPAIR OUR OPERATIONS.

        We do not currently own, lease or operate any laboratory, research and development or manufacturing facilities. Our current plans include using labs, equipment, personnel and an upgraded blood substitute production facility located at Texas Tech for the production of HemoTech(TM) under our sponsored research agreement. After the completion of Phase II U.S. clinical trials for HemoTech(TM), if any, our sponsored research agreement with Texas Tech contemplates that we may establish independent manufacturing facilities either alone or through partnering. Establishing our own facilities would result in significant additional expenses and may result in potential delays in testing and production. Building and operating our own production facilities would require substantial additional funds and other resources of which there can be no assurance that we will be able to secure nor can there be any assurance that we would be able to enter into any arrangement with third parties to manufacture our product, if any, on acceptable terms or at all. Certain products outside the United States will also be dependent on the successful completion of arrangements with future partners, licensees or distributors in each territory. There can be no assurance that we will be successful in establishing any additional collaborative arrangements, or that, if established, such future partners will be successful in commercializing products.

UNCERTAINTY OVER PROPOSED HEALTH CARE REFORMS AND WHETHER THE COSTS OF USING OUR PROPOSED PRODUCT WILL BE REIMBURSED TO CONSUMER HEALTH INSURANCE COMPANIES COULD CAUSE OUR PRODUCT TO BECOME UNMARKETABLE, WHICH WOULD RESULT IN OUR INABILITY TO GENERATE REVENUE.

        Our success in generating revenue from sales of our proposed HemoTech(TM) blood substitute product may depend, in part, on the extent to which reimbursements for the costs of such a product and related treatments will be available from government health administration authorities, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly-approved health care products. There can be no assurance that adequate third-party insurance coverage will be available for us to establish and maintain price levels sufficient for realization of an appropriate return on our investment in developing new products. Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new therapeutic and diagnostic products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage of uses of approved products for disease indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of our product, then market acceptance of these products would be adversely affected.

                   RISKS RELATED TO OUR INTELLECTUAL PROPERTY

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

        We intend to protect our intellectual property through patents and trademarks. The patent positions of biotechnology companies generally are highly uncertain and involve complex legal and factual questions that will determine who has the right to develop a particular product or process. As a result, we cannot predict which of our patent applications will result in the granting of patents or the timing of the granting of the patents. Additionally, many of our competitors have significantly greater capital with which to pursue patent litigation. As of December 31, 2005, we have no threatened or pending intellectual property-related litigations, legal actions, investigations, court challenges, negotiations or similar activities. There can be no assurance that we would have the resources to defend our patents in the face of a lawsuit. Further, we rely on trade secrets, know-how and other proprietary information. We seek to protect this information, in part, through the use of confidentiality agreements with employees, consultants, advisors and others. Nonetheless, there can be no assurance that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information and prevent their unauthorized use or disclosure. There is also the risk that our employees, consultants, advisors or others will not maintain confidentiality of our trade secrets or proprietary information, or that this information may become known in some other way or be independently developed by our competitors. We may also be exposed to future litigation by third parties based on claims that our patents, products or activities infringe on the intellectual property rights of others or that we have misappropriated the trade secrets of others. Any litigation or claims against us, whether or not valid, could result in substantial costs, could place a significant strain on our financial and managerial resources, and could harm our reputation. In addition, intellectual property litigation or claims could force us to do one or more of the following, any of which could have a material adverse effect on us or cause us to curtail or cease our operations:

        o   cease testing, developing, using and commercializing HemoTech(TM);

        o obtain a license from the holder of the infringed intellectual property right, which could also be costly or may not be available on reasonable terms; or

        o   reformulate HemoTech(TM), which may be impossible or too costly.

THE PATENTS UNDERLYING OUR SOLE PRODUCT, HEMOTECH(TM), MAY EXPIRE PRIOR TO OUR RECEIPT, IF EVER, OF FDA OR FOREIGN APPROVAL, TO THE EXTENT SUCH APPROVAL IS GRANTED AT ALL.

         We have obtained from Texas Tech exclusive worldwide rights to HemoTech(TM) under a U.S. patent issued in August 1995 as well as various foreign patents. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute" and its foregoing counterparts claims various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use. We also have exclusive rights to a new patent application entitled, "Method of Treating Acute Blood Loss" which describes HemoTech(TM)'s induction of erythropoesis, the mechanism of induction and use. The patent application was filed with the U.S. Patent Office on May 16, 2006.

        Protection under the August 1995 U.S. patent expires on or after August 8, 2012, which may coincide with or even precede our receipt of FDA approval of HemoTech(TM); to the extent FDA approval is granted at all. The Japanese patent and certain of the European patents may also expire on or after August 8, 2012. If the U.S. patent expires before we are able to commercialize our HemoTech(TM) product, then we will utilize new patents related to HemoTech(TM), such as the proposed erythropoesis patent submitted on May 16, 2006, to seek commercial exclusivity for a defined time with the FDA and utilize our trade secrets for manufacturing and use of HemoTech(TM). If we are unable to obtain additional patent coverage in advance of the time the existing patent expires or at all, and we fail to receive additional patents, then our competitive position and our ability to successfully commercialize or generate revenues from sales of HemoTech(TM) would be materially and adversely affected.

RISKS RELATED TO OUR COMMON STOCK

THE PUBLIC MARKET FOR OUR COMMON STOCK IS THIN AND SUBJECT TO MANIPULATION.

        The market price of our common stock, which is traded on the OTC Bulletin Board, may fluctuate significantly in response to the following factors, most of which are beyond our control:

        o   variations in our quarterly operating results;

        o changes in securities analysts' estimates of our financial performance;

        o changes in general economic conditions and in the healthcare industry;

        o   changes in market valuations of similar companies;

        o announcements by us or our competitors of significant new contracts with artists, acquisitions, strategic partnerships or joint ventures, or capital commitments;

        o   loss of a major customer, partner or joint venture participant; and

        o   the addition or loss of key managerial and collaborative personnel.

        The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies. Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

OBTAINING ADDITIONAL CAPITAL THROUGH THE FUTURE SALE OF COMMON STOCK AND DERIVATIVE SECURITIES WILL RESULT IN DILUTION OF STOCKHOLDER INTERESTS.

We plan to raise additional funds in the future by issuing additional shares of common stock or securities such as convertible notes, options, warrants or preferred stock that are convertible into common stock. Any such sale of common stock or other securities will lead to further dilution of the equity ownership of existing holders of our common stock.

WE DO NOT INTEND TO PAY DIVIDENDS TO OUR STOCKHOLDERS, SO YOU WILL NOT RECEIVE ANY RETURN ON YOUR INVESTMENT IN OUR COMPANY PRIOR TO SELLING YOUR INTEREST IN HEMOBIOTECH.

        We have never paid any dividends to our stockholders. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. If we determine that we will pay dividends to the holders of our common stock, we cannot assure that such dividends will be paid on a timely basis. As a result, you will not receive any return on your investment prior to selling your shares in our company and, for the other reasons discussed in this "Risk Factors" section, you may not receive any return on your investment even when you sell your shares in our company.

WE HAVE AGREED TO INDEMNIFY OUR OFFICERS AND DIRECTORS AND, IF AN
INDEMNIFICATION CLAIM IS SUCCESSFULLY MADE, WE MAY BE FORCED TO USE OUR WORKING CAPITAL TO PAY OUR INDEMNIFICATION OBLIGATIONS, WHICH COULD RESULT IN OUR INABILITY TO USE SUCH WORKING CAPITAL FOR OUR OPERATIONS.

        Our certificate of incorporation includes certain provisions permitted under Delaware law allowing our officers and directors to be indemnified against certain liabilities. Our certificate of incorporation also limits, to the fullest extent permitted by Delaware law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence, except liability for the following:

        o   breach of the director's duty of loyalty;

        o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

        o the unlawful payment of a dividend or unlawful stock purchase or redemption; and

        o any transaction from which the director derives an improper personal benefit.

        Delaware law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based on a director's breach of the duty of care. In December 2004, we purchased a $5.0 million insurance policy providing coverage for certain liabilities of our officers and directors. In addition, we have entered into separate director and officer indemnification agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernhard Mittemeyer, Mark Rosenblum and Robert Comer, under which we agreed to indemnify and advance expenses to each of these directors and officers, as the case may be, against any losses arising out of or relating to any actual, alleged or suspected act or failure to act by such person in his capacity as a director, officer, employee or agent of HemoBioTech or any affiliated company, trust, joint venture, corporation, limited liability company or partnership for which such person was acting or had acted as a director, officer, employee or agent at HemoBioTech's request. Further, in connection with Ghassan Nino's resignation as an officer of HemoBioTech under an employment separation and release agreement dated as of July 15, 2004, we agreed to indemnify Mr. Nino and his heirs, executors, administrators and assigns, against all losses arising out of any claim made by a third party against Mr. Nino or HemoBioTech as a result of an action taken or not taken by Mr. Nino as an officer of HemoBioTech, so long as such actions or inactions were taken or not taken by Mr. Nino in good faith within the scope of his employment.

OUR COMMON STOCK IS CONSIDERED A "PENNY STOCK" AND IS SUBJECT TO REGULATIONS THAT LIMIT OR RESTRICT THE POTENTIAL MARKET FOR OUR STOCK.

        Our common stock is deemed to be "penny stock" (as that term is defined under the Securities Exchange Act of 1934, as amended) resulting in increased risk to our investors and certain requirements being imposed on some brokers who execute transactions in our common stock. In general, a penny stock is an equity security that:

        o   is priced under $5.00;

        o is not traded on a national securities exchange, the Nasdaq National Market or the Nasdaq SmallCap Market;

        o   may be listed in the "pink sheets" or the OTC Bulletin Board;

        o is issued by a company that has less than $5.0 million in net tangible assets (if it has been in business less than three years) or has less than $2.0 million in net tangible assets (if it has been in business at least three years); and

        o is issued by a company that has average revenues of less than $6.0 million for the past three years.

        At any time the common stock qualifies as a penny stock, the following requirements, among others, will generally apply:

        o certain broker-dealers who recommend penny stock to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

        o Prior to executing any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers a disclosure schedule explaining the risks involved in owning penny stock, the broker-dealer's duties to the customer, a toll-free telephone number for inquiries about the broker-dealer's disciplinary history and the customer's rights and remedies in case of fraud or abuse in the sale.

        o In connection with the execution of any transaction involving a penny stock, certain broker-dealers must deliver to certain purchasers the following:

        o   bid and offer price quotes and volume information;

        o   the broker-dealer's compensation for the trade;

        o   the compensation received by certain salespersons for the trade;

        o   monthly accounts statements; and

        o a written statement of the customer's financial situation and investment goals.

        Should a broker-dealer required to provide the above disclosure or fail to deliver such disclosure on the execution of any transaction involving a penny stock in violation of federal or state securities laws, you may be able to cancel your purchase and get your money back. In addition, if the stocks are sold in a fraudulent manner, you may be able to sue the persons and firms that caused the fraud for damages. If you have signed an arbitration agreement, however, you may have to pursue your claim through arbitration.

        These requirements significantly add to the burden of the broker-dealer and limit the market for penny stocks. These regulatory burdens may severely affect our ability to create a market for our stock and the liquidity and market price for our common stock.

A SIGNIFICANT NUMBER OF OUR SHARES WILL BE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

        Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. This prospectus covers 9,065,416 shares of our common stock. Since this number includes shares of common stock that have not yet been issued but that are issuable on exercise of our warrants, this number represents approximately 65% of our currently outstanding 14,054,399 shares of common stock at May 9, 2006. On a fully-diluted basis, however, 9,065,416 shares of our common stock represent approximately 43% of our issued and outstanding stock, including all options and warrants of 21,090,799. As of May 9, 2006, we have granted options to certain of our employees and key personnel to purchase an aggregate of 1,573,415 shares of our common stock, of which 1,096,597 options have vested and are exercisable as of May 9, 2006. The remainder of these options vest and become exercisable on vesting schedules. We have also agreed to grant 15,000 options to each director that joins our Board and, at the end of each calendar quarter, to grant to each non-employee director an option to purchase 2,500 (5,000 shares upon approval of our Amended and Restated 2003 Stock Option Plan) shares of common stock, all of which will be fully vested and immediately exercisable on grant. The exercise price of these options will be the fair market value of our common stock on the date of grant.

        Further, in connection with our October 2004 private placement, we issued to Meyers Associates a warrant to purchase an aggregate of 2,382,372 shares of our common stock at an exercise price of $.90 per share, exercisable at any time up through October 27, 2009. Meyers Associates subsequently allocated 1,594,412 of these warrants to Bruce Meyers, Imtiaz Khan, Dr. Lawrence Helson (a member of our Board of Advisors) and Michael Hamblett (one of the selling stockholders named in this prospectus) and certain of its other officers, employees and affiliates, and retained 787,960 of such warrants for itself. Please see "Certain Relationships and Related Transactions" for a more detailed discussion of these allocations.

        As additional shares of our common stock become available for resale in the public market under this offering and otherwise, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of common stock may be offered from time to time in the open market under Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, on filing with the SEC a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years.

OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS OWN A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK AND HAVE EFFECTIVE CONTROL OF HEMOBIOTECH, WHICH MAY NOT ALWAYS BE IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS.

        Our officers, directors and principal stockholders control approximately 74% of our outstanding common stock as of May 9, 2006, on a primary basis. If these stockholders act together, they will be capable of controlling our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

SOME PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DETER TAKEOVER ATTEMPTS, WHICH MAY LIMIT THE OPPORTUNITY OF OUR STOCKHOLDERS TO SELL THEIR SHARES AT A FAVORABLE PRICE.

        We are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law enacted in 1988. In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of a corporation's voting stock. As a result of the application of Section 203, our potential acquirers may be discouraged from attempting to effect an acquisition transaction with us, thereby possibly depriving holders of our securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices under such transaction. In addition, certain provisions contained in the employment agreements with Dr. Bollon, our Chairman, President and Chief Executive Officer, and Mr. Rosenblum, our Chief Financial Officer, obligate us to make certain salary payments if their employment is terminated without just cause or due to a disability. If Dr. Bollon's employment is terminated without just cause or as a result of Dr. Bollon's disability (which means Dr. Bollon's inability to perform his duties under the agreement for three consecutive months due to injury, illness or disability (mental or physical), as determined by an independent physician selected by Dr. Bollon with our approval), we will be required to pay Dr. Bollon a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of 23 months, whichever is less. Dr. Bollon will be entitled to receive severance payments totaling not less than six months' of his base salary. Similarly, if Mr. Rosenblum's employment is terminated without just cause or as a result of Mr. Rosenblum's disability, we will be required to pay Mr. Rosenblum a severance payment equal to his base salary then in effect, payable in monthly installments until the expiration of the remainder of the term of his employment agreement or the expiration of a fixed number of months, based on the number of years Mr. Rosenblum has been employed by us. Mr. Rosenblum will be entitled to receive severance payments totaling not less than six months' of his base salary. The foregoing factors, together with the effective control of our outstanding common stock by our officers, directors and principal stockholders, may serve as an incentive for our officers and directors to discourage certain takeover transactions, possibly resulting in the entrenchment of management and consequently reducing the value of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Included in this prospectus are "forward-looking" statements, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "will," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the "Risk Factors" section and elsewhere in this prospectus.

        All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 under the Securities Act to register the shares of our common stock being offered by this prospectus. This prospectus omits some information contained in the registration statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the registration statement and its exhibits, which may be inspected, without charge, at the SEC's public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, which contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the registration statement.

        Statements in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, in each instance, reference is made to the copy of that contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by that reference.

        We are subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with the requirements of the Exchange Act, we will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above. We have not filed any reports or statements with the SEC prior to filing this registration statement and prospectus.

                                 USE OF PROCEEDS

        The selling stockholders will receive all of the proceeds from the sale of the shares of our common stock offered for sale by them under this prospectus. We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive a maximum of approximately $3.2 million in gross proceeds if all the currently remaining (at May 9, 2006) warrants included as part of the units that were sold in our October 2004 private placement are exercised in full. We expect that we will use the remainder of any proceeds that we receive on the exercise of such warrants to pay for FDA regulatory fees and expenses, research and development expenses, facilities improvements, general and administrative expenses (including consultant fees, salaries of officers and employees), to repay future indebtedness that we may incur, and for working capital purposes. We offer no assurance that any of the remaining warrants will be exercised.

        We will bear all expenses incident to the registration of the shares of common stock offered hereby under federal and state securities laws other than expenses incident to the delivery of the shares to be sold by the selling stockholders. Any transfer taxes payable on these shares and any commissions and discounts payable to underwriters, agents, brokers or dealers will be paid by the selling stockholders.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

        Our common stock is quoted on the OTC Bulletin Board under the symbol of "HMBT.OB."

        The range of high and low bid quotations for our common stock during each quarter of the fiscal year ended December 31, 2005 and the first quarter of 2006, is shown below. Prices are inter-dealer quotations as reported by the NASD and do not necessarily reflect transactions, retail markups, mark downs, or commissions.

                                          YEARS ENDED DECEMBER 31,
                            -------------------------------------------------
                                      2006                       2005
                            ----------------------      ---------------------
                              HIGH           LOW          HIGH          LOW
                            --------       -------      --------      -------
                  First      $4.50          $1.38          N/A          N/A
                  Second                                   N/A          N/A
                  Third                                    N/A          N/A
                  Fourth                                  $2.25        $1.22


HOLDERS OF RECORD

        As of May 9, 2006, there were approximately 76 holders of record of our common stock.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our shares of common stock. We currently intend to retain future earnings for use in our business and, therefore, do not anticipate paying any dividends on our shares of common stock in the foreseeable future. Any future determination as to the payment of dividends on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, operating and financial condition, capital requirements and other factors deemed relevant by our Board of Directors including the General Corporation Law of the State of Delaware, which provides that dividends are only payable out of retained earnings or if certain minimum ratios of assets to liabilities are satisfied. The declaration of dividends on our common stock also may be restricted by the provisions of credit agreements that we may enter into from time to time.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information regarding the status of our existing equity compensation plans at March 30, 2006:

                                                                                     Number of securities
                                                                                     remaining available for
                                                               Weighted-average      future issuance under equity
                                Number of shares of common     exercise price of     compensation plans
                                stock to be issued on          outstanding           (excluding securities
                                exercise of outstanding        options, warrants     reflected in the previous
Plan category                   options, warrants and rights   and rights            columns)
------------------------------- ------------------------------ --------------------- ------------------------------
Equity compensation plans
approved by security holders(1)                     1,573,415                 $0.34                         55,753

Equity compensation plans not
approved by security holders                               --                    --                             --
 Total                                              1,573,415                 $0.34                         55,753

(1) Consists of our 2003 Stock Option/Stock Issuance Plan.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

PLAN OF OPERATIONS

        We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. was merged with and into HemoBioTech, Inc., with HemoBioTech, Inc. as the surviving entity.

        We are primarily engaged in the research and development of human blood substitute technology exclusively licensed from Texas Tech University Health Services Center, although in 2003, 2004, 2005 and in the three months ended March 31, 2006, most of our working capital was used to pay for general and administrative costs, salaries, legal and professional fees. After reviewing the blood substitute technology developed by researchers at Texas Tech, in January 2002 we licensed from Texas Tech the exclusive rights to various alternative compositions of HemoTech(TM), a novel blood substitute that is based on hemoglobin (which is the key protein in red blood cells that carries oxygen) of both bovine (cow) and human origin, as well as methods for its production and use. What makes HemoTech(TM) a novel potential blood substitute product is the fact that it is comprised of hemoglobin that has been isolated from bovine blood and then chemically modified to make the product non-toxic. We also have an agreement with Texas Tech that any patent issuing from its patent application relating to the induction of erythropoiesis (which is the production of red blood cells by the body) will be included under our exclusive license with Texas Tech. In addition to our license and patent agreement with Texas Tech, we entered into a sponsored research agreement with Texas Tech in July 2002, under which we are entitled to use certain of Texas Tech's production and research and development facilities in Lubbock, Texas.

        Our goal is to address an increasing demand for a safe and inexpensive human blood substitute product in the United States and around the world through our licensed technology. We believe that certain initial pre-clinical and early stage human trials undertaken outside the U.S. by prior holders of this technology suggest that our licensed technology may possess properties that diminish the intrinsic toxic effects of hemoglobin and help reduce or eliminate the abnormal reaction associated with hemorrhagic shock (which is the loss of blood pressure and the lowering of vital signs resulting from the loss of blood).

RECENT DEVELOPMENTS

        During April 2006, holders of aggregate of $25,000 principal amount of our Notes and approximately $3,000 accrued but unpaid interest requested the conversion of their Notes and interest into common shares in accordance with amendments to the original terms of the Notes permitting such conversion. The conversion prices ranged from $1.87 to $1.91 per share, aggregating to approximately 14,500 shares of our common stock. In connection therewith we will record a charge representing the difference between the conversion price and the market price at conversion.

        On April 27, 2006, we paid the remaining outstanding balance of approximately $113,000 aggregate principal amount of Notes, together with approximately $12,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of common stock on or prior to April 27, 2006.

        During the period of April 1, 2006 to May 5, 2006, holders of our Class A Warrants exercised 395,591 Class A warrants held by them for an aggregate consideration of approximately $419,000. The warrants were originally received as part of our October 2004 private placement.

        On April 21, 2006, we had a Pre-IND meeting with the FDA to address the preparation of a U.S. IND for HemoTech(TM). The FDA process is summarized below under "Research and Development of HemoTech(TM)."

        On May 18, 2006, Texas Tech University filed a patent application for induction of erythropoesis (red blood cell production) by HemoTech(TM). HemoBioTech has an exclusive worldwide license to this new patent application.

RESEARCH AND DEVELOPMENT OF HEMOTECH(TM)

        HemoTech(TM) is currently our only potential product. We expect that the remaining production, development, testing and FDA approval of HemoTech(TM), if ever, will occur over a period of approximately five to six years. In other words, assuming we are able to progress through each phase of clinical trials efficiently and without significant delay, we believe we could obtain FDA approval of HemoTech(TM) by mid-2011, and possibly even earlier, although there is no guarantee that we will meet this time table.

        HemoTech(TM) must undergo several major stages of production, development, and clinical study and testing before being in a position to submit its NDA application to the FDA, as follows:

        o PRODUCTION OF HEMOTECH(TM). In order to produce HemoTech(TM) for Phase I U.S. clinical trials, we must complete certain upgrades of the current HemoTech(TM) production facilities located at Texas Tech. The initial stage of these upgrades was completed during the second quarter of 2005. Additional necessary upgrades are planned for 2006. Some of these upgrades and initiation of production are contemplated by our Stage Three sponsored research agreement with Texas Tech. We paid $287,000 to Texas Tech on January 12, 2006, when we entered into our Stage Three sponsored research agreement. We anticipate that these additional upgrades will be finished in 2006, although there can be no assurance that this will be the case, depending on, among other things, worker schedules, available materials, unexpected costs associated with construction and our ability to raise sufficient capital in order to complete such upgrades.

        o PREPARATION AND SUBMISSION OF U.S. IND APPLICATION. We started preparing our U.S. IND application on December 13, 2004, when we entered into our Stage Two sponsored research agreement with Texas Tech. Under our Stage Two sponsored research agreement, Texas Tech has agreed to assist us in preparing our U.S. IND application by providing certain services, including converting information contained in the European IND application into digital format and analyzing our proposed Phase I U.S. clinical trial testing procedures, to be set forth in our U.S. IND application. To further implement the preparation of the IND application, we had a Pre-IND meeting with the FDA on April 21, 2006. As a result of that meeting, we expect to submit the U.S. IND during 2007 at a cost of approximately $500,000 or greater, although there can be no assurance that we will meet this deadline or budgeted amount.

        o PHASE I OF OUR U.S. CLINICAL TRIALS. A Phase I U.S. clinical trial for HemoTech(TM) will commence subsequent to the acceptance of the IND application. We estimate that our Phase I clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase I U.S. clinical trials and the operational and overhead costs that we will incur during our Phase I U.S. clinical trials) could cost approximately $10.0 million, although the final cost could be more or less than this estimate, which includes the following:

                o approximately $1.4 million for the production of HemoTech(TM);

                o approximately $1.6 million for the testing of HemoTech(TM) on humans;

                o approximately $1.9 million for personnel, administrative, and operational expenses that we expect to incur during our Phase I U.S. clinical trials;

                o approximately $1.7 million for legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase I U.S. clinical trials;

                o approximately $1.6 million for research and development costs that we expect to incur during our Phase I U.S. clinical trials; and approximately $2.0 million for the initial modification of the HemoTech(TM) production facility in preparation for our Phase II U.S. clinical trials.

We expect that our Phase I U.S. clinical trials would take approximately six to nine months to complete from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the rate of production of HemoTech(TM) and the availability of patients. We estimate that we will be required to raise approximately $10 to $15 million over the next nine to ten months in order to fund our Phase I U.S. clinical trials from start to finish and to cover the related expenses described above. If submission or acceptance of our U.S. IND application is delayed for any reason, and if we are unable to raise such additional capital in a timely manner, commencement of our Phase I U.S. clinical trials would also be delayed.

    o PHASE II OF OUR U.S. CLINICAL TRIALS. A Phase II Clinical trial could commence subsequent to a successful Phase I trial. We estimate that our Phase II U.S. clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase II U.S. clinical trials and the operational and overhead costs that we will incur during our Phase II U.S. clinical trials) will cost approximately $20.0 million, which includes the following:

            o approximately $4.0 million for additional upgrades to the HemoTech(TM) production facility and the further production of HemoTech(TM);

            o approximately $4.0 million for the further testing of HemoTech(TM) and related activities;

            o approximately $4.5 million for personnel, administrative, and operational expenses that we expect to incur during our Phase II U.S. clinical trials;

            o approximately $2.5 million for legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase II U.S. clinical trials; and

            o approximately $2.5 million for research and development costs that we expect to incur during our Phase II U.S. clinical trials.

We expect that our Phase II U.S. clinical trials could be completed within approximately nine to ten months from the date we start such trials, though such trials could take significantly longer to finish, depending on, among other things, the timely completion of necessary upgrades to the HemoTech(TM) production facility and the availability of patients. If commencement or completion of our Phase I U.S. clinical trials are delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase II U.S. clinical trials immediately following completion of our Phase I U.S. clinical trials, our Phase II U.S. clinical trials will be delayed.

    o PHASE III OF OUR U.S. CLINICAL TRIALS. A Phase III Clinical trial could commence subsequent to a successful Phase II trial. At such time, and in order to cut the costs of conducting and completing our Phase III U.S. clinical trials by approximately 50%, we anticipate that we will seek to enter into a partnership with a biopharmaceutical company that has expertise in the production and marketing of biological products, although there can be no assurance that we will be able to do so. Alternatively, if we are not able to enter into such a partnership, we may seek to enter into a manufacturing arrangement with an experienced pharmaceutical manufacturer, under which such manufacturer would produce HemoTech(TM), which would significantly reduce the costs of our Phase III U.S. clinical trials by eliminating the need to build a production facility that meets the FDA's standards for Phase III U.S. clinical trials. If we are not able to enter into a partnership or find a manufacturer that is willing to manufacture HemoTech(TM) for us, we may be required to perform all aspects of the Phase III U.S. clinical trials independently. In this case, we estimate that our Phase III U.S. clinical trials (including the costs of doing additional research and development of HemoTech(TM) during our Phase III U.S. clinical trials and the operational and overhead costs that we will incur during our Phase III U.S. clinical trials) could cost approximately $195.0 million, which includes the following:

            o approximately $100.0 million to build a production facility for HemoTech(TM) that is suitable for such advanced testing and that meets the standards of the FDA as a product testing facility;

            o approximately $70.0 million for the further testing of HemoTech(TM) and related activities;

            o approximately $10.0 million for personnel, administrative, and operational expenses that we expect to incur during our Phase III U.S. clinical trials;

            o approximately $5.0 million for legal, accounting, consulting, technical and other professional fees that we expect to incur during our Phase III U.S. clinical trials; and

            o approximately $5.0 million for research and development costs that we expect to incur during our Phase III U.S. clinical trials.

We expect that our Phase III U.S. clinical trials could be finished within 15-18 months from the date we start such trials, though such trials could take significantly longer to complete, depending on, among other things, the timely completion of a suitable production facility for HemoTech(TM) and the availability of patients. If we are unable to partner with a pharmaceutical company, we estimate that we will be required to raise the approximately $200 million (or such lesser amount as may be required if we are successfully able to enter into a partnership) that we will need in order to fund our Phase III U.S. clinical trials from start to finish and to cover the related expenses described above. We would seek to raise this amount after we have commenced our Phase II U.S. clinical trials. If commencement or completion of our Phase II U.S. clinical trials is delayed for any reason, or if we are unable to raise sufficient funds to begin our Phase III U.S. clinical trials immediately following completion of our Phase II U.S. clinical trials, our Phase III U.S. clinical trials will be delayed.

The estimated costs of each of the phases of our clinical trials set forth above represent our best estimate of such expenses based on, among other things, current economic conditions and availability of materials and personnel. Since many of these phases will not even be commenced by us for another two to five years, we cannot offer any assurance that such estimates will reflect the actual amounts that we may be required to incur during each phase of our clinical trials based on, among other things, then-current economic conditions, availability of materials and personnel, and other factors that may be relevant at the time. The amounts we may actually be required to expend during any phase of our clinical trials may be significantly more than the amounts estimated by us above.

If our clinical trials are successful and we are able to meet the timelines set forth above, it is possible that an NDA could be approved by the FDA as early as 2010, although there can be no assurance that an NDA would be approved by such time, if ever. There can also be no assurance that we will be able to complete our clinical trials under the schedule described above, or ever, or that we will be able to develop a viable and marketable human blood substitute, even if we are able to complete our clinical trials. Further, we do not expect to generate any revenues until after such time as HemoTech(TM) has received FDA approval, if ever.


RESULTS OF OPERATIONS

        We are a development stage company and have not generated any revenue from inception through March 31, 2006. To date, our efforts have been principally devoted to evaluating the HemoTech(TM) technology, negotiating and entering into our license agreement and sponsored research agreements with Texas Tech, hiring employees and consultants, establishing our Board of Advisors, developing a business plan, raising capital, and engaging in other organizational and infrastructure development. In addition, during 2005 we upgraded the production facility at Texas Tech University and established an animal donor facility. Until the consummation of our October 2004 private placement, we did not have the financial resources to engage in any significant research and development activities.

        Total expenses, and thus our losses, totaled $6,112,000 from October 3, 2001 (inception) through March 31, 2006. Such losses included $3,454,000 in 2005, and $547,000 for the three month period ended March 31, 2006.

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005

        Total expenses, and thus our losses, for the three months ended March 31, 2006, were $547,000 compared with $762,000 for the same period a year ago resulting from significantly lower interest costs, offset by somewhat higher general administrative and research costs.

        Net interest costs were approximately $484,000 lower due to amortizations of debt issue and debt discount ($256,000 and $211,000 respectively) costs incurred during the first three months of 2005 that do not repeat in the 2006 period. Total amortization of these costs was completed during 2005. Interest costs relating to our 10% Convertible Promissory Notes was lower for the 2006 period as a significant portion of these notes were either converted to common stock or paid during 2005 (see Liquidity and Capital Resources section below). Interest cost for the 2006 period includes a beneficial conversion feature of $38,000 related to $200,000 principal value of those notes, which represents the difference between the conversion price and the market price at the date of conversion.

        General and Administrative costs were $372,000 for the three months ended March 31, 2006, an increase of $150,000 compared with the same period in the prior year. This increase results from the company implementation of SFAS 123(R), "stock based compensation" resulting in a charge to general and administrative expenses of approximately $54,000, and increased salary and related costs, combined with higher office expenses compared to the same period a year ago.

        Research and Development expenses were $148,000 for the 2006 period, an increase of $119,000 compared with the same period in 2005. This increase results from higher regulatory consulting costs and amortization of our Stage Three Sponsored Research Agreement with Texas Tech University. In addition, stock-based compensation related to the aforementioned implementation of SFAS 123(R) included $32,000 in 2006.

FOR THE YEAR ENDED DECEMBER 31, 2005 COMPARED TO THE YEAR ENDED
DECEMBER 31, 2004

        Total expenses, and thus our loss for the year ended December 31, 2005 was $3,454,000 compared to $1,259,000 for the same period in 2004.

        Total research and development costs increased to $289,000 in 2005 from $259,000 in 2004, an increase of $30,000. During 2004 Texas Tech University agreed to waive the antidilution provision of our licensing agreement in exchange for 135,765 shares of common stock, valued at $115,000. During November, 2004 we paid approximately $231,000 to Texas Tech University to fund Stage Two of our sponsored research agreement. Of this amount approximately $139,000 was charged to operations during 2004 and the remaining $92,000 was charged to operations during 2005. In addition, during

2005, we granted our Board of Advisors and the Acting Vice President/ Principal Investigator of Research and Development and Advisor stock options with a fair value of approximately $134,000.

        Total general and administrative costs increased $988,000 from $598,000 for the year ended December 31, 2004 compared to $1,586,000 in 2005 resulting primarily from additional professional fees and costs associated with our filing of a registration statement with the Securities and Exchange Commission effective May 13, 2005, additional administrative and office rental and related expenses, and increased salary costs and the accrual of liquidating damages.

        Total net interest charges were $1,579,000 for the year ended December 31, 2005 compared with $402,000 for the full year 2004, an increase of $1,177,000. This significant increase resulted primarily from the amortizations of debt issue costs ($830,000 in 2005 versus $194,000 in 2004) and debt discount costs ($637,000 in 2005 versus $152,000 in 2004). Interest costs associated with our 10% Convertible Notes increased from $65,000 during 2004 to $168,000 for 2005. This increase is partially due to the full year effect of the outstanding notes during 2005, compared to the partial year in 2004. During 2005 approximately $97,000 of accrued but unpaid interest was converted in to our common stock. (See also Liquidity and Capital Resources).

LIQUIDITY AND CAPITAL RESOURCES

        In October 2004, we completed a private placement of units, with each unit consisting of one 10% convertible unsecured promissory note in the principal amount of $50,000; 58,824 shares of our common stock; and a five-year warrant to purchase 117,648 shares of our common stock at an exercise price of $1.06 per share. We sold 45 units in the private placement at a price of $100,000 per unit, and we received gross proceeds of $4.5 million. Our net proceeds were $3.43 million, which included the aggregate principal amount of our 10% unsecured convertible promissory notes.

        Through October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and approximately $97,000 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of our common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, we paid the remaining outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of our common stock on or prior to October 27, 2005.

        During the period of October 28, 2005 through April 25, 2006, an aggregate of $225,000 principal amount of our notes and $18,000 of accrued but unpaid interest was converted into an aggregate of 142,812 shares of our common stock at negotiated conversion prices ranging from $1.53 to $1.96 per share. The beneficial conversion feature corresponding with the conversion of $225,000 principal value was approximately $43,000.

        On April 27, 2006, the remaining approximately $113,000 principal value of our notes and all applicable accrued interest of approximately $12,000 were paid in full.

        During the first quarter of 2006, holders of the our Class A Warrants exercised 1,877,956 Warrants held by them for an aggregate consideration of approximately $1,990,000. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

        During the period of April 1, 2006 through May 5, 2006, holders of our Class A Warrants exercised an additional 395,591 Class A warrants held by them for an aggregate consideration of approximately $419,000. The warrants were originally received as part of an October 2004 private placement by HemoBioTech.

        We intend to use our available cash (of which there is approximately $2,600,000 remaining as of March 31, 2006,) over the next twelve months to pay for the following costs and expenditures:

        o The principal and related interest on our 10% unsecured promissory notes for holders that did not either convert or extend the principal and related interest, of approximately $113,000 and approximately $12,000 respectively, as of April 25, 2006. These amounts were paid on April 27, 2006.

        o our general administrative expenses (including salaries, legal and other professional fees, consulting and advisory fees, and to pay for the costs associated with raising additional capital);

        o   preparation of our U.S. IND application and submission to the FDA;
            and

        o additional upgrades to HemoTech(TM) production facility and initiation of production of HemoTech(TM) for clinical trials.

        We believe our cash available will be sufficient to fund our current operations for the next twelve months. If our selling stockholders or warrant holders exercise any additional portion of our Class A warrants into shares of our common stock (of which there can be no guarantee), however, we will apply such unused funds to make up a portion of any shortfall we may have in the foregoing operating costs and to further develop HemoTech(TM).

        In order to complete our planned operations and initiate a complete Phase I clinical trail as well as prepare for Phase II clinical trials we will need to raise an additional $10 to $15 million within the next nine to ten months, although there can be no assurance that we can meet this timeframe. If we fail to generate enough working capital, either from future equity or debt sales, the exercise of our Warrants, or revenue, we will have to curtail our planned operations.

OFF-BALANCE SHEET ARRANGEMENTS

        We have no off-balance sheet arrangements.


                                    BUSINESS

        We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc." in the State of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware) with HemoBioTech, Inc. (Delaware) as the surviving entity. Our principal executive offices are located at 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254, and our telephone number is
(214) 540-8411.

        We are the exclusive licensee of what we believe is an innovative human blood substitute product, which we call "HemoTech(TM)". HemoTech(TM) is comprised of hemoglobin that has been isolated from bovine blood and then chemically altered to make the resulting product non-toxic. It is the combination of these elements that we believe makes HemoTech(TM) a novel product. HemoTech(TM) is intended to address an increasing, yet unmet, demand for safe and inexpensive blood in the United States and around the world. We believe HemoTech(TM) is non-toxic based on initial foreign clinical studies.

        Dr. Mario Feola and Dr. Jan Simoni, Texas Tech University Health Science Center School of Medicine ("Texas Tech") researchers and recognized blood substitute authorities, developed HemoTech(TM) over 20 years of research. HemoTech(TM) has been tested in a European pre-clinical regulatory study conducted at the Research Toxicology Centre S.p.A. in Rome, Italy, in 1990-1992 and preclinical studies at ISI St. Antimo in Naples, Italy from 1989 to 1991 and a limited human clinical trial in Africa in 1990, with what we believe to be favorable results. These initial studies suggest, although no FDA approved studies have been undertaken and there can be no assurance that later stage trials will confirm these findings, that this novel red blood cell substitute:

        o   can act as a carrier of oxygen;

        o   produces no adverse toxicity of the kidneys, or the nervous system;

        o   produces no adverse inflammatory reactions;

        o can dilate the blood vessels (which is called vasodilatory activity) and can reduce narrowing of blood vessels (or vasoconstriction) that follows hemorrhage;

        o has erythropoietic activity (which is the production of red blood cells in the body);

        o has lower oxygen affinity (which is how tightly oxygen binds to the hemoglobin) than other competing blood substitutes, approximating the oxygen affinity of native human red blood cells;

        o has the ability to remain in the blood vessels; and can sustain a close-to-normal amount of plasma in the blood.

        We have obtained an exclusive, worldwide license from Texas Tech University for the core patents covering certain key markets, including primary markets in North America, Europe and Asia. We also have a strategic partnership with Texas Tech that allows us to utilize research and production facilities at Texas Tech and Texas Tech scientists, surgeons and medical staff. Our relationship with Texas Tech is governed by license and research agreements that, among other things, grant us the exclusive worldwide intellectual property rights to the HemoTech(TM) technology in exchange for equity ownership and payment of the fees associated with our use of Texas Tech facilities, materials and personnel.

        We believe the structure of these license and research agreements could be attractive to potential pharmaceutical company partners and could be positive factors for the commercializing of HemoTech(TM).

BACKGROUND

        The development of HemoTech(TM) is based on the idea that free hemoglobin-based blood substitutes can no longer be considered simply vehicles for transporting oxygen and carbon dioxide. Rather, they should possess properties that diminish the intrinsic toxic effects of hemoglobin and help eliminate the abnormal reactions associated with the loss of blood pressure and the lowering of vital signs resulting from the loss of blood during hemorrhage. We believe we have a purification method necessary for the purity of our hemoglobin solutions. We believe this purification method will allow us to produce HemoTech(TM) in a cost-effective manner by avoiding many of the expensive and capital intensive purification methods used by some of our competitors.

        We believe the potential market for red blood cell substitutes is large and growing. The Theta Reports indicate that each year in the United States, over four million patients receive transfusions of over 14 million units of red blood cells in HemoBioTech, Inc.'s targeted markets of acute anemia, cancer and ischemia (the inadequate flow of blood due to constriction or obstruction of blood supply).

        In addition to peacetime need, emergencies typically add to the demand for blood substitutes. For many years, the U.S. military has had an interest in an effective blood substitute.

        There are several critical factors shaping the U.S. blood market. The market is facing increasing demand while the available supply remains stagnant. Banked blood continues to increase in cost and still entails risks related to infection and immune response. A safe, cost effective blood substitute has numerous advantages over the current blood supply.

        o minimize the risk of infections by infectious agents such as hepatitis and HIV (which causes AIDS) and adverse reactions in patients;

        o be compatible with all blood types, allowing earlier administration, increasing survivability for trauma patients and preventing supply shortages related to specific blood types;

        o possess a significantly longer shelf life (six months or greater) than that of donated red blood cells (42 days), allowing a wider range of administration and increased stockpiling; and

        o derived from a potentially large supply, countering the critical shortage of banked human blood worldwide.

        HemoBioTech, Inc.'s scientific team has delineated molecular mechanisms to explain both HemoTech(TM)'s non-toxicity and pharmacological activities.

        This team first identified the factors that lead to toxicity. They then developed both an isolation method that ensures the purity of Hb solutions and a chemical modification method that results in the lack of intrinsic toxicity. This research led to the development of HemoTech(TM), which, in addition to its physiological properties of Hb, has additional pharmacological activities that effectively eliminate blood vessel constriction, improve the release of oxygen into the body and produce an anti-oxidant and anti-inflammatory effect and induces erythropoiesis production (production of red blood cells).

OUR PRODUCT

        Our product, HemoTech(TM), is an oxygen-carrying solution that performs like red blood cells. It can address an increasing yet unmet demand for safe and inexpensive blood in the US and around the world. It also can address many of the medical, logistical and economical concerns associated with red blood cell transfusion.

        HemoTech(TM) is created by reacting pure bovine hemoglobin with three chemicals: o-adenosine 5'-triphosphate ("o-ATP"), o-adenosine and reduced glutathione ("GSH"). These chemicals permit chemical modification of the hemoglobin to create the observed beneficial activities of HemoTech(TM) and introduce necessary changes to the hemoglobin that control oxygen affinity and other biological activities.

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


        The use of o-adenosine has a number of biological benefits. First, it counteracts the properties of hemoglobin that cause narrowing of the blood vessels. Additionally, the o-adenosine reduces the potential of hemoglobin to cause inflammation in the body. HemoTech(TM) also relaxes hemorrhage-induced narrowing of the blood vessels. GSH permits the alteration of the surface charge of HemoTech(TM), which is also an essential feature of our novel hemoglobin modification procedure. GSH also lowers oxygen affinity to a level that is near that of native red blood cells.

        Bovine blood isolated and utilized for the commercial production of HemoTech(TM) will be taken only from healthy cows from a controlled herd with records over several generations and a controlled diet to protect against "BSE" (bovine spongiform encephalopathy, also known as mad cow disease). Immunological test for special proteins called prions which cause BSE can be utilized to test brain and spinal cord material.

        We believe that blood substitutes currently undergoing FDA trials have limited potential for success in the broad human blood use market because they generate various levels of hemoglobin-based toxicity. A number of blood substitute candidates were developed before the intrinsic toxicity of hemoglobin was identified, and few companies have modified their approach to creating blood substitutes based on recent findings related to hemoglobin toxicity because of significant investments already made to advance lead compounds through FDA trials. Based on initial studies, we believe that HemoTech(TM)'s primary benefits include:

        o   non-toxicity;

        o an oxygen affinity that closely mimics that of human red blood cells and does not cause an adverse affect that results from excessive interaction with oxygen;

        o the stimulation of the production of red blood cells in the body, which allows the body to replace its native blood supply in half the time it would otherwise take following a transfusion;

        o a half life of approximately 24 hours, which is desirable given the body's ability to produce red blood cells, which allows the body to replace it with its own supply;

        o high purification, which may eliminate the risk of infection and adverse immune reactions in patients;

        o the ability to be stored at 4(degree)C (39(degree)F) for six months or more and for an extended period when frozen (compared to 42 days for banked blood), and the ability to be stockpiled easily;

        o compatibility with all blood types and availability for administration within minutes; the ability to be produced from a ready and vast supply of cow blood; and

        o the potential to be produced at a price competitive with current banked blood and other blood substitute products.

CLINICAL STATUS

        HemoTech(TM) underwent foreign pre-clinical and human clinical testing in the late 1980's and early 1990's. Pre-clinical testing included research performed by Texas Tech at its laboratories in Lubbock, Texas in the mid to late 1980's, at ISI St. Antimo Laboratories in Naples, Italy from 1989 through 1991, and a European IND study conducted from 1990 through 1992 at the Research Toxicology Center S.p.A. (the "RTC") in Rome, Italy. This research was based on the following:

        o   in vivo animal studies; and

        o   in vitro testing using various human cell lines.

        These tests focused on:

        o   toxicity;

        o   the way in which the product affects blood vessels;

        o immunological and inflammatory activity, as well as the way in which HemoTech(TM) interacts with oxygen (which is called oxidative activity);

        o   stability; and

        o   therapeutic potential.

        We believe the results of these pre-clinical tests support HemoTech(TM)'s non-toxicity and biological activity, although there can be no assurance that future later stage trials will confirm these findings. These pre-clinical tests generated more than 80 abstracts and papers, and an official European IND report has been issued supporting the pre-clinical non-toxicity results in cell and animal studies.

        The human non-FDA clinical trial was performed at the Institut de la Recherche en Sciences de la Sante, Centre de l'Anemie S. S. (Kinshasa, Zaire) in 1990. In that study, nine children suffering from sickle cell anemia received HemoTech(TM) in significant volumes (approximately 25% of total blood volume) over a two-hour period. These patients experienced significant near-term improvements as their general condition improved, episodes in which sickle cells block the blood vessels were reduced, pain was quickly relieved, and blood vessel dilation and better tissue oxygenation were indicated. The patients were monitored over a three-month period. These studies showed no toxicity and an induction of red blood cell production. These studies were published in the medical journal, Surgical Gynecology & Obstetrics, volume 174, number 5, pages 379-386 (1992). In addition to the clinical improvements in the patients, these initial studies indicate that HemoTech(TM):

        o produces no adverse kidney, nervous system, oxidative or inflammatory reactions in humans;

        o   can reduce the narrowing of blood vessels that follows hemorrhage;

        o has low oxygen affinity and can work as a physiological oxygen carrier;

        o   induces red blood cells production in the body;

        o   has prolonged intravascular persistence; and

        o   can sustain a close-to-normal level of plasma in the blood.

        The results of the HemoTech(TM) clinical studies have not demonstrated any negative side effects. Since the results of the HemoTech(TM) clinical studies showed that the product promotes vasodilation, rather than narrowing of the blood vessels, and that the product increases red blood cell production, the product has indicated, in such clinical studies, that it is non-toxic. However, the corporation that sponsored the European IND faced financial difficulties that were independent of the HemoTech(TM) program and therefore was unable to continue to sponsor the program. Accordingly, the HemoTech(TM) technology was returned to Texas Tech in 1995. Texas Tech subsequently constructed a production facility for HemoTech(TM) and attempted to raise money to support the research, development, testing and commercialization of HemoTech(TM), but these activities were outside the scope of Texas Tech's expertise, so the university then sought to license the HemoTech(TM) technology. In 2001, we entered into our license agreement with Texas Tech.

        We believe the results of the HemoTech(TM) clinical trials are significant because they represent a rare example of a non-toxic administration of a blood substitute product. Furthermore, this trial demonstrated in humans the pharmacological activity of HemoTech(TM). There can be no assurance, however, that future trials will support or confirm these findings.

        The HemoBioTech team, under the direction of Dr. Simoni, is currently working on advanced research in the fields of toxicity and efficacy which will be funded by us, and expects to develop innovative modifications of the existing patented technology resulting in new clinical applications for HemoTech(TM) in the following areas:

        o   trauma and blood disorders;

        o   cardiopulmonary bypass surgery including angioplasty;

        o   organ and tissue transplantation; and

        o   oncology (the treatment of cancer).

        One of the chief objectives of the team is to further evaluate the pharmacological effects of HemoTech(TM). The proposed research is aimed at further understanding the vasodilatory and anti-inflammatory action of HemoTech(TM) at the molecular level. The team also is developing improved laboratory methods for the evaluation of clinical samples during HemoTech(TM)'s human trials, which will be licensed by us.

RESEARCH AND DEVELOPMENT ACTIVITIES

        During the years ended December 31, 2005, and 2004, and the three months ended March 31, 2006 and 2005 respectively, our financial statements reflect approximately $289,000, $259,000, $148,000 and $29,000 respectively, charged to expense for research and development activities.

        In July 2002, we entered into a sponsored research agreement with TTU for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to December 31, 2006. The agreement may be terminated by either party on 90 days written notice. In November 2004, we agreed to fund the next phase of its research under the sponsored research agreement through November 30, 2005 for a fixed fee of approximately $231,000, which was paid in December 2004.

        In January 2006, we entered into a Stage Three Sponsored Research Agreement with Texas Tech University for the period January 1, 2006, to December 31, 2006. In connection therewith, we made an initial payment of approximately $287,000. Additional payments, if any, will be made to Texas Tech University pursuant to the Plan of Operations described in management's discussion and analysis.

INTELLECTUAL PROPERTY

        We have licensed from Texas Tech exclusive worldwide rights to HemoTech(TM) under a U.S. patent issued in August 1995. The patent, U.S. Patent No. 5,439,882, entitled "Blood Substitute," and its foreign counterparts, claim various alternative compositions of the novel blood substitute based on hemoglobin of both bovine and human origin as well as methods for its production and use. Protection under the August 1995 U.S. patent expires on or after August 8, 2012. We also have exclusive rights to a new patent application entitled, "Method of Treating Acute Blood Loss" which describes HemoTech(TM)'s induction of erythropoesis, the mechanism of induction and use. The patent application was filed with the U.S. Patent Office on May 16, 2006.

        Under the terms of the license agreement, we issued to Texas Tech in lieu of any royalties, licensing fees, sublicensing fees and any other payments (other than certain patent maintenance costs), 678,820 shares (approximately 5% of our then-authorized common stock) to Texas Tech. These shares initially were subject to anti-dilution protection until such time as we expend at least $15,000,000 on the research, development, testing and commercialization of HemoTech(TM). In connection with the issuance of units in our October 2004 private placement, in lieu of receiving the entire number of shares of common stock to which it would have been entitled as a result of our issuance of units, under the terms of a letter agreement with us, dated May 20, 2004, Texas Tech agreed to accept an additional 135,765 shares of our common stock and an aggregate payment of $60,000 (including payment of patent maintenance costs and expenses paid by Texas Tech) in exchange for removing the anti-dilution provision. We have not made any other payments to Texas Tech under the license agreement and we are not required to make any payments under the license agreement except as follows:

        o to reimburse Texas Tech for certain patent maintenance costs of the HemoTech(TM) patent and any other patent that becomes covered by the license agreement, within 30 days of receiving notice from Texas Tech that such amounts are due;

        o to pay prosecution costs and costs of foreign counterpart applications on all future "designated inventions," which includes patentable inventions created by Texas Tech's employees under the sponsored research agreement; and

        o   Cost to maintain our patent position in 21 foreign countries.

        Under the terms of our license agreement with Texas Tech, title to inventions made solely by inventive contributions of employees of Texas Tech shall be owned by Texas Tech, title to inventions made solely by inventive contributions of employees of HemoBioTech, shall be owned by HemoBioTech; and title to inventions made by joint inventive contributions of employees of both Texas Tech and HemoBioTech shall be jointly owned by Texas Tech and HemoBioTech. In addition to the proposed erythropoiesis patent, we, working with Texas Tech, are developing a broad patent strategy that focuses on improvements in production and purification methods used in the manufacturing of HemoTech(TM), use of HemoTech(TM) and other potential future product formulations for specific medical indications, formulaic modifications of HemoTech(TM)'s platform technology and use of the platform technology for other targets.

        In addition to our U.S. rights, we enjoy patent protection in several European and Asian nations as well as Australia and Canada. In all, our licensed foreign patents have been issued by or designated (in the case of patents issued by the European Patent Office) in 21 foreign nations. Furthermore, continued testing of HemoTech(TM) may, although there can be no assurance, result in refinements that are patentable, thereby extending patent protection for forthcoming HemoTech(TM) derivatives.

MARKET OPPORTUNITY

        We believe the potential market for red blood cell substitutes is large and growing. The Theta Reports indicate that each year in the United States, over four million patients receive transfusions of over 14 million units of red blood cells in HemoBioTech's targeted markets of acute anemia, cancer and ischemia (the inadequate flow of oxygenated blood due to insufficient blood supply).

        In addition to peacetime need, emergencies typically add to the demand for blood substitutes. For many years, the U.S. Army has been a leading proponent for an effective blood substitute.

THE NEED FOR BLOOD SUBSTITUTES

        There are several critical factors shaping the U.S. market. The market is facing increasing demand while the available supply remains stagnant. Banked blood continues to increase in cost and still entails risks related to infection and immune response. A safe, cost effective blood substitute has numerous advantages over the current blood supply. We believe that, among other qualities, an effective blood substitute would:

        o minimize the risk of infections by infectious agents such as Hepatitis and HIV (which causes AIDS) and adverse reactions in patients;

        o be compatible with all blood types, allowing earlier administration, increasing survivability for trauma patients and preventing supply shortages related to specific blood types;

        o possess a significantly longer shelf life (6 months or greater) than that of donated red blood cells (42 days), allowing a wider range of administration and increased stockpiling; and

        o derived from a potentially large supply, countering the critical shortage of banked human blood worldwide.

SUPPLY AND DEMAND

        According to the Foundation for American Blood Centers, the United States faced an estimated shortfall of more than one million units of safe blood in 2003. In the face of this deficit, many cities are looking overseas to address their blood shortages. For example, according to Crain's New York Business News, New York City has imported more than 25% of its blood supply from Europe.

        According to BLOOD TRANSFUSIONS: KNOWING YOUR OPTIONS, a publication of the Pall Corporation, more than 43% of all blood products are used for people 65 and older. This older segment of the population is expected to grow 14% in the next 10 years, almost twice as fast as the rest of the population. Thus, the shortage of red blood cells is expected to increase dramatically as more baby boomers age and the number of cardiac surgeries, cancer treatments, hip and knee replacements, head injury treatments, organ transplants and other surgeries also increase. While blood donations have generally increased by 1-2% annually, the American Red Cross estimates that blood transfusion demand is on pace to increase by 6-8% annually. Worldwide, the shortage is even greater. The World Health Organization estimated a worldwide shortage of 25 million units of blood in 2002.

INCREASING COST

        According to Tissue Link Medical, Technical Brief No. 305, the actual cost of a red blood cell transfusion has increased dramatically in recent years and currently ranges between $500-1,000 per unit of blood. The major factors contributing to this increase include additional costs related to testing, screening, processing, type matching and overhead. In light of recent stricter guidelines to ensure the safety of blood, such as more stringent screening for transmittable diseases and standard leukoreduction (eliminating the white blood cells that can carry infections), the cost of blood is expected to continue to rise.

BLOOD SUPPLY SAFETY

        Sensitive screening tests in the United States have greatly reduced the risk of infectious disease transmission in the domestic population, but unacceptable risks still remain. Based on a 2001 report of the American Association of Blood Banks, the risk of infection from, or adverse reaction to, a single blood transfusion is:

        o   1:100 for minor allergic reactions

        o   1:2,500 for bacterial infections

        o   1:50,000 for human T cell Leukemia virus

        o   1:250,000 for Hepatitis B

        o   1:543,000 for Hepatitis C

        o   1:600,000 for fatal hemolytic reaction

        o   1:1,930,000 for HIV

        These probabilities compound quickly, however, for major procedures, such as organ transplants and trauma, which require 50 units of blood on average. Even in minor surgeries, which require six to eight units of blood, the probabilities of contracting infections or experiencing adverse reactions are not insignificant.

        We believe that our product's initial foreign clinical testing produced data that supported HemoTech(TM)'s biological activity and non-toxicity in humans. Additionally, the product demonstrated anti-inflammatory and vasodilatory activity, as well as erythropoietic activity. No negative side effects have been seen to date, prompting more than 80 abstracts and papers, and an official European Investigational of New Drug Application supporting the preclinical non-toxicity results in cell and animal studies. Subsequent to HemoTech(TM)'s clinical studies, HemoBioTech's researchers delineated the molecular mechanisms of HemoTech(TM). These data confirm the properties of HemoTech(TM) observed during clinical studies and constitute positive support for potential future FDA regulatory filings by HemoBioTech as well as valuable information for future product research and development.

PRODUCTION AND MATERIAL SUPPLY

        Our proprietary production method consists of reacting pure bovine hemoglobin with three chemicals--o-adenosine 5'-triphosphate (o-ATP), o-adenosine, and reduced glutathione (GSH)--chemically modifying the hemoglobin to create beneficial activities and effect changes that control oxygen affinity and other biological activities. A benefit of o-adenosine is that it counteracts the hemoglobin properties that cause the narrowing of blood vessels. It also reduces the potential of hemoglobin to cause inflammation.

        The preference for bovine hemoglobin as an erythrocyte substitute, first proposed by the Texas Tech researchers, was based on indications that bovine hemoglobin was more effective than isolated human hemoglobin at transporting oxygen; that bovine erythrocytes were widely available; and that human and bovine diseases transmissible by blood could be avoided by collecting erythrocytes exclusively from select healthy cattle. Bovine blood isolated and utilized for production of HemoTech(TM) is taken only from healthy cows, from a controlled herd.

        HemoBioTech has the exclusive worldwide license from Texas Tech covering all intellectual property associated with HemoTech(TM). Further, we have access to Texas Tech staff and equipment necessary to produce, test, and certify HemoTech(TM), with access to University laboratory facilities and a blood substitute production facility Texas Tech has constructed on its campus specifically for the production of HemoTech(TM). HemoBioTech has the right to assist in recruiting personnel, including student interns, and obtaining state and federal grants for its research, development, and manufacturing programs.

        HemoBioTech reimburses Texas Tech for any operational and overhead costs associated with researching, developing, producing, and commercializing HemoTech(TM) and any other technologies that may be developed by Texas Tech during the term of the agreement. The initial term of this agreement expires on December 31, 2006, but by mutual agreement, the parties may extend this period for up to two additional years or more depending on need as negotiated.

BUSINESS STRATEGIES

        We believe the most likely path to commercialization of HemoTech(TM), if ever developed and approved for sale, will involve a partnership with a major pharmaceutical company. Because commercialization of a major pharmaceutical requires a significant amount of capital, HemoBioTech will seek to identify and enter into partnership agreements, as opposed to a license agreement, with one or more pharmaceutical companies to partner in the late stages of clinical trials.

        HemoBioTech's ability to research, develop, and successfully commercialize HemoTech(TM) is dependent upon its collaborative relationships with Texas Tech as well as Regulus Pharmaceutical Consulting, LLC (Regulus) and Origin Pharmaceutical Services Ltd. (Origin), a regulatory consulting firm and clinical research organization (CRO), respectively.

        Regulus and Origin will collaborate on key projects and are assisting HemoBioTech in their creation and submission of the U.S. IND (Investigation of a New Drug) application. BioLink Life Services, Inc. also provides consulting services for the U.S. IND.

        In order to achieve its goal, HemoBioTech has determined that it must meet the following objectives:

        o Upgrade its Current Production Facilities. To produce HemoTech(TM) for Phase I U.S. clinical trials, HemoBioTech must complete upgrades to its current production facilities at Texas Tech. The initial phase of this plan was completed at the end of the second quarter of 2005, at a cost of approximately $25,000. The second phase is expected to be completed by mid 2006. Financing the initial phase was included in HemoBioTech's Stage Two sponsored research agreement payment to Texas Tech in December 2004 and the additional upgrade is part of the Stage Three sponsor agreement signed in 2006 as well as additional expenditures if necessary. In addition to the amount paid to Texas Tech University as part of the Stage Three agreement, we estimate that additional upgrades will be necessary.

        o Preparation and Submission of U.S. IND Application. We started preparing our U.S. IND application on December 13, 2004, when we entered into our Stage Two sponsored research agreement with Texas tech. Under our Stage Two sponsored research agreement, Texas Tech has agreed to assist us in preparing our U.S. IND application by providing certain services, including converting information contained in the European IND application into digital format and analyzing our proposed Phase I U.S. clinical trial testing procedures, to be set forth in our U.S. IND application. To further implement the preparation of the IND application, we had a Pre-IND meeting with the FDA on April 21, 2006. As a result of that meeting, we expect to submit the U.S. IND during 2007 at a cost of approximately $500,000 or greater, although there can be no assurance that we will meet this deadline or budgeted amount.

        o Clinical Trials. Phase I clinical trials for HemoTech(TM) could commence subsequent to the acceptance of the IND application. A Phase II clinical trial for HemoTech(TM) could commence subsequent to a successful Phase I clinical trial.

COMPETITION

        If approved for commercial manufacture and marketing, we believe HemoTech(TM) will have a unique competitive advantage over other products under testing or under development since we believe HemoTech(TM) is the only product that addresses all aspects of the intrinsic toxicity (vasoconstriction, oxidative stress and inflammatory reactions) of hemoglobin. We believe the lack of toxicity in HemoTech(TM) is due to the chemical modification of the hemoglobin in our product. Furthermore, we believe our bovine-derived red blood cell product provides HemoTech(TM) with an additional competitive edge over products developed from outdated human red blood cells or from perfluorochemicals (which are synthetic chemical blood substitutes), because bovine blood is safer, more readily available, more convenient and more cost effective.

        Our key competitors include:

        o Northfield Laboratories has been developing PolyHeme(R), which is based on hemoglobin from what we believe to be outdated human blood. Although Northfield completed its Phase III U.S. clinical trials, in 2002 Northfield's product was rejected by the FDA for use in elective surgery due to results concerning safety and efficacy. Northfield is continuing to test PolyHeme(R) in Phase III U.S. clinical trials for use in ambulatory trauma cases. Since Northfield's product is in Phase III U.S. clinical trials, it could be deemed to be at a more advanced trial stage than HemoBioTech, although their product was previously rejected by the FDA for use in elective surgery.

        o Biopure Corporation has been developing Hemopure(R), a bovine hemoglobin-based blood substitute. Although Biopure completed its Phase III U.S. clinical trials, Biopure's product failed to receive a biologic license application clearance from the FDA in 2003. The FDA has asked Biopure to perform additional safety testing on its product.

        o Sangart, Inc. has created a hemoglobin-based blood substitute, Hemospan. The product is in Phase I clinical testing in Europe.

        o SynZyme is developing HemoZyme, a hemoglobin-based blood. Since HemoZyme has only been tested in animals, we believe it is not at a more advanced trial stage than HemoBioTech.

        o Alliance Pharmaceutical has been developing Oxygent(TM), which is based on flurocarbon-based blood substitute. Alliance Pharmaceutical discontinued its U.S. clinical trials.

        o Synthetic Blood International, Inc., is a development stage company, developing biotechnology products. It specializes in creating pharmaceuticals and medical devices in the fields of liquid ventilation, oxygen therapeutics, implanted glucose sensing, and blood substitutes using flurocarbon-based technology. Prior flurocarbon-based technologies have suffered from toxicity.

GOVERNMENT REGULATION

        HemoBioTech, Inc.'s product, manufacturing activities, and proposed clinical trial of that product are subject to regulation by the United States Food and Drug Administration ("FDA") and by other federal, state, local and foreign authorities. Pursuant to the Food, Drug, and Cosmetic Act of 1938, as amended ("FD&C Act"), the Public Health Service Act ("PHS Act"), and the regulations promulgated thereunder, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of drugs and biologics, including blood and blood substitutes. The FDA has expansive regulatory authority which may be enforced through product recalls, seizures and other civil and criminal sanctions. The FDA is considering changes to its approach to "follow-on biological" products (which are the biological product equivalent to generic pharmaceutical products). Changes that would facilitate the approval of such products could have an adverse impact on our long term strategy to the extent that its product is deemed to be a biological product.

        FDA Approval Process Preclinical and Clincial Trials. A new drug or biologic cannot be distributed in the united States unless approved by the FDA; FDA approval of new drugs and biologics comes at end of a lengthy process and only after the FDA determines that the article at issue is safe and effective for its intended use or uses. Whether FDA approves a product is a function of the agency's discretion.

        In order to gather sufficient data to demonstrate the safety and efficacy of a new drug or biologic, the manufacturer is usually required to sponsor clinical trials, i.e., trials in humans, under the jurisdiction of the FDA. In order to conduct or sponsor a clinical trial of a new drug or biologic, the manufacturer must submit an Investigational New Drug ("IND") application. The IND application must contain sufficient and specific animal test data, toxicological, pharmacological and other data to assure FDA that the initial clinical trial will not endanger the health of the patients or subjects involved. We have not submitted an IND to clinically test HemoTech(TM) in the United States, but anticipate submitting the IND in the first half of 2006. We will include in its IND application for HemoTech(TM) the results of the use of HemoTech(TM) in other countries. A company may not begin clinically testing until its IND has been approved by the FDA or 30 days have elapsed since the filing and the FDA has not objected. However, as a practical matter, few manufacturers will begin clinical testing of the FDA has expressed concern about the proposed study.

        The FDA recognizes three clinical trial phases and there is usually a separate IND and separate IND approval for each phase. A Phase I study is typically closely monitored and may be conducted in patients or volunteer subjects. These studies are designed, in part, to determine the metabolic and pharmacologic actions of the drug or biologic, the side effects associated with increasing doses, to gain early evidence, if possible, of its effectiveness, and gather sufficient information to permit the design of well-controlled, scientifically valid Phase II study. Usually, a Phase I study involves between 20 and 80 subjects or patients, as the case may be.

        Phase II studies include controlled clinical studies to evaluate the effectiveness of the drug or biologic for a particular indication in patients with a given condition under study to determine the common short-term side effects and risks associated with the drug or biologic. Phase II studies are well controlled, closely monitored, and conducted on a relatively small cohort usually involving no more than several hundred patients.

        Phase III studies are expanded, well controlled and closely monitored studies designed to provide sufficient data so that FDA can determine the product's effectiveness and safety and to provide adequate basis for physician labeling. Phase III studies usually include from several hundred to several thousand patients.

        Research and development activities are costly, time-consuming, and may not be successful, and there can be no assurance that our product candidate, HemoTech(TM), even if it is approved to enter Phase I clinical trials, will be approved to enter subsequent phases or will be approved for marketing by the FDA. Moreover, even after completion of a Phase III study, FDA may decline to approve the New Drug Application (NDA) or Biologics License Application (BLA), as the case may be.

        FDA Regulation. The FDA closely regulates companies that sponsor clinical trials, that manufacture drugs or biologics that are being clinically tested or that manufacture approved products. The FDA may conduct an inspection of any company facility and may take regulatory action if it believes that the company has violated the FD&C Act or PHS Act, including by way of example, issuing observational findings (FDA 483), issuing a Warning Letter, seizing products, placing a "hold" on an IND, revoking INDs, revoking approved NDAs or BLAs, or criminally prosecuting the company or its employees. During clinical testing phases, FDA may inspect to ensure, among other things, that the health and welfare of the patients enrolled in clinical studies are being appropriately protected, that all subjects have executed informed consent forms approved by an Institutional Review Board, and that the product is being manufactured in a way that ensures that it is not adulterated. Post approval surveillance by the FDA is equally rigorous.

        FDA Good Manufacturing Processes and Reporting. The FDA requires drug and biologics manufacturers to comply with Good Manufacturing Practices regulations. The regulations require that manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; drug or biologics components or raw materials; manufacturing specifications and processes; labeling and packaging; in-process and finished product inspection and acceptance; and record keeping requirements.

EMPLOYEES

        As of March 31, 2006, we have five full-time employees and four employees through a contract with Texas Tech. Outside consultants are employed as needed to provide various services. We rely heavily on personnel employed by Texas Tech who provide services to us under the sponsored research agreement. In addition, we also employ outside consultants from time to time to provide various services. We have experienced good employee relations and are not and never have been a party to a collective bargaining agreement.

                                   MANAGEMENT

                        EXECUTIVE OFFICERS AND DIRECTORS

        The following table shows the positions held by our Board of Directors and executive officers, and their ages, as of April 25, 2006.

NAME                       AGE    POSITION
ARTHUR P. BOLLON, PH.D.     63    Chairman of the Board of Directors, President
                                  and Chief Executive Officer

MARK J. ROSENBLUM, CPA      52    Chief Financial Officer and Secretary

MARIO FEOLA, M.D.           79    Chief Medical Officer

JAN SIMONI, PHD., DVM       55    Acting Vice President and Principal
                                  Investigator of Research and Development and Advisor

GHASSAN NINO, CPA, CMA      38    Director

ROBERT COMER, CPA, M.B.A.   73    Audit Committee, (Chair); Nominating and
                                  Corporate Governance Committee

WALTER HAEUSSLER, J.D.      69    Audit Committee; Compensation Committee;
                                  Nominating and Corporate Governance Committee

ROBERT BARON                66    Audit Committee; Compensation Committee,
                                  (Chair); Nominating and Corporate Governance
                                  Committee, (Chair)

LT. GENERAL BERNHARD        75    Audit Committee; Compensation Committee;
MITTEMEYER, M.D.                  Nominating and Corporate Governance Committee
(US ARMY, RETIRED)

        ARTHUR P. BOLLON has served on a full-time basis as our Chairman of the Board, President and Chief Executive Officer since April 8, 2003. In November, 2003 Dr. Bollon implemented the merger of the predecessor company HemoBioTech, a Texas Corporation into the current HemoBioTech, the Delaware corporation. Since 2004 Dr. Bollon has been on the Advisory Board of the Institute of Biomedical Sciences and Technology (IBMST) created at the University of Texas at Dallas. In 2003, Dr. Bollon co-founded Biogress, LLC, a biotechnology service company, and co-founded Quantum Biotech Inc., a post genomics biotechnology company. In 1991, Dr. Bollon was a founder of Cytoclonal Pharmaceutics, Inc., a publicly traded biopharmaceutical company, and served as Chairman, President and Chief Executive between 1991 and 2002. Cytoclonal Pharmaceutics completed an initial public offering in 1995. In 1987, Dr. Bollon was a founder of Wadley Biosciences Inc./Lymphokine Partners, a partnership between Wadley Cancer Center and Philips Petroleum. Between 1987 and 1990, Dr. Bollon was Chairman and CEO of the Wadley Biosciences Inc. Between 1979 and 1987, Dr. Bollon served as Chairman of the Department of Molecular Genetics and Director of Genetic Engineering at the Wadley Cancer Center. Between 1972 and 1979, Dr. Bollon served as an Assistant Professor at the University of Texas Health Science Center in Dallas. He received his Ph.D. in Molecular Genetics from Rutgers University and was a Post Doctorate Fellow at Yale University.

        MARK J. ROSENBLUM joined us as our Chief Financial Officer on April 1, 2005 and became Secretary on April 6, 2005. Between 1996 and 2003, Mr. Rosenblum was the Chief Accounting Officer, Vice President and Controller at Wellman, Inc., a public chemical manufacturer. Between 1990 and 1996, he was Vice President and Controller of Wellman, and between 1985 and 1990, Mr. Rosenblum was Corporate Controller of Wellman. Before joining Wellman in 1985, Mr. Rosenblum served as Plant Controller for Celanese Corp., a public chemical manufacturer. He was previously a staff accountant at Haskins & Sells (now Deloitte & Touche) between 1977 and 1980. Mr. Rosenblum received his Masters of Accountancy and his B.S. degree in Accounting from the University of South Carolina. Mr. Rosenblum is a certified public accountant.

        MARIO FEOLA has been our full-time Chief Medical Officer since November 1, 2004. From December 14, 2003 through October 31, 2004, Dr. Feola served as our Chief Medical Officer on a part-time basis. Between 1994 and 2004, Dr. Feola served as the Chief of Surgery at the Veteran's Affairs Hospital in Amarillo, Texas and since 1977, Dr. Feola has served as a Professor of Surgery at Texas Tech. Dr. Feola has authored or co-authored more than 100 papers, book chapters and research abstracts. Dr. Feola continues to be a speaker at many national and international blood substitute conferences and is a member of numerous scientific and professional organizations. He received his M.D. degree from the University of Naples, Italy.

        JAN SIMONI has served as our Acting Vice President and Principal Investigator of Research and Development since November 2002. On July 13, 2005, we entered into an advisory agreement Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including our second generation blood substitute, HemoTech(TM). Since 1993, Dr. Simoni has also served as the Blood Substitute Group Leader and an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech. Between 1990 and 2002, Dr. Simoni served as an Assistant Professor of Research in the Department of Surgery at Texas Tech. Between 1985 and 1990, Dr. Simoni was a Medical Researcher and Research Instructor in the Department of Surgery at Texas Tech. Previously, Dr. Simoni served as a Research Scientist and Senior Lecturer in the Department of Pathophysiology at the Agricultural University of Wroclaw. Dr. Simoni is the author or co-author of more than 100 papers, book chapters, monographs and scientific abstracts. Dr. Simoni is a member of a number of scientific and professional organizations, including the National Research Honor Society, the American Society for Artificial Internal Organs, and the International Society for Artificial Cells, Blood Substitutes and Immobilization Biotechnology. Dr. Simoni received his Ph.D. from the Agricultural University of Wroclaw in Wroclaw, Poland. Dr. Simoni is compensated directly by Texas Tech in accordance with the terms of our sponsored research agreement with Texas Tech, for which we reimburse Texas Tech. See "Executive Compensation" below for a discussion of our sponsored research agreement with Texas Tech.

        GHASSAN NINO has served as our Vice Chairman of the Board since October 6, 2003. Mr. Nino founded our predecessor-in-interest, HemoBioTech, Inc., a Texas corporation, in December 2001. Between October 6, 2003 and July 15, 2004, Mr. Nino served as our Vice Chairman and Acting Chief Financial Officer under the terms of an Employment Agreement with our company, dated October 6, 2003. Mr. Nino resigned as our employee and officer, effective as of July 15, 2004, and continues to serve as our non-executive Vice Chairman of the Board. Between January 2002 and April 2003, Mr. Nino served as Chairman and Interim Chief Executive Officer of HemoBioTech, Inc., a Texas corporation. In April 2003, Mr. Nino co-founded Biogress LLC, a biotech service company, and has served as its managing director since that time. In April 2002, Mr. Nino founded Pave Systems Inc., a technology software company, and has served as its managing director since that time. In August 1998, Mr. Nino founded Ascend Mobility, Inc., a business and technology advisory company, and served as a director of Ascend until March 2004. Mr. Nino is also affiliated with Quantum Biotech Inc., a post genome biotech company, and expects to continue devoting time to these and other ventures during his tenure with us. Between 1997 and 1998, Mr. Nino was a Practice Development Director at Deloitte Touche Tohmatsu. Mr. Nino received his M.B.A. degree from California State, Fullerton.

        ROBERT COMER has served as a director since April 06, 2005, currently serves as Chairman of the Audit Committee and is a member of the Nominating and Corporate Governance Committee. From 1994 to the present, Mr. Comer has been involved in contract consulting and served as our Acting Chief Financial Officer between November 18, 2004 and April 1, 2005. From 1991 to 1994, he served as Chief Financial Officer of Banc One Management and Consulting Corporation. From 1987 to 1991, Mr. Comer was Managing Partner of Robert W. Comer & Associates. From 1985 to 1987, Mr. Comer was a Director of Financial Management Services of InterFirst Corporation. From 1969 to 1981, Mr. Comer was an audit partner with Arthur Andersen & Co. Mr. Comer received his B.S. and M.B.A. degrees from Indiana University.

        WALTER HAEUSSLER, now retired from the private practice of law, has served as a member of our Board of Directors since March 2004 and currently serves on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Between August 1998 and August 2002, Mr. Haeussler served as the Director of Technology Transfer at Texas Tech. Between August 2002 and March 2004, he served as General Counsel to Advisys Inc., an animal biotech company. Between July 1993 and August 1998, Mr. Haeussler served as the President of the Cornell Research Foundation at Cornell University. Between 1972 and 1983, Mr. Haeussler was the Managing Partner of Jones Tallar & Cooper, an intellectual property law firm. Mr. Haeussler serves as a member of the Board of Directors of Thoriun Power, Inc., an alternate energy source company. Mr. Haeussler received his J.D. degree from Duquesne University.

        ROBERT BARON has served as a member of our Board of Directors since November 11, 2004 and currently serves as the Chairman of the Nominating and Corporate Governance Committee and Chairman of the Compensation Committee. He has been a member of the Board of Directors of Exegenics, Inc., a development stage biotechnology company which has focused in areas unrelated to blood substitutes of hemoglobin technologies, since December 16, 2004. From 1998 to September 2004, he served as President of Cash City Inc., a payday advance and check cashing business. From 1997 to 1999, Mr. Baron served as President of East Coast Operations of CSS/TSC, a subsidiary of Tultex, Inc., a New York Stock Exchange listed company engaged in the manufacturing of activewear products, such as t-shirts. From 1986 to 1997, Mr. Baron served as Chairman of T-Shirt City Inc., a company engaged in the distribution of activewear products. Mr. Baron received his B.S. degree from Ohio State University.

        LT. GENERAL BERNHARD MITTEMEYER, M.D. (U.S. ARMY, RETIRED) has served as a member of our Board of Directors since December 10, 2004, and currently serves on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Dr. Mittemeyer served as our Advisory Board Chairman from November 5, 2003 to December 9, 2004. Effective July 1, 2006, Dr. Mittemeyer has been named as Interim President of the Texas Tech University Health Sciences Center. From July 2005 through June 2006, Dr. Mittemeyer has held the position of Interim Dean of the School of Medicine, Texas Tech University Health Sciences Center. Since 1998, Dr. Mittemeyer has served in the Department of Urology at Texas Tech University Health Sciences Center and since 1986, he has served as a Professor of Surgery in the Department of Surgery at Texas Tech University Sciences Health Center. Between October 1981 and February 1985, Dr. Mittemeyer was The Surgeon General of the Department of the Army at the Pentagon, Washington, D.C. Between June 1980 and September 1981, he was Chief Executive Officer Commander of Walter Reed Army Medical Center. Between 1976 and 1977, Dr. Mittemeyer was the Chief of the Surgery Department at the Walter Reed Army Medical Center in Washington, D.C. Between 1974 and 1976, he served as the Chief of Urological Surgery Service and Urological Residency Training Program at the Walter Reed Army Medical Center. He previously served as the Assistant Chief of Urological Surgery Service and Urological Residency Training Program at the Walter Reed Army Medical Center. Dr. Mittemeyer has been a visiting professor at numerous medical schools throughout the United States. His military distinctions include the Meritorious Service Medal, the Distinguished Service Medal, and the Distinguished Flying Cross. He serves as a member of numerous committees and advisory Boards, including the Prostate Cancer Prevention Committee of the American Cancer Society and the Vietnam Center Advisory Board. Dr. Mittemeyer received his M.D. degree from Temple University.

        There are no family relationships among our executive officers and directors. No executive officer has been a general partner or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No executive officer has been the subject of any order, judgment, or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No executive officer has been found by a court to have violated a federal or state securities or commodities law.

CONSULTANTS AND ADVISORS

        We utilizes various consultants and advisors for research, development and testing of its technologies and products. We periodically confer with such consultants and advisors as necessary to discuss research, development and testing strategies and specific details of certain projects. Certain of the listed consultants and advisors have entered into agreements specifying the terms and scope of their individual advisory relationship with us. We do not believe that termination of any individual consulting or advisory agreement would materially affect our business. None of the consultants or advisors are employed by us and, therefore, may have commitments to, or consulting or advisory contracts with, other entities which may compete with their obligations to us. Our consultants and advisors are as follows:

        FREDERICK FRANK, BUSINESS ADVISORY DIRECTOR. Mr. Frank has served as a member of our Business Advisory Board since November 14, 2003. Since 1969, Mr. Frank has also served as the Vice Chairman of Lehman Brothers. Before such time, Mr. Frank was Vice President and Director of Smith, Barney & Co. Mr. Frank has served as a member of the Board of Directors of each of Diagnostic Products Corp., a public company that develops, manufactures and markets immunodiagnostic systems and immunochemistry kits, Pharmaceutical Product Development Inc., a public company that provides drug discovery and development services to pharmaceutical and biotechnology companies, and Landec Corp., a public company that designs, develops and sells polymer products for food and agricultural applications. Mr. Frank has also served on Pharmaceutical Product Development's nominating and audit committees within the last five years. He is a certified public accountant and received his M.B.A. from Stanford University.

        LT. GENERAL RONALD R. BLANCK, D.O., (U.S. ARMY, RETIRED), SCIENTIFIC ADVISOR. Dr. Blanck has served as one of our Scientific Advisors since November 4, 2003. Since 2000, Dr. Blanck has served as the President of the University of North Texas Health Science Center at Fort Worth. Between 1968 and 2000, Dr. Blanck served as the U.S. Army Surgeon General. Dr. Blanck also serves as a member of the Board of Directors of Carrington Laboratories, Inc., a public researchbased biopharmaceutical, medical device, raw materials and nutraceutical company that is engaged in the development, manufacturing and marketing of naturally-derived complex carbohydrates and other natural product therapeutics for the treatment of major illnesses, the dressing and management of wounds and nutritional supplements. Dr. Blanck's military honors include Distinguished Service Medals, the Defense Superior Service Medal, the Legion of Merit, the Bronze Star and Meritorious Service and Army Commendation Medals. Dr. Blanck is a graduate of the Philadelphia College of Osteopathic Medicine.

        G. TOM SHIRES, M.D., FACS, SCIENTIFIC ADVISOR. Dr. Shires has served as one of our Scientific Advisors since December 2003. Since 1997, Dr. Shires has served as Professor of Surgery at the University of Nevada School of Medicine. Between 1991 and 1997, Dr. Shires was Chairman of Surgery at Texas Tech University Health Sciences Center. Between 1975 and 1991, he served as Chairman of Surgery at Cornell University Medical College and was previously Chairman of Surgery at the University of Washington School of Medicine from 1974 to 1975 and Chairman of Surgery at University of Texas Southwestern Medical School from 1960 to 1974. Dr. Shires received his M.D. from the University of Texas Southwestern Medical School.

        LAWRENCE HELSON, M.D., FAAP, SCIENTIFIC ADVISOR. Dr. Helson has served as one of our Scientific Advisors since October 2004. Since 2001, Dr. Helson has been a Vice President Clinical Affairs and Bioresearch for Napro Biotherapeutics Inc. Since 2003, Dr. Helson has been a consultant with Meyers Associates. From 1974 to 1986, Dr. Helson was an Associate Professor of Pediatrics at Cornell University Medical School. From 1972 to 1984, Dr. Helson was an Assistant Member, and from 1984 to 1986 an Associate Member, of Memorial Sloan Kettering Cancer Center. Dr. Helson received his M.D. degree from the University of Geneva School of Medicine.

BOARD COMMITTEES

        The Company has a standing Audit Committee, which was formed in April, 2005, a standing Compensation Committee, which was formed in April, 2005, and a standing Nominating and Corporate Governance Committee, which was formed in May 2006.

        During 2005, the Audit Committee consisted of Robert Comer (Chairman), Bernhard Mittemeyer, Robert Baron and Walter Haeussler. Effective May 3, 2006, the Audit Committee consists of Bernhard Mittemeyer, Robert Comer (Chairman), Robert Baron and Walter Haeussler. The Audit Committee has adopted a formal written charter, which is available on the Company's website at www.hemobiotechinc.com and a copy of which is attached to this Proxy Statement as ANNEX A. Information on our website is not, and should not be considered, part of this prospectus. Each of Messrs. Comer, Mittemeyer and Haeussler is "independent" under Rule 10A-3(b)(1)(ii) under the Exchange Act, and Messrs. Mittemeyer and Haeussler are "independent" under Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. ("NASD"). In addition, the Board of Directors has determined that Mr. Comer qualifies as an "audit committee financial expert" within the meaning of the SEC rules.

        Rule 4200(a)(15)(A) of the NASD provides that a director shall not be considered independent under such rule if he was employed by the Company at any time during the past three years. In determining that Mr. Comer is not independent under such rule, the Board considered the fact that on November 18, 2004, the Company entered into a consulting agreement with Mr. Comer, under which Mr. Comer agreed to provide financial consulting services to the Company at the rate of $90 per hour. On December 13, 2004, the Company entered into an amended agreement with Mr. Comer, under which Mr. Comer agreed to serve as the Company's Acting Chief Financial Officer at a rate of $60 per hour. Effective January 1, 2005, the Company entered into an employment agreement with Mr. Comer, under which Mr. Comer agreed to become an employee of the Company and to continue to serve as the Company's full-time Acting Chief Financial Officer at a rate of $60 per hour. Effective April 1, 2005, the date on which Mark J. Rosenblum joined the Company as Chief Financial Officer, Mr. Comer's employment with as the Company's Acting Chief Financial Officer was mutually terminated. On April 6, 2005, Mr. Comer joined the Board of Directors and became the Chairman of the Audit Committee. Accordingly, due to Mr. Comer's prior employment by the Company during the past three years, he is not considered independent under applicable NASD rules.

        Mr. Comer presently does not receive, directly or indirectly, any consulting, advisory or other compensatory fees from the Company, other than regular benefits that all other non-management directors of the Company receive, and he is not an affiliate of the Company. Accordingly, Mr. Comer is considered independent under Rule 10A-3(b)(1)(ii) under the Exchange Act. The Board of Directors determined that Mr. Comer's membership on the Audit Committee is in the best interests of the Company and its stockholders because the Board believes that the Audit Committee should have at least one audit committee financial expert (within the meaning of the SEC rules) as a member, and Mr. Comer is presently the only member of the Board of Directors with prior education and experience as a public accountant, auditor and principal financial officer sufficient to qualify him as such.

        During 2005, the Compensation Committee consisted of Bernhard Mittemeyer (Chairman) and Robert Baron. Effective May 3, 2006, the Compensation Committee consists of Bernhard Mittemeyer, Robert Baron (Chairman) and Walter Haeussler. The Compensation Committee has adopted a formal written charter, a copy of which is available on the Company's website at www.hemobiotechinc.com. Each of Messrs. Mittemeyer and Haeussler is independent under Rule 4200(a)(15) of the NASD.

        Effective May 3, 2006, the Nominating and Corporate Governance Committee was formed and consists of Bernhard Mittemeyer, Robert Baron (Chairman), Robert Comer and Walter Haeussler. The Nominating and Corporate Governance Committee has adopted a formal written charter, a copy of which is available on the Company's website at www.hemobiotechinc.com. Each of Messrs. Mittemeyer and Haeussler is independent under Rule 4200(a)(15) of the NASD.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

        The following table sets forth certain summary information for the years indicated with respect to the compensation awarded to, earned by, or paid to our Chief Executive Officer and each of the other most highly compensated executive officers of HemoBioTech. We refer to these executive officers in this proxy statement as the "Named Executive Officers."

                                                                                                   LONG-TERM
                                                             ANNUAL COMPENSATION                  COMPENSATION
                                               ------------------------------------------------   ------------
                                                                                  OTHER ANNUAL     SECURITIES      ALL OTHER
                                                                                  COMPENSATION     UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                    YEAR   SALARY($)        BONUS($)        ($)         OPTIONS(#)         ($)
                                               ----   --------         --------   ------------     ----------    ------------
ARTHUR P. BOLLON, PH.D                         2005   $154,038         $ 37,300         $0             0              --
  CHAIRMAN OF THE BOARD, PRESIDENT AND         2004   $ 30,577(1)(2)         --         $0             0              --
    CHIEF EXECUTIVE OFFICER                    2003   $198,750(1)            --         $0          651,668           --

MARK J. ROSENBLUM, CPA                         2005   $ 92,884         $ 22,500         $0           75,000           --
CHIEF FINANCIAL OFFICER                        2004   $   0                  --         $0             0              --
                                               2003   $   0                  --         $0             0              --

MARIO FEOLA, M.D                               2005   $ 60,000               --         $0             0              --
  CHIEF MEDICAL OFFICER                        2004   $   0                  --         $0             0              --
                                               2003   $   0                  --         $0          271,528           --

JAN SIMONI, PH.D., DVM                         2005   $ 53,000(3)            --         $0          271,528           --
  ACTING VICE PRESIDENT AND PRINCIPAL          2004   $   0                  --         $0             0              --
  INVESTIGATOR OF RESEARCH AND DEVELOPMENT     2003   $   0                  --         $0             0              --


(1) To facilitate the Company's $4.5 million private placement in October 2004, Dr. Bollon agreed to forego salary of $198,750, which accrued in 2003, and $230,000, which accrued in 2004.

(2) This amount represents the salary received by Dr. Bollon commencing as of the consummation of the Company's October 2004 private placement, reflecting his adjusted annual base salary of $150,000, which went into effect as of the consummation of the Company's October 2004 private placement.

(3) Dr. Simoni is not employed by the Company, but is employed directly by Texas Tech University. Under our sponsored research agreement with Texas Tech University, dated July 18, 2002, Texas Tech has agreed to permit Dr. Simoni to continue working on researching, developing, producing and testing our HemoTech(TM) product on our behalf, and we agreed to reimburse Texas Tech the percentage of Dr. Simoni's total salary (and related fringe costs) used for operational and overhead costs associated with researching, developing, producing and commercializing HemoTech(TM).

STOCK OPTION GRANTS AND EXERCISES

        The Company may grant options to its executive officers under the 2003 Stock Option/Stock Issuance Plan (the "2003 Plan"). As of April 20, 2006, options to purchase a total of 1,573,415 shares were outstanding under the 2003 Plan and options to purchase 55,753 shares remained available for grant under the 2003 Plan. Generally, the exercise price per share for the options granted under the 2003 Plan will not be less than the fair market value of the stock on the date of grant. See also 2005 Aggregated Option Exercises and Fiscal Year End Option Values.

        Our Compensation Committee administers the 2003 Plan. Subject to the terms of the 2003 Plan, the Compensation Committee determines the recipients, the number and type of stock options to be granted, the exercise price and the terms and conditions of the stock options.

OPTION GRANTS DURING THE LAST FISCAL YEAR

        The following table shows information regarding grants of stock options to our Named Executive Officers during the fiscal year ended December 31, 2005. We have never granted any stock appreciation rights.

                                              INDIVIDUAL GRANTS
                          ------------------------------------------------------
                              NUMBER OF     PERCENT OF
                             SECURITIES    TOTAL OPTIONS   EXERCISE
                             UNDERLYING      GRANTED TO     PRICE
                          OPTIONS GRANTED    EMPLOYEES    PER SHARE   EXPIRATION
NAME                            (#)           (%)(1)         ($)         DATE
                          ---------------  -------------  ---------   ----------
Arthur P. Bollon, Ph.D             --           --             --            --
Mark J. Rosenblum, CPA (2)     75,000           21%         $0.85    04/01/2015
Mario Feola, M.D                   --           --             --            --
Jan Simoni, Ph.D., DVM (3)    271,528           77%         $0.18    07/13/2015


(1) Based on an aggregate of 354,028 shares of common stock subject to options granted to HemoBioTech employees in 2005, including the Named Executive Officers, but excluding non-employee director grants.

(2) Mr. Rosenblum's options were equal to the fair market value of our common stock on the date of grant and will vest 25% upon the completion of one year of service. The remaining shares will vest in equal monthly increments of 1,563 options on the completion of each month of service by Mr. Rosenblum. The options will expire on April 1, 2015.

(3) On July 13, 2005, the Company entered into an advisory agreement with Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech(TM) in exchange for 271,528 stock options. The fair value of the Company's stock at date of grant was $.85 per share. Dr. Simoni's options were granted at the exercise price of .18 per share which was not equal to the fair market value on the date of grant. One half of Dr. Simoni's options were immediately exercisable on the date of grant, 25% on the one year anniversary and the remainder will vest in monthly increments of 2,828 on the completion of each month of service by Dr. Simoni. Dr. Simoni's options will expire on July 13, 2015.

2005 AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

        The following table provides information on options held by our Named Executive Officers through December 31, 2005, and the value of each of their unexercised options at December 31, 2005. None of our Named Executive Officers exercised any stock options during 2005.

                            NUMBER OF SECURITIES               VALUE OF
                           UNDERLYING UNEXERCISED      UNEXERCISED IN-THE-MONEY
                                OPTIONS AT                    OPTIONS AT
                             DECEMBER 31, 2005           DECEMBER 31, 2005(1)
                         --------------------------   --------------------------
NAME                     EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
----                     -----------  -------------   -----------  -------------
Arthur P. Bollon, Ph.D     561,134        90,534      $1,094,211      $176,541
Mark J. Rosenblum,CPA       21,876        53,124      $   28,439      $ 69,061
Mario Feola, M.D           220,609        50,919      $  434,600      $100,310
Jan Simoni, Ph.D., DVM     135,764       135,764      $  267,455      $267,455

(1) Based on the closing sale price of our common stock on December 31, 2005 of $2.15, as quoted on the OTC Bulletin Board, less the option exercise price.

OTHER BENEFITS

        We offer medical insurance for all of our employees. The cost to the Company for providing these benefits in 2005 for our Named Executive Officers was approximately $29,400.

        The Company does not presently sponsor a defined contribution 401(k) savings plan for its employees and does not maintain any other retirement or pension plan for its employees.

BOARD COMPENSATION AND BENEFITS

        RETAINER, FEES AND EXPENSES. Non-employee directors currently receive retainers in quarterly increments based on an annualized rate of $15,000 a year. On November 17, 2005, the Compensation Committee voted to amend the compensation amounts awarded to directors to include increasing the quarterly fee for the directors from $2,500 to $3,750, and that the fee be increased further to $5,000 after the next round of financing resulting in proceeds to the Company of at least $10 million.

        Further, we will reimburse our directors for reasonable accommodations, coach travel and other miscellaneous and customary expenses relating to such director's attendance of Board meetings, payable promptly on submission of actual receipts for such expenses.

        No directors currently receive consulting fees from the Company. Directors who are also employees of the Company (currently Dr. Bollon) receive no additional compensation for service on the Board.

        STOCK OPTIONS. On joining the Board, each non-employee director receives an option to purchase 15,000 shares of common stock, which will vest immediately, and will become eligible to receive, at the end of each calendar quarter, an additional option to purchase 2,500 shares of common stock, all of which will vest immediately. The exercise price of these options will be the fair market value of our common stock as of the last Friday of each quarter. During the last fiscal year, our non-employee directors, received option grants to purchase 62,500 shares of common stock at a range of exercise prices between $.85 and $2.42 per share. For more information about option grants to our non-employee directors under our Amended and Restated 2003 Stock Option/Stock Issuance Plan, please see Proposal 2 below.

        Furthermore, upon the approval of the Amended and Restated 2003 Stock Option/Stock Issuance Plan, the quarterly allocation of options for each directors would increase from 2,500 options per quarter to 5,000 options per quarter. The Compensation Committee will review the director compensation plan annually, and adjust it according to then current market conditions and good business practices.

CHANGE IN CONTROL ARRANGEMENTS

Our 2003 Plan provides that each grant may provide for the earlier exercise of an option right in the event of a "Change-in-Control" or similar event. For this purpose, a "Change-in-Control" includes (1) a stockholder-approved merger, consolidation or other reorganization in which securities representing more than 50% of the total combined voting power of the Company's outstanding securities are beneficially owned, directly or indirectly, by a person or persons different from the person or persons who beneficially owned those securities immediately prior to such transaction; (2) a stockholder-approved sale, transfer or other disposition of all or substantially all of the Company's assets; or (3) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company's outstanding securities from a person or persons other than the Company. Following specified Change-in-Control transactions, the vesting and exercisability of specified equity awards generally will be accelerated only if the awardee's award agreement so specifies. The standard form of stock option agreement provides for the option to become fully vested and exercisable immediately prior to the effective date of a Change-in-Control; provided that the option will not become exercisable on an accelerated basis if and to the extent: (i) the option is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change-in-Control transaction or (ii) the option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares covered by the option at the time of the Change-in-Control and provides for the subsequent payout of that spread no later than the time the option shares would have otherwise become exercisable.

Our employment agreements with our Named Executive Officers contain provisions triggered by a change in control. See "Employment Agreements and Other Arrangements" below.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

        EMPLOYMENT AGREEMENT WITH ARTHUR P. BOLLON. On October 6, 2003, we entered into an amended employment agreement with Dr. Bollon, under which Dr. Bollon agreed to serve as our Chairman of the Board, President and Chief Executive Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Dr. Bollon an annual base salary of $265,000 plus annual cost-of-living increases, retroactive to April 8, 2003 the date of the original agreement. In addition, we agreed to provide Dr. Bollon with customary benefits, such as health benefits. The parties agreed that payment of Dr. Bollon's base salary and benefits would be deferred until such time as the Company raised at least $4.0 million. Dr. Bollon agreed, under the terms of a deferred compensation forbearance agreement, dated as of July 15, 2004, to forgive all deferred compensation and benefits accrued and owing as of October 13, 2004, the date of the closing of the minimum offering of our private placement financing. In addition to Dr. Bollon's base salary and benefits package, we granted to Dr. Bollon an option to purchase 651,668 shares of our common stock at an exercise price of $.20, of which 543,034 options have vested as of April 20, 2006, and the balance of which vests in equal monthly installments of 9,050 options on the last day of each calendar month of service completed by Dr. Bollon.

        Under the terms of a letter agreement, dated as of July 15, 2004, between the Company and Dr. Bollon, Dr. Bollon agreed to continue to serve as our full-time Chairman of the Board, Chief Executive Officer and President in accordance with his employment agreement, which was further amended to provide that we will pay Dr. Bollon a base salary at the rate of $120,000 per annum, which was deferred on October 13, 2004 and paid to Dr. Bollon out of the proceeds of our private placement in October 2004. Commencing as of October 13, 2004 and through such time as we complete a subsequent financing of $10.0 million (if ever), Dr. Bollon has agreed to continue to serve as our full-time Chairman of the Board, President and Chief Executive Officer in exchange for an adjusted base salary equal to $150,000 per annum, payable in accordance with his employment agreement.

        Under a Letter Agreement dated January 3, 2005 between the Company and Dr. Bollon, we extended the term of his employment to October 6, 2007. Under an amendment to Dr. Bollon's employment agreement, dated April 6, 2005, we agreed that, effective as of the first business day of the first month following our consummation of equity and bank financings having gross proceeds to us of at least $10.0 million (and in which at least 50% of such proceeds were derived from equity financings) (if ever), Dr. Bollon's base salary will be increased to $210,000. We further agreed that, so long as

Dr. Bollon remains employed by us as Chairman of the Board, President and Chief Executive Officer, then on October 6 of each year, starting as of the first October 6 following the consummation of such a $10.0 million financing (if ever), Dr. Bollon will be entitled to receive an annual bonus equal to 25% of his then-effective base salary. In the event Dr. Bollon's employment with us is terminated other than voluntarily by Dr. Bollon or for "just cause" prior to any October 6; however, Dr. Bollon will be entitled to receive a pro rated portion of the bonus that would otherwise have been due to him on such October 6 had he been an employee on such date. Further, we agreed that, on the consummation of such a $10.0 million financing (if ever), Dr. Bollon will be entitled to receive a onetime bonus in the amount of $52,500 and the term of his employment will be extended to the three-year anniversary of the closing date of such $10.0 million financing. During May 2006, the agreement was further amended to provide a current base salary of $212,750 and extension of the employment agreement to October 6, 2009.

        Dr. Bollon's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties, (3) the voluntary termination of Dr. Bollon other than as a result of a Constructive Termination Event (as defined below), (4) Dr. Bollon's death or disability, and (5) termination of Dr. Bollon for cause. In the event of Dr. Bollon's voluntary termination or on termination for cause, Dr. Bollon will not be entitled to receive any Severance Payment (as defined below) and will be entitled to receive only his base salary through the effective date of termination. In the event of Dr. Bollon's termination without cause (i.e., following a Constructive Termination Event or on Dr. Bollon's death) or as a result of a disability, Dr. Bollon will be entitled to receive a Severance Payment.

        For these purposes, "Constructive Termination Event" means:

    o failure to elect, re-elect or otherwise maintain the executive in his current office or a substantially equivalent office or position with the Company, or the removal of or failure to re-elect him as a director of the Company;

    o a significant adverse change in the nature or scope of his authority, powers, functions, responsibilities or duties;

    o the liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor shall have assumed all duties and obligations of the Company under the employment agreement;

    o the Company shall relocate its principal executive offices or require the executive to relocate more than 50 miles from its current location without the executive's prior written consent; and

    o a material breach of the employment agreement by the Company or a successor.

        For these purposes, "Severance Payment" means:

    o equal monthly installments at the base salary rate then in effect, payable on the first day of the month following termination and continuing for a period of the earlier of expiration of the term of Dr. Bollon's employment agreement or the completion of 12 months following termination (in either case, the "Bollon Severance Payment Period"), provided that in no event will the Bollon Severance Payment Period be less than 6 months; and

    o during the Bollon Severance Payment Period, benefits substantially similar to those which Dr. Bollon was receiving during his employment with us.

        As partial consideration for his base salary, Dr. Bollon agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Dr. Bollon would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Dr. Bollon agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, under the terms of Dr. Bollon's employment agreement and a Technology Assignment Agreement dated October 31, 2003, Dr. Bollon agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes. Finally, under the terms of Dr. Bollon's employment agreement and a confidentiality, proprietary information and inventions agreement, dated October 31, 2003, Dr. Bollon agreed not to use or disclose any of our confidential information or trade secrets at any time.

        ARRANGEMENT WITH GHASSAN NINO. On January 30, 2002, we entered into a letter agreement, under which Mr. Nino agreed to serve as our Interim Chief Executive Officer until such time as the parties later agreed. In exchange for his services as Interim Chief Executive Officer through April 14, 2003, Mr. Nino was entitled to receive $150,000, payment of which was deferred until such time as we raised $4.0 million. On October 31, 2003, we issued to Mr. Nino a 5% subordinated convertible promissory note in the principal amount of $150,000 evidencing our obligation to pay such deferred compensation. Under the terms of the Nino note forbearance agreement, dated as of July 15, 2004, Mr. Nino forgave repayment of this note.

        On October 6, 2003, we entered into an employment agreement with Ghassan Nino, under which Mr. Nino agreed to serve as our Vice Chairman and as Chief Financial Officer, on a part time basis, for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services as Vice Chairman and acting Chief Financial Officer, we agreed to pay Mr. Nino an annual base salary of $210,000 plus annual cost-of-living increases. In addition, we agreed to provide Mr. Nino with customary benefits. The parties agreed that payment of Mr. Nino's base salary and benefits would be deferred until such time as we raised at least $4.0 million although Mr. Nino has agreed, under the terms of a deferred compensation forbearance agreement between the Company and Mr. Nino, dated as of July 15, 2004, to forgive all deferred compensation and benefits accrued and owing as of October 13, 2004. In connection with his employment with the Company, each of Mr. Nino and his affiliates, Nino Partners and Biogress (each stockholders of ours and affiliates of Mr. Nino) entered into a technology assignment agreement, under which each of Mr. Nino, Nino Partners and Biogress agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes. Under the terms of Mr. Nino's employment agreement and a confidentiality, proprietary information and inventions agreement, dated October 31, 2003, Mr. Nino agreed not to use or disclose any of our confidential information or trade secrets at any time.

        As of July 15, 2004, Mr. Nino resigned as an employee and officer of ours, under the terms of a separation and release agreement, under which Mr. Nino did not receive any severance payment. Mr. Nino continues to serve as a member of our Board of Directors and as Vice-Chairman of our Board of Directors. On the last day of each calendar quarter for which Mr. Nino continues to serve on our Board, Mr. Nino will receive an additional option to purchase 2,500 shares of our common stock at an exercise price equal to 110% of the fair market value of our common stock on the last Friday in such quarter. As a non-employee director, Mr. Nino is also entitled to receive certain director's compensation.

        EMPLOYMENT AGREEMENT WITH MARK J. ROSENBLUM. On April 1, 2005, we entered into an employment agreement with Mr. Rosenblum, under which Mr. Rosenblum agreed to serve as our Chief Financial Officer for an initial term of three years, automatically renewable for one-year periods unless otherwise terminated by either party on at least 90 days' prior written notice. In exchange for his services, we agreed to pay Mr. Rosenblum an annual base salary of $120,000 plus annual cost-of-living increases. During May 2006, the agreement was further amended to provide a current base salary of $166,750. In addition, we agreed to provide Mr. Rosenblum with customary benefits, such as health benefits. In addition to Mr. Rosenblum's base salary and benefits package, we granted to Mr. Rosenblum an option to purchase 75,000 shares of our common stock at an exercise price of $.85 per share, of which 18,750 options vested on April 1, 2006, and the balance of which will vest in equal monthly installments of 1,563 options on the last day of each calendar month of service completed by Mr. Rosenblum, commencing April 30, 2006. We granted options to purchase 25,000 shares of common stock on March 31, 2006 at an exercise price of $2.20 per share of which 12,500 options are immediately exercisable on the date of the grant and the remaining 12,500 options will vest in equal monthly increments of 347 options on the completion of each month of service. These options will expire on March 31, 2016. In addition, on completion of each year of service, Mr. Rosenblum will be entitled to receive an additional option to purchase 25,000 shares of our common stock, which will be granted on the anniversary of his employment agreement, at an exercise price equal to the fair market value of our common stock at such time. We also agreed that, following the consummation of a $10.0 million financing, we will reimburse Mr. Rosenblum for reasonable relocation expenses. We have also agreed to increase his base salary to $165,000 following the consummation of a $10.0 million financing. Further, we have agreed that within 10 days following the consummation of a $10.0 million financing (if ever), Mr. Rosenblum will be entitled to receive a one-time lump sum amount equal to $3,750 multiplied by the number of months of service completed by Mr. Rosenblum at his initial base salary of $120,000 prior to the consummation of such financing, provided that Mr. Rosenblum will not be entitled to receive an amount in excess of $33,750. At the end of each fiscal year during the term of his employment agreement, Mr. Rosenblum will receive a bonus equal to 25% of his then-effective base salary. Mr. Rosenblum's employment agreement will terminate on the earlier of (1) its expiration, (2) the mutual agreement of the parties,
(3) the voluntary termination of Mr. Rosenblum other than as a result of a Constructive Termination Event (as defined above), (4) Mr. Rosenblum's death or disability, and (5) termination of Mr. Rosenblum's employment for cause. In the event of Mr. Rosenblum's voluntary termination or on termination for cause, Mr. Rosenblum will not be entitled to receive any Severance Payment and will be entitled to receive only his base salary through the effective date of termination. In the event of Mr. Rosenblum's termination without cause (i.e., following a constructive termination event or on Mr. Rosenblum's death) or as a result of a disability, Mr. Rosenblum will be entitled to receive a Severance Payment.

        For these purposes, "Severance Payment" means:

    o equal monthly installments at the base salary rate then in effect, payable on the first day of the month following termination and continuing for a period of the earlier of the expiration of the term of Mr. Rosenblum's employment agreement;

    o the expiration of six months following the effective termination date of Mr. Rosenblum's employment, so long as Mr. Rosenblum has been employed by us for a period of at least 12 consecutive months;

    o the expiration of nine months following the effective termination date of Mr. Rosenblum's employment, so long as Mr. Rosenblum has been employed by us for a period of at least two consecutive years;

    o the expiration of 12 months following the effective termination date of Mr. Rosenblum's employment, so long as Mr. Rosenblum has been employed by us for a period of at least three consecutive years (in either case, the "Rosenblum Severance Payment Period"), provided that in no event will the Rosenblum Severance Payment Period be less than six months; and

    o during the Rosenblum Severance Payment Period, benefits substantially similar to those which Mr. Rosenblum was receiving during his employment with us.

        As partial consideration for his base salary, Mr. Rosenblum agreed that he would not, during the term of his employment agreement, directly or indirectly invest or engage in any business that competes with our business or accept any employment or render services to any business that competes with our business, except that Mr. Rosenblum would be permitted to own up to 5% of any outstanding class of securities of any public company. In addition, Mr. Rosenblum agreed that, for a period of one year following termination of his employment agreement, he would not engage, hire, employ or solicit the employment of any employee of ours. Further, Mr. Rosenblum agreed to assign to us all of his right, title and interest in and to any and all inventions, discoveries, developments, improvements, techniques, designs and data related to blood substitutes that he conceives of in the course of his employment with us. Finally, Mr. Rosenblum agreed not to use or disclose any of our confidential information or trade secrets at any time.

        EMPLOYMENT AGREEMENT WITH MARIO FEOLA. On December 14, 2003, we entered into an employment agreement, under which Dr. Feola agreed to serve full time as our Chief Medical Officer in exchange for an annual base salary of $180,000. In addition, we agreed to provide Dr. Feola with customary benefits. Until the consummation of our October 2004 private placement, Dr. Feola served on a part time basis with us. In connection with Dr. Feola's part time service as our Chief Medical Officer, we agreed to grant Dr. Feola an option to purchase 271,528 shares of our common stock, of which 214,953 options have vested as of April 20, 2006, and the balance of which vests in equal monthly installments of 2,828 options on the completion of each month of service by Dr. Feola, commencing November 30, 2004. The exercise price of Dr. Feola's options is $.18 per share under a letter agreement, dated as of July 15, 2004, which amended Dr. Feola's employment agreement, Dr. Feola agreed to serve as our full-time Chief Medical Officer, commencing October 27, 2004 and through such time as we complete a financing having gross proceeds to us of at least $10.0 million (if ever), at an adjusted base salary equal to $60,000 per annum. Effective February 7, 2006, the agreement was further amended to provide a current base salary of $80,000.

        AGREEMENT WITH ROBERT COMER. On November 18, 2004, we entered into a consulting agreement with Robert Comer, under which Mr. Comer agreed to provide financial consulting services to us at the rate of $90 per hour. On December 13, 2004, we entered into an amended agreement with Mr. Comer, under which Mr. Comer agreed to serve as our Acting Chief Financial Officer at a rate of $60 per hour until such time as we terminate this amended Agreement. As of January 1, 2005, we entered into an employment agreement with Mr. Comer, under which Mr. Comer agreed to become our employee and to continue to serve as our full-time Acting Chief Financial Officer at a rate of $60 per hour until such time as either party terminates his agreement. As of April 1, 2005, the date on which Mr. Rosenblum joined us as our Chief Financial

Officer, we terminated Mr. Comer's employment with us as our Acting Chief Financial Officer. On April 6, 2005, Mr. Comer joined our Board of Directors and became the Chairman of our Audit Committee. As a non-employee director, on April 6, 2005, Mr. Comer received an option to purchase 15,000 shares of our common stock at an exercise price of $.85 per share. This option is fully vested and immediately exercisable. On the last day of each calendar quarter for which Mr. Comer continues to serve on our Board, Mr. Comer will receive an additional option to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the last Friday in such quarter. As a non-employee director, Mr. Comer is also entitled to receive certain director's compensation.

        ARRANGMENT WITH DR. JAN SIMONI. Dr. Simoni has served as our Acting Vice President and Principal Investigator of Research and Development since 2002, through a Sponsored Research Agreement with Texas Tech University, where he is employed, and an Advisor since July, 2005. Since 1993, Dr. Simoni has served as the Blood Substitute Group Leader at Texas Tech and is an Associate Professor of Research in the Department of Surgery at Texas Tech, where Dr. Simoni co-invented HemoTech(TM).

        On July 13, 2005, the Company entered into an advisory agreement with Dr. Simoni to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech(TM). The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to certain vesting timetables, of which 135,764 shares have vested as of April 20, 2006, 33,941 will vest on July 13, 2006, and the remaining 101,823 will vest in equal monthly installments of 2828 options on the completion of each month service by Dr. Simoni. These options will expire July 13, 2015.

        ARRANGEMENT WITH WALTER HAEUSSLER. Mr. Haeussler has served as a member of our Board of Directors since October 31, 2003. As one of our non-employee directors, on October 31, 2003, we granted to Mr. Haeussler an option to purchase 27,152 shares of our common stock at an exercise price of $0.18 per share, of which 16,976 options have vested as of April 1, 2006, and the balance of which will vest in equal monthly installments of 566 options on the completion of each month of service by Mr. Haeussler. On the last day of each calendar quarter for which Mr. Haeussler continues to serve on our Board, Mr. Haeussler will receive an additional option to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the last Friday in such quarter. As a non-employee director, Mr. Haeussler is also entitled to receive certain director's compensation.

        ARRANGEMENT WITH BERNHARD MITTEMEYER. Dr. Mittemeyer has served as a member of our Board of Directors since December 10, 2004, though he previously provided certain advisory services to us under an advisory services agreement, dated November 5, 2003. When Dr. Mittemeyer joined our Board as a director, we terminated Dr. Mittemeyer's advisory services agreement. In exchange for his advisory services, we previously granted to Dr. Mittemeyer an option to purchase 27,152 shares of our common stock at an exercise price of $.18 per share, of which 16,976 options have vested as of April 1, 2006, and the balance of which vests in equal monthly installments of 566 options on the completion of each month of service by Dr. Mittemeyer. Accordingly, on November 4, 2004, we granted to Dr. Mittemeyer an option to purchase 5,430 shares of common stock at an exercise price of $.85 per share, of which 1923 shares had vested as of April 1, 2006, and the balance of which vest in equal monthly installments of 113 options on the completion of each month of service by Dr. Mittemeyer. On the last day of each calendar quarter for which Dr. Mittmeyer continues to serve on our Board, Dr. Mittemeyer will receive an additional option to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of our common stock on the last Friday in such quarter. As a non-employee director, Dr. Mittemeyer is also entitled to receive certain director's compensation.

        In connection with their respective employment, consulting and advisory agreements, each of the foregoing individuals have either entered into separate confidentiality, proprietary information and inventions agreements or else such confidentiality provisions were contained in each individual's employment, consulting or advisory agreement. In addition, we have entered into indemnification agreements with each of Mr. Nino, Dr. Bollon, Mr. Haeussler, Mr. Baron, Dr. Mittemeyer, Mr. Rosenblum and Mr. Comer under which we have agreed to indemnify each of such individuals from and against all claims that may be brought against them as a result of their position as a member of our Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 25, 2006 (except as noted) regarding the beneficial ownership of our common stock by:

    o each person, or group of affiliated persons, who is known by us to own beneficially 5% or more of our common stock;

    o   each of our directors and nominees for director;

    o   each of our Named Executive Officers; and

    o   all our directors and executive officers as a group.

        The number of shares owned and percentage ownership in the following table is based on 14,014,692 shares of common stock outstanding on April 25, 2006. Except as otherwise indicated below, the address of each officer, director and 5% stockholder listed below is c/o HemoBioTech, Inc., 14221 Dallas Parkway, Suite 1400, Dallas, Texas 75254.

        We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 20, 2006. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, we believe that the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

                                                         BENEFICIAL OWNERSHIP
                                                      -------------------------
                                                       NUMBER OF        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     SHARES        OF TOTAL
--------------------------------------------------    ------------     --------
5% STOCKHOLDERS:
Nino Partners, LLC                                    2,851,047(1)       20.3%
15889 Preston Road, Ste. 2006
Dallas, Texas 75248

Russell Cleveland                                     2,274,808(2)       16.2%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renn Capital Group, Inc.                              2,274,808(2)       16.2%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renaissance US Growth Investment Trust PLC            1,137,404(2)        8.1%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

BFS US Special Opportunities Trust PLC                1,137,404(2)        8.1%
c/o Renn Capital Group, Inc.
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

Renaissance Capital Growth & Income Fund III, Inc.    1,137,405(3)        8.1%
8080 N. Central Expressway, Suite 210, LB-59
Dallas, Texas 75206

                                                         BENEFICIAL OWNERSHIP
                                                      -------------------------
                                                       NUMBER OF        PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                     SHARES        OF TOTAL
--------------------------------------------------    ------------     --------
Texas Tech University System                            814,585 (4)       5.8%
3601 4th Street, BA 112
Lubbock, Texas  79430-6206

Meyers Associates, LP                                 2,932,528 (5)      20.9%
45 Broadway, 2nd Floor
New York, New  York 10006

Bruce Meyers                                          2,491,348 (6)      17.8%
45 Broadway, 2nd FLoor
New York, New  York 10006

MANAGEMENT:

Arthur P. Bollon, Ph.D.                               1,755,859 (7)      12.1%
Ghassan Nino, CPA, CMA                                4,169,383 (8)      30.0%
Mark J. Rosenblum, CPA                                   37,417 (9)        *
Mario Feola, M.D.                                       220,609(10)       1.6%
Walter Haeussler, J.D.                                   33,108(11)        *
Robert Baron                                             79,254(12)        *
Bernhard Mittemeyer, M.D.                                50,257(13)        *
Robert Comer, CPA, MBA                                   25,000(14)        *
Jan Simoni, Ph.D., DVM                                  135,764(15)       1.0%
All Directors, Nominees and Executive Officers
as a group (9 persons)                                6,289,428(16)      41.6%

------------------

*     Represents less than 1% of the outstanding shares of our common stock.

(1) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 15, 2006. The Schedule 13G was filed on behalf of Ghassan Nino, the Vice Chairman of our Board of Directors, Nino Partners, LLC, a Texas limited liability company ("Nino Partners"). Mr. Nino is the Managing Member of Nino Partners and, as such, has sole voting and dispositive power with respect to the 2,851,047 shares of common stock owned of record by Nino Partners.

(2) The indicated ownership is based solely on a Schedule 13G filed with the SEC by the beneficial owners on February 14, 2006. The Schedule 13G was filed on behalf of BFS US Special Opportunities Trust PLC ("BFS"), Renaissance US Growth Investment Trust PLC ("R US"), RENN Capital Group, Inc. ("Renn") and Russell Cleveland. Renn is the investment adviser to BFS and the investment manager to R US. Mr. Cleveland is the President and Chief Executive Officer of Renn. As of February 14, 2006, each of BFS and R US was the owner of record and beneficial owner of 1,137,404 shares of common stock. Each of BFS and R US share voting and dispositive power over their respective shares with Renn. Mr. Cleveland may be deemed to be the beneficial owner of the shares of common stock beneficially owned by Renn.

(3) The indicated ownership is based solely on a Schedule 13G filed with the SEC by Renaissance Capital Growth & Income Fund III, Inc. ("R Growth") on February 13, 2006. R Growth has sole voting and dispositive power over 1,137,405 shares of common stock.

(4) Under the terms of the license agreement with Texas Tech, in lieu of receiving royalty payments under the license agreement, we agreed to issue to Texas Tech a payment equal to 5% of our then-authorized capital stock, subject to anti-dilution protection until such time as our had expended $15.0 million in capital on researching, developing, testing and commercializing HemoTech. On May 2004, TTU agreed to waive its anti-dilution protection in exchange of 135,765 shares of common stock. The Chancellor of Texas Tech has sole voting and dispositive power with respect the shares of our common stock owned by Texas Tech.

(5) The number of shares of common stock that Meyers Associates could be deemed to beneficially own includes: (a) 537,500 shares of our common stock, issued to Meyers Associates in connection with our October 2004 private placement; (b) a warrant to purchase 787,960 shares of our common stock at an exercise price of $0.90 per share;

      (c) a warrant to purchase 690,888 shares of our common stock issued to Bruce Meyers, Meyers Associates' President , at an exercise price of $0.90 per share which were issued to Mr. Meyers on the consummation of our October, 2004 private placement; (d) 475,000 shares of common stock issued to Mr. Bruce Meyers, President of Meyers Associates, as a part of our October, 2004 private placement; (e) a warrant to purchase 441,180 warrants to Imtiaz Khan, Meyers Associates' Vice President at an exercise price of $.90 per share.

(6) The number of shares of common stock that Bruce Meyers, President of Meyers Associates, could be deemed to beneficially own includes: (a) 475,000 shares of common stock allocated to Mr. Meyers by Meyers Associates out of the 1,500,000 shares of common stock that were issued to Meyers Associates in connection with our October 2004 private placement ;
      (b) 532,500 shares of our common stock, issued to Meyers Associates in connection with our October, 2004 private placement; (c) a warrant to purchase an aggregate of 690,888 shares of our common stock at an exercise price of $.90 per share , allocated to Mr. Meyers by Meyers Associates out of the 2,383, 372 warrants that we issued to Meyers Associates in connection with our October, 2004 private placement; and (d) warrants to purchase 787,960 shares of our common stock at an exercise price of $.90 per share issued to Meyers Associates in connection with our October, 2004 private placement. As President of Meyers Associates, Mr. Meyers has voting and dispositive power with respect to the shares of our common stock owned by Meyers Associates and issuable on exercise by Meyers Associates of the foregoing warrants.

(7) Dr. Bollon is the Chairman of the Board, President and Chief Executive Officer. The number of shares of common stock that Dr. Bollon may be deemed to beneficially own includes: (a) 860,502 shares of common stock owned of record by Dr. Bollon; (b) 217,223 shares of common stock owned of record by Biogress LLC ("Biogress"), of which Dr. Bollon is a principal member and founding partner and has 50% voting and dispositive power; (c) options to purchase 561,134 shares of common stock granted on October 31, 2003, directly beneficially owned by Dr. Bollon at $0.20 per share, which vest within 60 days from April 20, 2006; and (d) an aggregate of 117,000 shares of our common stock owned of record by various relatives of Dr. Bollon. The number of shares of common stock that Dr. Bollon could be deemed to beneficially own does not include options to purchase an additional 90,534 shares of our common stock at an exercise price of $.20 per share, which will vest after June 30, 2006 in monthly increments of 9,050 options on the completion of each month of service by Dr. Bollon. Dr. Bollon's options will expire on October 31, 2008. Dr. Bollon disclaims beneficial ownership of all shares owned of record by each of his relatives listed above, and such shares will be subject to the same rights and restrictions as those shares of common stock beneficially owned by Dr. Bollon.

(8) Ghassan Nino is the founder and Vice-Chairman of the Board. The number of shares of common stock that Mr. Nino may be deemed to beneficially owned includes: (a) 217,223 shares of common stock owned of record by Biogress, of which Mr. Nino is a principal member and founding partner and has 50% voting and dispositive power; (b) 2,851,047 shares of common stock owned of record by Nino Partners, of which Mr. Nino is Managing Member; (c) 1,086,113 shares of common stock owned of record by Mr. Nino; (d) options to purchase 2,500 shares of common stock, granted to Mr. Nino on December 29, 2004, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on issuance and expire on December 29, 2009;
      (e) options to purchase 2,500 shares of common stock granted to Mr. Nino on March 31, 2005, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on grant and expire on March 1, 2010; and (f) options to purchase 2,500 shares of common stock granted to Mr. Nino on June 30, 2005, at an exercise price of $.94 per share (which were fully vested and immediately exercisable on grant and expire on June 30,2010;(g) options to purchase 2,500 shares of common stock, granted to Mr. Nino on September 30, 2005, at an exercise price of $1.17 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2010;(g) options to purchase 2,500 shares of common stock, granted to Mr. Nino on December 31, 2005, at an exercise price of $2.37 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2010); (h) options to purchase 2,500 shares of common stock, granted to Mr. Nino on March 31, 2006, at an exercise price of $2.42 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2011.

(9) Mr. Rosenblum is our Chief Financial Officer and Secretary. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own includes: (a) options to purchase 21,876 shares of common stock granted to Mr. Rosenblum on April 1, 2005 at an exercise price of $.85 per share (which are immediately exercisable or are exercisable within 60 days of April 20, 2006); (b) Mr. Rosenblum purchased 2,000 shares of common stock on November 21, 2005, at a price of $1.50 per share; (c) options to purchase 25,000 shares of common stock granted to Mr. Rosenblum on March 31, 2006 at an exercise price of $2.20 per share of which 12,500 options are immediately exercisable on the date of the grant and the remaining 12,500 option will vest in equal monthly increments of 347 options on the completion of each month of service. These options will expire on March 31, 2016. The number of shares of common stock that Mr. Rosenblum may be deemed to beneficially own does not include options to purchase 53,124 shares of our common stock granted to Mr. Rosenblum on April 1, 2005 at an exercise price of $.85 per share, which will vest after June 30, 2006 in equal monthly increments of 1,563 options on the completion of each month of service by Mr. Rosenblum, and expire on April 1, 2015.

(10) Dr. Feola is our Chief Medical Officer. The number of shares of common stock that Dr. Feola may be deemed to beneficially own includes options to purchase 220,609 shares of common stock granted to Dr. Feola on December 15, 2003 (which are immediately exercisable or are exercisable within 60 days of April 20, 2006). The number of shares of common stock beneficially owned by Dr. Feola does not include options to purchase 50,919 shares of common stock, which will vest after June 30, 2006 in equal monthly increments of 2,828 options on the completion of each month of service by Dr. Feola. The exercise price of all of Dr. Feola's options is $.18 per share. The options will expire on December 14, 2013.

(11) Walter Haeussler is a director. The number of shares of common stock Mr. Haeussler may be deemed to beneficially own includes: (a) options to purchase 18,108 shares of common stock granted to Mr. Haeussler on October 31, 2003, (which are immediately exercisable or are exercisable within 60 days of April 20, 2006,) at an exercise price of $.18 per share, which expire on October 31, 2013; (b) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on December 31, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 29, 2014); (c) options to purchase 2,500 shares of common stock granted to Mr. Haeussler on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (d) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (e) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2015;(g) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31, 2015); (h) options to purchase 2,500 shares of common stock, granted to Mr. Haeussler on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2016.The number of shares of common stock beneficially owned by Mr. Haeussler does not include options to purchase 9,044 shares of common stock, granted to Mr. Haeussler on October 31, 2003, which will vest after June 30, 2006 in equal monthly increments of 566 options on the completion of each month of service by Mr. Haeussler.

(12) Robert Baron is a director. The number of shares of common stock Mr. Baron may be deemed to beneficially own includes: (a) 34,254 shares of common stock underlying the unit purchased by Mr. Baron in the October 2004 private placement (of which 8,824 shares were issued on October 27, 2004, 17,647 shares of which may be issued on exercise of the warrant underlying such unit, and 7,783 shares issued on conversion of the note underlying such unit); (b) Mr. Baron has purchased 15,000 shares of common stock on the market at the prices ranging from $1.55 to $1.95 per share; (c) options to purchase 15,000 shares of common stock granted to Mr. Baron on November 11, 2004, at an exercise price of $.85 per share (which were fully vested and exercisable immediately on grant and expire on November 11, 2014); (d) options to purchase 2,500 shares of common stock, granted to Mr. Baron on December 29, 2004, at an exercise price of $.85 per share (which were fully vested and exercisable immediately on grant and expire on December 29, 2014); (e) options to purchase 2,500 shares of common stock, granted to Mr. Baron on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (f) options to purchase 2,500 shares of common stock, granted to Mr. Baron on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (g) options to purchase 2,500 shares of common stock, granted to Mr. Baron on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2015; (h) options to purchase 2,500 shares of common stock, granted to Mr. Baron on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31,2015); (i) options to purchase 2,500 shares of common stock, granted to Mr. Baron on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2016.

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


(13) Bernhard Mittemeyer is a director. The number of shares of common stock Dr. Mittemeyer may be deemed to beneficially own includes: (a) options to purchase 18,108 shares of common stock granted to Dr. Mittemeyer on October 31, 2003 (which are immediately exercisable or are exercisable within 60 days of April 20, 2006) at an exercise price of $.18 per share, which expire on October 31, 2013; (b) options to purchase 15,000 shares of common stock, granted to Dr. Mittemeyer on December 10, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 10, 2014); (c) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on December 29, 2004, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on December 29, 2014; (d) options to purchase 2,500 shares of common stock granted to Dr. Mittemeyer on March 31, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2015); and (e) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on June 30, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (f) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2015); (g) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31, 2015); (h) options to purchase 2,500 shares of common stock, granted to Dr. Mittemeyer on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31,2016); (i) an option to purchases 2,149 shares of common stock granted to Dr. Mittemeyer on November 04, 2004 at an exercise price of $0.85 per share, which (which are immediately exercisable or are exercisable within 60 days of April 20, 2006) at an exercise price of $.85 per share, which expire on November 04, 2014.The number of shares of common stock beneficially owned by Dr. Mittemeyer does not include: (a) options to purchase 9,044 shares of common stock, granted to Dr. Mittemeyer on October 31, 2003 which will vest after June 30, 2006 in equal monthly increments of 566 options on the completion of each month of service by Dr. Mittemeyer. The exercise price of this option is $.18 per share; (b) options to purchase 3281 shares of common stock, granted to Dr. Mittemeyer on November 04, 2004 which will vest after June 30, 2006 in equal monthly increments of 113 options on the completion of each month of service by Dr. Mittemeyer.

(14) Mr. Comer is a director. The number of shares of common stock that Mr. Comer may be deemed to beneficially own includes: (a) options to purchase 15,000 shares of common stock granted to Mr. Comer on April 6, 2005, at an exercise price of $.85 per share (which were fully vested and immediately exercisable on grant and expire on April 6, 2015); and (b) options to purchase 2,500 shares of common stock, granted to Mr. Comer on June 30, 2005, at an exercise price of $0.85 per share (which were fully vested and immediately exercisable on grant and expire on June 30, 2015); (c) options to purchase 2,500 shares of common stock, granted to Mr. Comer on September 30, 2005, at an exercise price of $1.06 per share (which were fully vested and immediately exercisable on grant and expire on September 30, 2015); (d) options to purchase 2,500 shares of common stock, granted to Mr. Comer on December 31, 2005, at an exercise price of $2.15 per share (which were fully vested and immediately exercisable on grant and expire on December 31, 2015); (e) options to purchase 2,500 shares of common stock, granted to Mr. Comer on March 31, 2006, at an exercise price of $2.20 per share (which were fully vested and immediately exercisable on grant and expire on March 31, 2016.

(15) Dr. Simoni is our Acting Vice President and Principal Investigator of Research and Development since November, 2002. On July 13, 2005, the company entered into an Advisory agreement with Dr. Simoni. The agreement provides for non-qualified stock options to purchase 271,528 shares of common stock. The number of shares of common stock that Dr. Simoni may be deemed to beneficially own includes options to purchase 135,764 shares of common stock (which are immediately exercisable or are exercisable within 60 days of April 20, 2006). Of the remaining 135,764 options, 33,941 options will vest on July 13, 2006. The remaining 101,823 options will vest in equal monthly increments of 2828 options on the completion of each month of service by Dr. Simoni. The exercise price of all of Dr. Simoni's options is $0.18 per share. The options will expire on July 13, 2015.

(16) For purposes of determining the number of shares beneficially owned by directors and executive officers as a group, any shares beneficially owned by more than one director or officer are counted only once.

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


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

VOTING AGREEMENT

        In order to induce Meyers Associates, L.P. to act as placement agent for our October 2004 private placement, Mr. Nino (Vice Chairman of the Board), Nino Partners and Biogress entered into a voting agreement dated as of July 15, 2004, under which Mr. Nino, Nino Partners and Biogress agreed to vote all of their respective shares in the same manner as the majority-in-interest of stockholders who are also our executive officers, and their successors, expressly including Dr. Bollon, on all matters submitted to a vote of our stockholders. The voting agreement expires on October 27, 2006.

STOCKHOLDERS AGREEMENT

        On October 31, 2003, we entered into a stockholders' agreement with each of Texas Tech, Dr. Bollon (the Chairman of the Board, President and Chief Executive Officer), Mr. Nino, Biogress and Nino Partners, under which we granted to each of such stockholders a right of first offer with respect to all future sales of any shares of our common stock or our convertible securities. Each of these stockholders waived their right of first offer with respect to our October 2004 private placement. In addition, we granted each such stockholder "piggyback registration rights" in connection with any proposed registration of shares of our common stock (other than in an initial public offering).

FOUNDER'S STOCK PURCHASE AGREEMENTS

        Between February 4, 2002 and October 31, 2003, our Texas predecessor-in-interest, HemoBioTech, issued an aggregate of 6,896,818 shares of its common stock in exchange for the services of each of the following individuals as follows:

            o 217,223 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Biogress, LLC, an affiliate of Dr. Bollon and Mr. Nino. These shares were issued in partial payment of the interim business and strategic planning, financial planning, e-mail management and maintenance support and organizational support services rendered to us in accordance with our Master Services Agreement with Biogress, under which Biogress also received a fixed fee of $20,000 per month in partial payment of these services. The aggregate value of Biogress' services to us was $181,000, approximately $1,000 of which was paid by the issuance of 217,223 shares of common stock and the $180,000 of which was evidenced a promissory note that we issued to Biogress, of which $75,000 was repaid out of the proceeds of our October 2004 private placement and the remainder of which was forgiven by Biogress as of July 1, 2004. Dr. Bollon, our Chairman of the Board, President and Chief Executive Officer, and Mr. Nino, our Vice Chairman of the Board, are the sole owners of Biogress. For more details about the compensation paid to Biogress, please see "Master Services Agreement with Biogress" below.

            o 977,502 shares of common stock, having an aggregate estimated fair value of approximately $2,000, were issued to Dr. Bollon in April, 2003, in partial payment of services he rendered to us in connection with management, organization, and development services that he rendered to us under his employment agreement, under which Dr. Bollon was also entitled to receive a base salary and certain options.

            o 217,223 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Ascend Mobility, an affiliate of Mr. Nino. These shares were issued in partial payment of operation, organization support, web site development, web hosting and e-mail and monthly technical support services rendered to us in accordance with our Master Services Agreement with Ascend Mobility, under which Ascend Mobility also received a fixed fee of $150,000 in partial payment of these services. The aggregate value of Ascend Mobility's services to us was $175,000, of which $1,000 was paid by the issuance of 217,223 shares of common stock and $174,000 of which was evidenced by a promissory note that we issued to Ascend Mobility, which was paid in full out of the proceeds of our October 2004 private placement. Mr. Nino, our

                                       47
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                Vice Chairman of the Board, is the Founder of Ascend Mobility.
                For more details about the compensation paid to Ascend Mobility, please see "Master Services Agreement with Ascend Mobility" below.

            o 1,086,113 shares of common stock, having an aggregate estimated fair value of approximately $2,000, were issued to Mr. Nino for services that he rendered to us as our former President and Chief Executive Officer under his previous employment agreement, under which Mr. Nino was also entitled to receive a base salary. The aggregate value of Mr. Nino's services to us was approximately $125,000, approximately $2,000 of which was paid by the issuance of 1,086,113 shares of common stock and the remainder of which was evidenced by a promissory note that we issued to Mr. Nino in the principal amount of $150,000. On July 15, 2004, Mr. Nino forgave repayment of this entire note.

            o 2,715,280 shares of common stock, having an aggregate estimated fair value of approximately $5,000, were issued to Nino Partners, an affiliate of Mr. Nino, for business plan development services rendered to us. These services were valued at approximately $5,000. Mr. Nino, our Vice Chairman, is the Managing Member of Nino Partners.

            o 651,669 shares of common stock, having an aggregate estimated fair value of approximately $1,250, were issued to Evline Nino, the mother of Mr. Nino, our Vice Chairman, for administrative services rendered in connection with the development and preparation of our predecessor-in-interest's business plan. These services were valued at approximately $1,250.

            o 217,224 shares of common stock, having an aggregate estimated fair value of approximately $400, were issued to Munir Nino, the brother of Mr. Nino, our Vice Chairman, for administrative and valuation services rendered in connection with the development and preparation of our predecessor-in-interest's business plan. These services were valued at approximately $400.

            o 135,765 shares of common stock, having an aggregate estimated fair value of approximately $250, were issued to Marlin Nino, the sister of Mr. Nino, our Vice Chairman, for business consulting services rendered to us in connection with the development and preparation of our predecessor-in- interest's business plan. These services were valued at approximately $250.

            o 678,820 shares of common stock, having an aggregate estimated fair value of approximately $1,000, were issued to Texas Tech, our exclusive licensor, and we agreed to fund $1.2 million to Texas Tech over a four-year period, following the receipt of FDA approval of HemoTech(TM), if ever, to support efforts to develop and commercialize other Texas Tech technologies, in order to induce Texas Tech to enter into the license agreement and in lieu of any royalty payments, license fees or sublicensing fees thereunder.

        On October 31, 2003, Ascend, Evline Nino, Munir Nino and Marlin Nino transferred their respective shares to Nino Partners. On October 31, 2003, we entered into separate founder's stock purchase agreements with each of Texas Tech, Dr. Bollon, Mr. Nino, Biogress and Nino Partners, under which we issued an aggregate of 6,896,818 shares of our common stock in exchange for the 6,896,818 shares of common stock of HemoBioTech, our Texas predecessor-in-interest, held by Texas Tech, Dr. Bollon, Mr. Nino, Nino Partners and Biogress. Under these founder's stock purchase agreements, such stockholders granted to us a right of first refusal with respect to the proposed sale by any such stockholder of any shares of our common stock held by such stockholders. Such right of first refusal terminates on the first sale of our common stock under an effective registration statement. In addition, each of these stockholders agreed that, in connection with any registration of our securities in which their shares are included for resale, it would not sell or otherwise dispose of its shares of our common stock for a period of up to 180 days following the effective date of registration, if so requested by us or by any underwriter involved in such registration.

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


PLACEMENT AGENT NOTE

        Prior to the commencement of our October 2004 private placement, Meyers Associates, L.P., the placement agent in connection with our October 2004 private placement, issued to us a promissory note in the principal amount of $30,000 in exchange for our issuance to Meyers Associates of 3,000,000 shares of our common stock, which number of shares was equal to 30% of our capitalization immediately prior to the completion of our October 2004 private placement. We agreed to sell shares to Meyers Associates in exchange for the promissory note in order to induce Meyers Associates to serve as our placement agent in our October 2004 private placement and in certain possible future offerings.

        In accordance with the terms of the promissory note, such 3,000,000 shares will vest and be issued to Meyers Associates as follows: (A) 1,500,000 of such shares, or 50%, have vested and have been issued to Meyers Associates, and $15,000 principal amount of the promissory note, plus accrued interest thereon, has been paid as part of the private placement on October 13, 2004; however, Meyers Associates allocated 900,000 of these shares to itself, 375,000 of these shares to Bruce Meyers, Meyers Associates' President, 225,000 of these shares to Imtiaz Khan, Meyers Associates' Vice President). In a letter dated February 6, 2006, Meyers Associates further allocated its 900,000 shares as follows: (i) 537,500 to itself; (ii) 100,000 to Bruce Meyers, Meyers Associates President;
(iii) 100,000 to Imtiaz Khan, Meyers Associates Vice President; (iv) 162,500 to individuals not affiliated with Meyers Associates; (B) an additional 500,000 shares, or 16.6%, will vest and be issued to Meyers Associates on completion of a financing transaction in which Meyers Associates represents us on or before May 13, 2006, resulting in gross proceeds to us of not less than $2,000,000, at which time an additional $5,000 principal amount of the promissory note, plus any accrued but unpaid interest thereon, will become due and payable as a result; and (C) an additional 1,000,000 shares, or 33.3%, will vest on our completion of a separate financing transaction in which Meyers Associates represents us on or before May 13, 2006, resulting in gross proceeds to us of not less than $6,000,000, at which time an additional $10,000 principal amount of the promissory note, plus any accrued but unpaid interest thereon, would have become due and payable as a result.

        In the event we fail to give Meyers Associates the opportunity to exercise a required right of first refusal with respect to future offerings through May 13, 2008, the shares of our common stock that would otherwise have vested on consummation of such future offering will vest immediately in accordance with schedule described above on payment by Meyers Associates of the outstanding principal and any accrued but unpaid interest on the promissory note corresponding to such shares.

ISSUANCE OF WARRANT TO MEYERS ASSOCIATES

        In connection with our October 2004 private placement, we also issued to Meyers Associates a Class A warrant to purchase up to an aggregate of 2,382,372 shares of our common stock at an exercise price of $0.90 per share, which we issued to Meyers Associates on the consummation of our October 2004 private placement in partial payment of placement agent services rendered to us in connection with our October 2004 private placement. Meyers Associates further allocated its warrant (please see Security Ownership of Certain Beneficial Owners and Management on Page 32).

FORFEITURE OF COMMON STOCK

        Under a forfeiture agreement, dated as of July 15, 2004, by and between us and Nino Partners, Nino Partners, of which Mr. Nino, one of our founders and our current Vice Chairman of the Board, is Managing Member, irrevocably forfeited 1,086,113 shares of our common stock which it owned. Such forfeited shares were cancelled, deposited into our treasury account and have been re-allocated as part of our authorized but unissued shares of common stock. Nino Partners agreed to enter into the forfeiture agreement in order to induce Meyers Associates to serve as placement agent in connection with our October 2004 private placement.

MASTER SERVICE AGREEMENT WITH ASCEND MOBILITY, INC.

        On January 30, 2002, we entered into a master service agreement with Ascend Mobility, Inc., under which Ascend agreed to provide certain management, technology, organization, financial and strategic growth consulting services to us in exchange for a fee of $150,000 and the issuance of 217,223 shares of our common stock, having an aggregate estimated fair value of approximately $1,000. Ascend is an affiliate of Ghassan Nino, our Vice Chairman of the Board. Under the terms of the master services agreement, Ascend agreed not to use or disclose any of our confidential information at any time. On

October 31, 2003, Ascend contributed its 217,223 shares of our common stock, together with a related resale obligation, to its affiliate, Nino Partners, of which Ghassan Nino is the manager and principal member. This call right entitles us to repurchase from Nino Partners up to 108,611 shares of our common stock held by Nino Partners at a repurchase price of $2.20 per share at such time as we complete an equity financing having gross proceeds to us of at least $8.0 million, if ever. We irrevocably waived our call right in connection with our October 2004 private placement and all future offerings consummated by us.

        On April 8, 2003, the parties entered into an amended master service agreement, under which Ascend agreed to provide certain web site development and hosting and e-mail maintenance and monthly technical support in exchange for a fixed fee of $2,000 per month for an initial period of one year (subject to automatic renewals unless terminated by either party on at least 30 days' prior written notice), commencing as of April 8, 2003. The parties terminated the original master service agreement as of October 1, 2003. On October 31, 2003, we issued to Ascend a 5% subordinated convertible promissory note in the principal amount of $174,000 evidencing our obligation to pay such fees. The convertible promissory note was initially due and payable on December 31, 2003, but the maturity date of such note was extended to the consummation of the first $2,500,000 of our October 2004 private placement, under an extension and repayment agreement, dated as of July 15, 2004. We repaid this note in full out of the proceeds of our October 2004 private placement. On July 15, 2004, we terminated the master service agreement with Ascend.

MASTER SERVICE AGREEMENT WITH BIOGRESS, LLC

        On April 14, 2003, we entered into a master service agreement with Biogress, LLC, under which Biogress agreed to provide certain management, technology, organization, financial and strategic growth consulting services to us in exchange for a fixed fee of $20,000 per month and 217,223 shares of our common stock, having an aggregate estimated fair value of approximately $1,000. Ghassan Nino and Arthur Bollon are the sole equity owners of Biogress. Under the terms of the master services agreement, Biogress agreed not to use or disclose any of our confidential information at any time. These shares were subject to a call right which entitles us to repurchase from Biogress up to 108,611 shares of our common stock held by Biogress at a repurchase price of $2.20 per share at such time as we complete an equity financing having gross proceeds to us of at least $8.0 million, if ever. This call right expired on December 31, 2004.

        On October 1, 2003, the parties entered into an amended master service agreement, under which Biogress agreed to provide certain web site development and hosting and e-mail maintenance and monthly technical support in exchange for a fixed fee of $60,000 per year for an initial period of two years (subject to automatic renewals unless terminated by either party on at least 90 days' prior written notice), commencing as of October 1, 2003. On October 31, 2003, we issued to Biogress a 5% subordinated convertible promissory note in the principal amount of $180,000 evidencing our obligation to pay such fees. The convertible promissory note was initially due and payable on December 31, 2003, but the maturity date of such note was extended to the consummation of our October 2004 private placement, under an extension and forbearance agreement, dated as of July 15, 2004. Biogress may from time to time, in its sole discretion, convert all or a portion of its note into shares of our capital stock of the same class or series issued by us in an equity financing in which we sell and issues shares of preferred stock and obtain aggregate proceeds of at least $1.0 million.

        We repaid $75,000 of the convertible promissory note issued out of the proceeds of our October 2004 private placement, under the terms of the extension and forbearance agreement, Biogress agreed to forgive and forbear the remaining $105,000 of the convertible promissory note we issued to Biogress and all accrued but unpaid interest on the note. On July 15, 2004, we terminated the master service agreement with Biogress.

        We believe the terms of each of the agreements listed above in this "Certain Relationships and Related Transactions" section were on terms as favorable as could have been obtained from unrelated third parties.

INDEMNIFICATION AGREEMENTS

        We have entered into indemnification agreements with each of Mr. Nino, Dr. Bollon, Mr. Haeussler, Mr. Baron, Dr. Mittemeyer, Mr. Rosenblum and Mr. Comer under which we have agreed to indemnify each of such individuals from and against all claims that may be brought against them as a result of their position as a member of our Board of Directors.

                              SELLING STOCKHOLDERS

        All of the offered shares are to be offered and sold by our existing security holders. The selling stockholders acquired their shares in our October 2004 private placement. The shares of common stock to be offered by the selling stockholders include (i) 6,044,803 shares of common stock currently issued and outstanding, and (ii) 3,020,613 shares of our common stock issuable on the exercise of warrants granted at an exercise price of $1.06 per share.

        In addition, under Rule 416 of the Securities Act, this prospectus, and the registration statement of which it is a part, covers a presently indeterminate number of shares of common stock issuable on the occurrence of a stock split, stock dividend or other similar transaction.

BENEFICIAL OWNERSHIP OF SELLING STOCKHOLDERS

The table that follows sets forth:

        o   the name of the selling stockholders;

        o certain beneficial ownership information with respect to the selling stockholders, as of April 25, 2006;

        o the number of shares that may be sold from time to time by each selling stockholder under this prospectus; and

        o the amount (and, if one percent or more, the percentage) of common shares to be owned by each selling stockholder if all offered shares are sold.

        Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Common shares that are issuable on the exercise of outstanding options, warrants or other purchase or conversion rights, to the extent exercisable within 60 days of the date of this table, are treated as outstanding for purposes of computing each selling stockholder's percentage ownership of outstanding common shares.

        In the event we consummate an initial public offering of our common stock prior to the effective date of this registration statement, each of the selling stockholders has agreed that, if requested by the underwriter in such initial public offering, it will not sell any of the common shares beneficially owned by such selling stockholder for a period of nine months following the consummation of such initial public offering.

                                                                                                  NUMBER OF SHARES
                                                                                                 BENEFICIALLY OWNED
                                                   NUMBER OF SHARES                            AFTER THIS OFFERING(4)
                                                  BENEFICIALLY OWNED                          -----------------------
                                                    PRIOR TO THIS       SHARES REGISTERED      NUMBER OF
NAME                                               OFFERING (1)(2)     IN THIS OFFERING (3)     SHARES     PERCENT(4)
-----------------------------------------------   ------------------   --------------------   -----------  ----------
Avery, Mark                                            52,617                 52,617              0            0
Baron, Robert (5)                                      79,254                 79,254              0            0
Beck, Philip                                           90,528                 90,528              0            0
Boatwright, Mody and Frances
as tenants by the entirety                             20,602                 20,602              0            0
Caviston, Gerard                                       23,530                 23,530              0            0
Chernow, Robert                                       176,472                176,472              0            0
Convey, Christopher                                    53,467                 53,467              0            0
Cote, Joseph Rheal                                     55,910                 55,910              0            0
Cullen, Patrick and Kenny, Pat
as tenants in common                                  210,152                210,152              0            0
Fellows, Bruce                                         50,952                 50,952              0            0
Ferguson, R. Briggs                                    29,412                 29,412              0            0
Freedman, Marc                                        159,852                159,852              0            0
Frost National Bank, The, f/b/o

                                                                                                  NUMBER OF SHARES
                                                                                                 BENEFICIALLY OWNED
                                                   NUMBER OF SHARES                            AFTER THIS OFFERING(4)
                                                  BENEFICIALLY OWNED                          -----------------------
                                                    PRIOR TO THIS       SHARES REGISTERED      NUMBER OF
NAME                                               OFFERING (1)(2)     IN THIS OFFERING (3)     SHARES     PERCENT(4)
-----------------------------------------------   ------------------   --------------------   -----------  ----------
Renaissance Capital Growth & Income
Fund III, Inc., Trust No. W00740000 (6)             1,137,405              1,137,405              0            0
Frost National Bank, The f/b/o
Renaissance US Growth Investment Trust PLC,
Trust No. W00740100 (7)                             1,137,405              1,137,405              0            0
Frost National Bank, The f/b/o BFS US
Special Opportunities Trust PLC,
Trust No. WS00118000 (8)                            1,137,404              1,137,404              0            0
Ghafoor, Mohammad Sharif                               44,118                 44,118              0            0
Gimbel, John and Georgiana
as tenants by the entirety                            218,642                218,642              0            0
Gregoretti, Gordon                                      9,412                  9,412              0            0
Griffin, Randall Security Trust Co.,
as Trustee f/b/o Corporate Office
Properties Trust, Executive Deferred
Compensation Plan Account of (9)                       88,236                 88,236              0            0
Hamblett, Michael(10)                                  73,235                 53,824           19,411          *
Hanfling, Robert and Phyllis
as tenants by the entirety                             34,118                 34,118              0            0
Herwig, Terry L. Revocable Trust (11)                 114,179                114,179              0            0
Hews Associates LLC (12)                              223,642                223,642              0            0
Hoting, Bruce and Kimberly                             59,890                 52,390            7,500          *
Hutton, Richard                                        44,118                 44,118              0            0
Jones, Jon Jason                                       68,507                 68,507              0            0
Jorgensen, Richard                                     42,384                 42,384              0            0
Krakirian, Alain H. Trust (13)                         29,412                 29,412              0            0
Landmark Realty Pension Plan (14)                      57,090                 57,090              0            0
Lane David                                             51,832                 51,832              0            0
Laybourne, Ned                                         88,236                 88,236              0            0
LeFevre, Paul                                          88,236                 88,236              0            0
Legge, Martin                                          96,821                 96,821              0            0
Maloney & Company LLC (15)                             30,318                 30,318              0            0
Masliansky, Abraham                                   223,642                223,642              0            0
Miller, Jeffrey                                        25,792                 25,792              0            0
Mitchell, Andrew R.                                   117,648                117,648              0            0
Molinsky, Richard                                      97,059                      -           97,059          *
Moss, John                                             18,445                 18,445              0            0
Mudd, Donald                                          506,169                506,169              0            0
Paine, Gordon                                         111,821                111,821              0            0
Parbery, Allan                                         45,910                 45,910              0            0
Peckous, Larry                                         25,711                 25,711              0            0
Peebles, Marion III                                    44,118                 44,118              0            0
Penfold, Gerard                                        55,910                 55,910              0            0
Pensenstadler, Mr. and Mrs. Wayne
as tenants by the entirety                            223,642                223,642              0            0
Primpas, Nicholas                                      55,910                 55,910              0            0
Read, Peter                                           105,234                105,234              0            0
Rexrode, James                                         25,468                 25,468              0            0
Schriber, Alan                                         58,824                 58,824              0            0
Seguso, Robert                                        311,371                211,371           100,000         *
Seitz, Craig and Donald
as tenants in common                                   51,085                 51,085              0            0
Smith, Kevin                                           58,824                 58,824              0            0
Stewart, Iain                                         207,125                207,125              0            0

                                                                                                  NUMBER OF SHARES
                                                                                                 BENEFICIALLY OWNED
                                                   NUMBER OF SHARES                            AFTER THIS OFFERING(4)
                                                  BENEFICIALLY OWNED                          -----------------------
                                                    PRIOR TO THIS       SHARES REGISTERED      NUMBER OF
NAME                                               OFFERING (1)(2)     IN THIS OFFERING (3)     SHARES     PERCENT(4)
-----------------------------------------------   ------------------   --------------------   -----------  ----------
Stock, Christine and Mark
as tenants by the entirety                             52,617                 52,617              0            0
Stoler Family Trust (16)                              117,648                117,648              0            0
Stone, Michael                                        317,108                317,108              0            0
Strauss, Gary J.                                       44,118                 44,118              0            0
Summerfield, Mark                                     111,821                111,821              0            0
Till, Martyn and Catherine
as tenants by the entirety                             57,090                 57,090              0            0
Torkan, Liza                                           60,824                 60,824              0            0
VanDenToorn, Rick                                     111,821                111,821              0            0
Wilkins, Patrick                                       51,595                 51,595              0            0
Zagunis, Harold                                       117,648                117,648              0            0
                                                    ---------              ---------
Total                                               9,289,386              9,065,416           223,970         *

*     Represents less than 1% of outstanding shares.

(1) Beneficial ownership as of April 25, 2006 for the selling stockholders based on information provided by the selling stockholders or known to us.

(2)   The number of shares in this column includes:

      o 6,044,803 shares of our common stock currently issued and outstanding; and

      o up to 3,020,613 shares of our common stock issuable on exercise of outstanding warrants to purchase our common stock, which warrants were included as part of units sold in our October 2004 private placement;

(3) The total includes all of the shares described in footnote 2 above, minus 223,970 shares of our common stock representing placement agent shares and broker warrants issued to certain selling stockholders. Such 223,970 shares are not being registered hereby.

(4) Assumes the sale of all shares of common stock registered under this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(5)   Robert Baron serves as one of our directors.

(6) The Frost National Bank f/b/o/ Renaissance Capital Growth & Income Fund III, Inc., Trust No. W00740000 is a publicly traded Fund.

(7) The Frost National Bank f/b/o Renaissance U.S. Growth Investment Trust PLC, Trust No. W00740100 is a publicly traded Fund.

(8) The Frost National Bank f/b/o BFS U.S. Special opportunities Trust PLC, Trust No. WS00118000 is a publicly traded Fund.

(9) On March 11, 2005, we received a corrected subscription agreement and updated investor questionnaire from Security Trust Co., as trustee f/b/o Corporate Office Properties Trust, Executive Deferred Compensation Plan Account of Randall Griffin, correcting the name of the selling stockholder, which was previously Randall Griffin, individually.

(10) Michael Hamblett is an affiliate of Starboard Capital Markets, LLC, which is a registered broker-dealer and which served as a member of the selling group that assisted Meyers Associates in our October 2004 private placement. In connection with the allocation by Meyers Associates of its warrant to purchase 2,382,372 shares of our common stock, Mr. Hamblett received 19,411 of such warrants and Starboard Capital received 8,824 of such warrants.

(11) Terry L. Herwig is the Trustee of the Terry L. Herwig Revocable Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Terry L. Herwig Revocable Trust.

(12) Michael L. Lazar and Ethan Lazar are the Managers of Hews Associates LLC, and together control the voting and dispositive power over the shares of our common stock beneficially owned by Hews Associates.

(13) Alain H. Krakirian is the Trustee of the Alain H. Krakirian Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Alain H. Krakirian Trust.

(14) Raymond L. Anilionis is the sole beneficiary of the Landmark Realty Pension Plan and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Landmark Realty Pension Plan.

(15) Michael J. Maloney is the Managing Member of Maloney & Company, LLC, and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by Maloney & Company.

(16) Ira P. Stoler is the Trustee of the Stoler Family Trust and, as such, has sole voting and dispositive power over the shares of our common stock beneficially owned by the Stoler Family Trust.

RELATIONSHIPS WITH SELLING STOCKHOLDERS

        Other than Robert Baron, who joined our Board in November 2004 as the Board designee of Meyers Associates, the placement agent in our October 2004 private placement, none of the selling stockholders has held any position or office in, or has had any material relationship with, our company or any of its predecessors or affiliates within the past three years.

BROKER-DEALERS

        None of the selling stockholders named herein is a broker-dealer. Except for the following individuals, none of the selling stockholders named herein is an affiliate of a broker-dealer:

        o Michael Hamblett is an affiliate of Starboard Capital Markets, LLC, a registered broker-dealer who served as a member of the selling group that assisted Meyers Associates in our October 2004 private placement. We have been advised by Mr. Hamblett that he purchased the shares of common stock beneficially owned by him in the ordinary course of business. We have also been advised by Mr. Hamblett that, at the time of the purchase of the shares to be resold by Mr. Hamblett, he had no agreement or understandings, directly or indirectly, with any person to distribute such shares.


                              PLAN OF DISTRIBUTION

DISTRIBUTION BY SELLING STOCKHOLDERS

        We are registering the shares of our common stock covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the donees, transferees or others who may later hold the selling stockholders' interests. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may, from time to time, sell all or a portion of their shares of common stock on the OTC Bulletin Board or on any national securities exchange or automated inter-dealer quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the current market price or at negotiated prices. One or more underwriters on a firm commitment or best efforts basis may sell the shares of common stock directly or through brokers or dealers or in a distribution. The methods by which the shares of common stock may be sold include:

        o a block trade (which may involve crosses) in which the broker or dealer engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block, as principal, to facilitate the transaction,

        o purchases by a broker or dealer, as principal, and resales by such broker or dealer for its account pursuant to this prospectus,

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers or through market-makers,

        o transactions in put or call options or other rights (whether exchange-listed or otherwise) established after the effectiveness of the registration statement of which this prospectus is a part, and

        o   privately-negotiated transactions.

        In addition, any of the shares of common stock that qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold in transactions complying with that Rule, rather than pursuant to this prospectus.

        For sales to or through broker-dealers, these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the shares, or both. We have advised the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have informed them that they must deliver copies of this prospectus. We are not aware, as of the date of this prospectus, of any agreements between any of the selling stockholders and any broker-dealers with respect to the sale of the shares of common stock covered by this prospectus.

        The selling stockholders and any broker-dealers or agents participating in the distribution of our shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by any broker-dealer or agent and profit on any resale of shares of common stock may be deemed to be underwriting commissions under the Securities Act of 1933. The commissions received by a broker-dealer or agent may be in excess of customary compensation. If a selling stockholder is deemed to be an "underwriter," the selling stockholder may have liability for the accuracy of the contents of this prospectus under the Securities Act of 1933.

        At a time a particular offer of shares is made by a selling stockholder, a prospectus supplement, if required, will be distributed that will set forth the names of any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from the selling stockholders and any other required information.

        In connection with distributions of the selling stockholders' shares, or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or others prior to or after the effective time of the arrangement. These broker-dealers may engage in short sales of shares or other transactions in the course of hedging the positions assumed by them or otherwise. The selling stockholders may also:

        o   sell shares short and redeliver shares to close out short positions,

        o enter into option or other transactions with broker-dealers or others that may involve the delivery to those persons the shares, and broker-dealers may resell those shares pursuant to this prospectus, and

        o pledge the shares to a broker-dealer or others and, upon a default, these persons may effect sales of the shares pursuant to this prospectus.

        We have advised the selling stockholders that open positions in shares of common stock covered by this prospectus prior to the registration statement, of which this prospectus is a part, being declared effective by the U.S. Securities and Exchange Commission may constitute a violation of Section 5 of the Securities Act of 1933. The selling stockholders advised us that they did not have an open position in the common stock covered by this prospectus at the time of their response to our inquiry.

        In order to comply with securities laws of some states, if applicable, the shares of our common stock may be sold only through registered or licensed broker-dealers.

        The selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and its rules and regulations, including without limitation, Rule 102 under Regulation M. These provisions may limit the timing of purchases and sales of our common stock by the selling stockholders. Rule 102 under Regulation M provides, with limited exceptions, that it is unlawful for the selling stockholders or their affiliated purchasers to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling stockholders or affiliated purchasers have a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the above may affect the marketability of our common stock.

        The selling stockholders may offer all of the shares of our common stock for sale immediately. Because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or that possibility, may have a depressive effect on the market price of our common stock.

        We will receive none of the proceeds from the sale of the shares of common stock by the selling stockholders.

        We will pay all costs and expenses incurred in connection with the registration under the Securities Act of 1933 of the shares of common stock offered by the selling stockholders, including all registration and filing fees, listing fees, printing expenses, and our legal and accounting fees. We estimate that these fees and expenses will total approximately $212,000. The selling stockholders will pay all of their own brokerage fees and commissions, if any, incurred in connection with the sale of their shares of common stock. In addition, we have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.

        We cannot assure you, however, that any of the selling stockholders will sell any or all of the shares of common stock they may offer.

                            DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 55,000,000 shares of common stock, par value $.001 per share. As of May 9, 2006, there were issued and outstanding:

        o   14,054,399 shares of common stock;

        o stock options to purchase up to 1,573,415 shares of common stock at an average weighted per share price of $.34;

        o Class A warrants held by selling shareholders to purchase up to 3,020,613 shares of common stock at an average per share price of $1.06;

        o Class A warrants issued to Meyers Associates to purchase up to 2,382,272 shares of common stock at $.90 per share; and

        o Common stock purchase warrants issued to service providers to purchase up to 60,000 shares of common stock at an average price of $1.01 per share.

        The following summary of the material provisions of our common stock, warrants, certificate of incorporation and by-laws is qualified by reference to the provisions of our certificate of incorporation and by-laws and the forms of warrants included as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

        Each share of common stock entitles its holder to one non-cumulative vote per share and, subject to the preferential rights of the preferred stockholders, if any, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so, and in such event the holders of the remaining shares will not be able to elect a single director. Holders of shares of common stock are entitled to receive such dividends as the Board of Directors may, from time to time, declare out of our funds legally available for the payment of dividends. On any liquidation, dissolution or winding up of our company, holders of shares of common stock are entitled to receive pro rata all of our assets available for distribution to stockholders after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any. None of the stockholders have any preemptive rights to subscribe for or purchase any of our stock, warrants or other securities. Our common stock is not convertible or redeemable. Neither our certificate of incorporation nor our bylaws provide for pre-emptive rights.

WARRANTS

        Each warrant resulting from our October 2004 private placement will entitle the holder thereof to purchase, during an exercise period commencing on the date of issuance and terminating five years after the effective date of a registration statement providing for the resale of the shares of common stock underlying the warrants, one share of common stock at an exercise price of $1.06 or $.90 (for Class A warrants issued to Meyers Associates), subject to adjustment. Commencing one year after the date on which a registration statement providing for the resale of the shares of common stock including the warrants is declared effective, each warrant may be redeemed by us, at our sole option, upon 30-days' written notice to the holders, if at any time the closing bid or last sales price of our common stock equals or exceeds $2.12 per share for a period of at least 20 consecutive trading days ending not more than three days prior to the notice of redemption at a redemption price of $.001 per warrant.

        During the third quarter of 2005, we granted 60,000 warrants to service providers. These warrants have a term of four years and have an average exercise price of $1.01.

REGISTRATION RIGHTS

        Under the terms of the placement agency agreement and registration rights agreement we entered into in connection with our October 2004 private placement with Meyers Associates, we have agreed to file the registration statement of which this prospectus is a part with the SEC prior to December 27, 2004 to register for public resale the shares of common stock issued in the October 2004 private placement and issuable on (1) conversion of our 10% convertible unsecured promissory notes, (2) payment, at our option, of accrued but unpaid interest on our notes, and (3) exercise of the warrants, and to use our commercially reasonable efforts to have the registration statement of which this prospectus is a part declared effective by the SEC prior to February 24, 2005.

        We have agreed to keep the registration statement current and effective to permit the sale of the shares of common stock until the earlier of (1) the date that all of the shares of common stock covered by this registration statement have been sold, and (2) the date the holders of the shares of common stock covered by this registration statement receive an opinion of counsel that such shares may be sold under the provisions of Rule 144(k) under the Securities Act.

        There can be no assurance that this registration statement will remain current and effective for the required period. We will bear all fees and expenses incurred in preparing, filing and maintaining the effectiveness of the registration statement except for brokerage commissions, transfer taxes and the fees of counsel to the holders. In connection with filing the registration statement, holders will be required to furnish certain information to us and to indemnify us against certain civil liabilities, including liabilities arising under the Securities Act with respect to such information. It may in fact not be practicable to qualify the shares of common stock covered by this registration statement for sale in every state in which holders of such shares reside. Accordingly, it is possible that the substantial restrictions on the transferability of the shares of common stock covered by this registration statement will continue, even after registration.

MARKET INFORMATION

        Our common stock is quoted on the OTC Bulletin Board under the symbol HMBT.OB. Our high and low bid prices for our common stock at the close of business on May 23, 2006, as reported by the OTC bulletin board were each $2.25 per share.

TRANSFER AGENT

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

        CERTIFICATE OF INCORPORATION AND BY-LAWS. Under our certificate of incorporation, our Board of Directors may issue additional shares of common or preferred stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our Board of Directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

        o diluting the voting or other rights of the proposed acquirer or insurgent stockholder group,

        o putting a substantial voting block in institutional or other hands that might undertake to support the incumbent Board of Directors, or

        o effecting an acquisition that might complicate or preclude the takeover.

        Our certificate of incorporation also allows our Board of Directors to fix the number of directors in the bylaws. Cumulative voting in the election of directors is specifically denied in our certificate of incorporation. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder may determine to be in his or its best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

        DELAWARE ANTI-TAKEOVER LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law concerning corporate takeovers. This section prevents many Delaware corporations from engaging in a business combination with any interested stockholder, under specified circumstances. For these purposes, a business combination includes a merger or sale of more than 10% of our assets, and an interested stockholder includes a stockholder who owns 15% or more of our outstanding voting stock, as well as affiliates and associates of these persons. Under these provisions, this type of business combination is prohibited for three years following the date that the stockholder became an interested stockholder unless:

        o the transaction in which the stockholder became an interested stockholder is approved by the Board of directors prior to the date the interested stockholder attained that status;

        o on consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction was commenced, excluding those shares owned by persons who are directors and also officers; or

        o on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        This statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

        LIMITED LIABILITY AND INDEMNIFICATION. Our certificate of incorporation eliminates the personal liability of our directors for monetary damages arising from a breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. This limitation does not affect the availability of equitable remedies, such as injunctive relief or rescission. Our certificate of incorporation requires us to indemnify our directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

        Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a named defendant or respondent in a proceeding because the person is or was our director, officer, employee or agent, if we determine that the person:

        o conducted himself or herself in good faith, reasonably believed, in the case of conduct in his or her official capacity as our director or officer, that his or her conduct was in our best interests, and, in all other cases, that his or her conduct was at least not opposed to our best interests; and

        o in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

        These persons may be indemnified against expenses, including attorneys fees, judgments, fines, including excise taxes, and amounts paid in settlement, actually and reasonably incurred, by the person in connection with the proceeding. If the person is found liable to the corporation, no indemnification will be made unless the court in which the action was brought determines that the person is fairly and reasonably entitled to indemnity in an amount that the court will establish. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us under the above provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

        The validity of the shares of common stock offered through this prospectus will be passed on for us by our counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERT

        Our financial statements as of December 31, 2005, and for each of the years in the two year period then ended, and for the period October 3, 2001 (inception) through December 31, 2005 included in this prospectus have been audited by Eisner LLP, an Independent Registered Public Accounting Firm, as stated in their report appearing in this prospectus have been so included in reliance on the report of such firm given on their authority as experts in accounting and auditing.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

        We have had no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures with any of our accountants for the year ended December 31, 2005.

        We have not had any other changes in nor have we had any disagreements, whether or not resolved, with our accountants on accounting and financial disclosures during our two recent fiscal years or any later interim period.

                                HEMOBIOTECH, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                    CONTENTS


FOR THE ONE YEAR PERIOD ENDED DECEMBER 31, 2005

Report of independent registered public accounting firm                     F-2
Balance sheet as of December 31, 2005                                       F-3
Statements of operations for the years ended December 31, 2005 and
    2004 and for the period from October 3, 2001 (inception) through
    December 31, 2005                                                       F-4
Statements of changes in stockholders' equity (capital deficiency)
    for the period from October 3, 2001 (inception) through
    December 31, 2003 and for each of the years in the two-year
    period ended December 31, 2005                                          F-5
Statements of cash flows for each of the years in the two-year period ended December 31, 2005 and 2004 for the period from
    October 3, 2001 (inception) through December 31, 2005                   F-9
Notes to financial statements                                               F-10

FOR THE THREE MONTH PERIOD ENDED MARCH 31, 2006 (UNAUDITED)

Condensed balance sheet as of March 31, 2006                                F-20
Condensed statements of operations for the three month periods ended
    March 31, 2006 and 2005.                                                F-21
Condensed statements of changes In stockholders' equity for the
    period from January 1, 2006 through March 31, 2006.                     F-22
Condensed statements of cash flows for the three month periods ended
    March 31, 2006 and 2005 and for the period of October 3, 2001
    (inception) through March 31, 2006.                                     F-23
Notes to condensed financial statements                                     F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders HemoBioTech, Inc.:

We have audited the accompanying balance sheet of HemoBioTech, Inc. (a development stage company) as of December 31, 2005, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period ended December 31, 2005 and for the period from October 3, 2001 (inception) through December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of HemoBioTech, Inc. as of December 31, 2005, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2005, and for the period from October 3, 2001 (inception) through December 31, 2005 in conformity with U.S. generally accepted accounting principles.

/s/ Eisner LLP
New York, New York
February 17, 2006

With respect to last paragraph of Note K
March 28, 2006

                               HEMOBIOTECH, INC.
                         (a development stage company)
                                 BALANCE SHEET
                               DECEMBER 31, 2005


ASSETS
Current assets:
Cash                                                               $  1,259,000
Prepaid Expenses                                                         42,000
                                                                   ------------
Total current assets                                               $  1,301,000
Equipment, net                                                           11,000
                                                                   ------------
                                                                   $  1,312,000
                                                                   ============

LIABILITIES
Current liabilities
Accounts payable and accrued expenses                              $    360,000
Accrued interest payable                                                 20,000
Convertible notes payable                                               337,000
                                                                   ------------
Total current liabilities                                          $    717,000
                                                                   ------------

Commitments and other matters

STOCKHOLDERS' EQUITY
Common stock, $ .001 par value 55,000,000 shares authorized;
   11,638,040 shares issued and outstanding                        $     12,000
Additional paid-in capital                                            6,155,000
Unearned compensation                                                    (7,000)
Deficit accumulated during the development stage                     (5,565,000)
                                                                   ------------
                                                                   $    595,000
                                                                   ------------
                                                                   $  1,312,000
                                                                   ============

                 See accompanying notes to financial statements

                                HEMOBIOTECH, INC.
                          (a development stage company)
                            STATEMENTS OF OPERATIONS

                                                                   CUMULATIVE
                                                                      FROM
                                                                 OCTOBER 3, 2001
                                                                     THROUGH
                                      YEARS ENDED DECEMBER 31,     DECEMBER 31,
                                        2005            2004           2005
                                    ------------    -----------  ---------------

Revenue                             $ -             $ -            $ -
Operating expenses:
  Research and development               289,000        259,000        549,000
  General and administrative           1,586,000        598,000      3,026,000
Other (income) expenses:
  Interest expense                     1,636,000        411,000      2,056,000
  Interest income                        (57,000)        (9,000)       (66,000)
                                    ------------    -----------    -----------
NET LOSS                            $ (3,454,000)   $(1,259,000)   $(5,565,000)
                                    ============    ===========    ===========

BASIC AND DILUTED LOSS
  PER COMMON SHARE                  $       (.33)   $      (.17)
                                    ============    ===========
Weighed average number of shares
  outstanding--- basic and diluted    10,544,000      7,352,000
                                    ============    ===========

                 See accompanying notes to financial statements

                                HEMOBIOTECH, INC.
                          (a development stage company)
   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (CAPITAL DEFICIENCY) (NOTE G)

                                                                                                           DEFICIT
                                                                                NOTE                      ACCUMULATED
                                                               ADDITIONAL   RECEIVABLE;E                  DURING THE
                                        COMMON                  PAID IN       PLACEMENT      UNEARNED     DEVELOPMENT
                                        SHARES      AMOUNT      CAPITAL       AGREEMENT    COMPENSATION      STAGE         TOTAL
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------
Issuance of shares to Texas Tech
  University Health Service Center
  (February 22, 2002) ($ .001)           678,820     $1,000                                                             $     1,000

Issuance of shares to Ghassan Nino
  (January 30, 2002) ($ .001)          1,086,113      1,000        $1,000                                                     2,000

Estimated fair value of stock
  granted for services
  (January 30, 2002) ($ .001)            217,223                    1,000                                                     1,000

Issuance of shares to Ghassan Nino
  (January 31, 2002) ($ .001)          2,715,280      3,000         2,000                                                     5,000

Issuance of shares to Merlin and
  Evilene Nino (February 07, 2002)
  ($ .001)                               678,820      1,000                                                                   1,000

Net loss for the year                                                                                        (235,000)     (235,000)
                                      ----------   --------   -----------   ------------   ------------   -----------   -----------

BALANCE - DECEMBER 31, 2002            5,376,256   $  6,000   $     4,000                                 $  (235,000)  $  (225,000)

Estimated fair value of options
  granted to Board of Advisors                                          0                                                         0

Issuance of shares to Munir Nino
  (January 20, 2003) ($ .001)            217,224

                                                                                                           DEFICIT
                                                                                NOTE                      ACCUMULATED
                                                               ADDITIONAL   RECEIVABLE;E                  DURING THE
                                        COMMON                  PAID IN       PLACEMENT      UNEARNED     DEVELOPMENT
                                        SHARES      AMOUNT      CAPITAL       AGREEMENT    COMPENSATION      STAGE         TOTAL
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------
Estimated fair value of stock
  granted for compensation
  (April 8, 2003) ($ .001)               977,502      1,000         1,000                                                     2,000

Estimated fair value of stock
  granted for service
  (April 14, 2003) ($. 001)              217,223                    1,000                                                     1,000

Issuance of shares to Evline Nino
  (October 31, 2003) ($ .001)            108,613

Expenses paid by Stockholder                                       10,000                                                    10,000

Net loss for
the year                                                                                                     (617,000)     (617,000)
                                      ----------   --------   -----------   ------------   ------------   -----------   -----------
BALANCE - DECEMBER 31, 2003            6,896,818   $  7,000   $    16,000                                 $  (852,000)  $  (829,000)

Contribution of note and related
  interest (July 15, 2004)                                        155,000                                                   155,000

Contribution of deferred salary
  (July 15, 2004)                                                 564,000                                                   564,000

Expenses paid by stockholder                                        4,000                                                     4,000

Estimated fair value of shares
  to Texas Tech University Health
  Service Center (May 22, 2004)
  ($ .85)                                135,765                  115,000                                                   115,000

Return of shares (July 15, 2004)
  (Note G(2))                         (1,086,111)    (1,000)        1,000                                                         0

Shares issued to placement agent
  (August 19, 2004) (Note E*)          1,500,000      2,000        13,000        (15,000)                                         0

                                                                                                           DEFICIT
                                                                                NOTE                      ACCUMULATED
                                                               ADDITIONAL   RECEIVABLE;E                  DURING THE
                                        COMMON                  PAID IN       PLACEMENT      UNEARNED     DEVELOPMENT
                                        SHARES      AMOUNT      CAPITAL       AGREEMENT    COMPENSATION      STAGE         TOTAL
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------
Issuance of shares and warrants
  in private placement net of
  expenses of $528,000
  (October 13, 2004 and
  October 27, 2004)                    2,647,080      2,000     2,575,000                                                 2,577,000

Contribution of Salary
  (October 13, 2004)                                               11,000                                                    11,000

Contribution of notes and related
  interest (October 13, 2004)                                     125,000                                                   125,000

Unearned compensation                                              13,000                       (13,000)                          0

Estimated fair value of vested
  options granted to Board
  of Advisors                                                      22,000                                                    22,000

Collection of note
  (October 13, 2004)                                                              15,000                                     15,000

Valuation of placement agent's
  warrants and shares attributable
  to debt (see * above)                                           803,000                                                   803,000

Net loss for the Year                                                                                      (1,259,000)   (1,259,000)
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------

BALANCE - DECEMBER 31, 2004           10,093,550    $10,000    $4,417,000   $          0   $    (13,000)  $(2,111,000)  $ 2,303,000

Amortization                                                                                      6,000                       6,000

Estimated fair value of vested
  options issued to Board
  of Advisors                                                      25,000                                                    25,000

Estimated fair value of options
  issued to Advisor (July 13, 2005)                               109,000                                                   109,000

Estimated fair value of warrants
  issued to consultant
  (July 28, 2008)                                                  27,000                                                    27,000

                                                                                                           DEFICIT
                                                                                NOTE                      ACCUMULATED
                                                               ADDITIONAL   RECEIVABLE;E                  DURING THE
                                        COMMON                  PAID IN       PLACEMENT      UNEARNED     DEVELOPMENT
                                        SHARES      AMOUNT      CAPITAL       AGREEMENT    COMPENSATION      STAGE         TOTAL
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------
Estimated fair value of warrants
  issued to consultant
  (September 13, 2005)                                              7,000                                                     7,000

Conversion of promissory notes
  into Common Stock net of
  unamortized discount of $58,000
  (at a conversion price of $1.06
  per share) (August 17, 2005)           765,132      1,000       752,000                                                   753,000

Conversion of promissory notes
  into Common Stock net of
  unamortized discount of $7,000
  (at a conversion price of $1.06
  per share) (September 16, 2005)        205,451          0       211,000                                                   211,000

Conversion of promissory notes
  into Common Stock net of
  unamortized discount of $1,000
  (at a conversion price of $1.06
  per share) (October 21, 2005)           66,122          0        69,000                                                    69,000

Conversion of promissory notes
  into Common Stock (at a
  conversion price of $1.06 per
  share) (October 27, 2005)              507,785      1,000       538,000                                                   539,000

Net Loss for the Year
                                                                                                           (3,454,000)   (3,454,000)
                                      ----------   --------   -----------   ------------   ------------   -----------   ------------
BALANCE - DECEMBER 31, 2005           11,638,040   $ 12,000   $ 6,155,000   $          0   $     (7,000)   (5,565,000)  $   595,000

                 See accompanying notes to financial statements

                                HEMOBIOTECH, INC.
                          (a development stage company)
                            STATEMENTS OF CASH FLOWS

                                                                                                                 OCTOBER 3, 2001
                                                                                                                   (INCEPTION)
                                                                                                                     THROUGH
                                                                              2005                2004         DECEMBER 31, 2005
                                                                          -----------          -----------     ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                                  $(3,454,000)         $(1,259,000)        $(5,565,000)
   Adjustments to reconcile net loss to net cash
     used in operating activities:
         Estimated fair value of options and
           compensatory stock                                                 206,000              137,000              356,000
         Notes issued for services - related party                                 --               51,000              354,000
         Expenses paid by stockholder                                              --                4,000               14,000
         Amortization of deferred financing costs                             830,000              193,000            1,023,000
         Amortization of debt discount                                        637,000              152,000              789,000
         Depreciation                                                           2,000                2,000
         Contribution of salary                                                11,000               11,000
         Changes in:
              Accounts payable and accrued expenses                           196,000              329,000            1,042,000
              Accrued interest                                                 70,000               63,000              142,000
              Prepaid expenses                                                 68,000             (110,000)             (42,000)
                                                                          -----------          -----------          -----------
   Net cash used in operating activities                                   (1,445,000)            (429,000)          (1,874,000)
                                                                          -----------          -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment                                         (10,000)              (3,000)             (13,000)
                                                                          -----------          -----------          -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceed from issuance of common stock and                                   --            3,767,000            3,767,000
   debt
   Payment of Notes                                                          (372,000)            (249,000)            (621,000)
                                                                          -----------          -----------          -----------
     Net cash (used in) /provided by financing                               (372,000)           3,518,000            3,146,000
                                                                          -----------          -----------          -----------
     activities
INCREASE (DECREASE) IN CASH                                                (1,827,000)           3,086,000            1,259,000
   Cash - beginning of period                                               3,086,000                    0                    0
                                                                          -----------          -----------          -----------
CASH - END OF PERIOD                                                      $ 1,259,000          $ 3,086,000          $ 1,259,000
                                                                          ===========          ===========          ===========
SUPPLEMENTARY CASHFLOW INFORMATION
   Interest paid                                                          $    97,000          $    97,000
SUPPLEMENTARY NON-CASH INVESTING AND FINANCING
   ACTIVITIES
     Accrued salary exchanged for Note                                                                              $   150,000
     Employees/stockholders contribution of salary                                             $   564,000          $   564,000
     Stockholders contribution of convertible note
       payable                                                                                 $   280,000          $   280,000
       and related interest
     Conversion of carrying value of convertible
       notes payable and accrued interest of                              $ 1,572,000                               $ 1,572,000
       $97,000 into common stock


                 See accompanying notes to financial statements

                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2005 AND 2004

NOTE A - THE COMPANY

HemoBioTech, Inc. (the "Company"), a development stage company, was incorporated on October 13, 2003 under the laws of Delaware. In December 2003, HemoBioTech, Inc., a Texas corporation, was merged with and into the Company. The accompanying financial statements include the predecessor operations of the Texas corporation from its inception on October 3, 2001. The historical basis of accounting was carried over in the merger, including the deficit accumulated in the development stage. The Company is researching and developing HemoTech(TM), a human blood substitute product using patented technology licensed exclusively from Texas Tech University Health Service Center ("TTU") (Note C). The Company is in the development stage and its efforts have been principally devoted to capital raising, organizational infrastructure development, research and development and upgrading its production facility.

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1)  RESEARCH AND DEVELOPMENT:

    Research and development costs are charged to expense as incurred.

2)  LOSS PER COMMON SHARE:

Basic and diluted loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be antidilutive.

                                          2005              2004
                                        ---------        ----------
Options                                 1,535,915         1,119,387
Convertible Notes                         156,976         2,647,080
Warrants                                7,736,532         7,676,532
                                        ---------        ----------
                                        9,429,423        11,442,999
                                        =========        ==========

* In 2005, the company converted $1,638,000 of Convertible Notes (face value) and accrued interest payable of $97,000 into 1,544,490 shares of Common Stock. At December 31, 2005, the closing price of the company's stock was $2.15 per share.

3)  STOCK-BASED COMPENSATION:

During 2005, as permitted under SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amended SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to continue to follow the intrinsic value method in accounting for stock-based employee compensation arrangements as defined by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25") and related interpretations. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the fair price of the Company's common stock at the date of the grant over the amount an employee must pay to acquire the stock. If the Company had applied the fair value recognition provision of SFAS No. 123 to stock-based employee compensation, the effect on net loss and net loss per share would have been as follows:

                                                                           2005                     2004
                                                                           ----                     ----
Net loss                                                                $(3,454,000)           $  (1,259,000)
Total stock-based employee compensation expense determined
under fair value based method for all awards, net of related tax effects
                                                                            (67,000)                 (28,000)
Pro forma net loss attributable to common Stockholders                   (3,521,000)              (1,287,000)
                                                                        ===========            =============
Net loss per common share (basic and diluted):                          $      (.33)           $        (.17)
                                                                        ===========            =============
Pro Forma                                                               $      (.33)           $        (.18)
                                                                        ===========            =============



The weighted-average fair values at date of grant for options granted during the years ended December 30, 2005 and 2004 were $0.80 and $0.27 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               2005                2004
                                           -------------     ---------------
      Expected life in years                   5-10                5-10
      Interest rate                        3.72% - 4.58%      4.16% - 4.33%
      Volatility                                80%                80%
      Dividend yield                            0%                  0%

(4) FAIR VALUE OF FINANCIAL INSTRUMENTS:

The carrying value of cash equivalents, accounts payable, accrued expenses and convertible notes payable approximates their fair value due to the short period to maturity of these instruments.

(5) USE OF ESTIMATES:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

(6) DEFERRED FINANCING COSTS:

Deferred financing costs include costs attributable to issuing convertible notes in the amount of $1,023,000 which were amortized to interest expense over the original term of convertible notes.

(7) RECENT ACCOUNTING PRONOUNCEMENTS:

In December 2004, the FASB issued FASB Statement No. 123 (revised 2004), "Share-Based Payment" which amends FASB Statement Nos. 123 and 95 ("FAS 123R"). FAS 123R is applicable for all interim and fiscal periods beginning after December 15, 2005. Therefore, the Company expects to adopt it during fiscal 2006. FAS 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the statements of operations the grant-date fair value of stock options and other equity-based compensation issued to employees for share-based compensation.

(8) INCOME TAXES:

The Company accounts for income taxes using the asset and liability method described in SFAS No. 109, "Accounting For Income Taxes," the objective of which is to establish deferred tax assets and liabilities for the temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance related to deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

NOTE C - AGREEMENTS WITH TEXAS TECH UNIVERSITY HEALTH SERVICE CENTER ("TTU")

On January 22, 2002, the Company entered into an exclusive license agreement with TTU with respect to receiving certain patented rights. The Company is committed to the exploitation of such patented rights.

In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTU (subject to anti-dilution protection). In addition, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTU technologies. Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. The shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations. The funding of the $1.2 million is subject to the Company obtaining FDA approval of a blood substitute product. As of December 31, 2005, such approval had not been obtained. In addition, the Company has agreed to reimburse TTU for all intellectual property protection costs and patent maintenance fees. On May 20, 2004, TTU agreed to waive its anti-dilution protection in exchange for 135,765 shares of common stock. Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations.

In addition, in July 2002, the Company entered into a sponsored research agreement with TTU for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to August 31, 2006. The agreement may be terminated by either party on 90 days written notice. In November 2004, the Company agreed to fund the next phase of its research under the sponsored research agreement through November 30, 2005 for a fixed fee of approximately $231,000, which was paid in December 2004.

In January 2006, the Company entered into a Stage Three Sponsored Research Agreement with Texas Tech University for the period January 1, 2006, to December 31, 2006. In connection therewith, the Company made an initial payment of approximately $287,000. Additional payments, may be made to TTU under the agreement based on mutually agreed upon budgets.

NOTE D - ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:


                                                       2005
                                                    ---------
Professional fees                                   $288,000
Liquidating Damages (See Note G[2])                   40,000
Other                                                 32,000
                                                    ---------
                                                    $360,000

On July 15, 2004, two employees/stockholders agreed to waive payment of all deferred salary due them through October 13, 2004. For the year ended December 31, 2004, such waivers amounted to $575,000 and have been treated as a capital contribution.

NOTE E - NOTE RECEIVABLE FROM PLACEMENT AGENT

The Company received a non-recourse promissory note dated August 20, 2004 for $30,000 from a placement agent in consideration for 3,000,000 shares of common stock (Note G[2]). The promissory note bears interest at 4% per annum and is receivable with the vesting of the 3,000,000 shares of common stock as follows but no later than May 13, 2006:

o on the acceptance of subscriptions in a private placement of $2,500,000, then 1,000,000 shares of common stock will vest and $10,000 will become due under the note (vested October 13, 2004 and paid).

o on the acceptance of additional subscriptions in a private placement of $1,000,000, then 500,000 shares of common stock will vest and $5,000 will become due under the note (vested October 13, 2004 and paid).

o on the consummation of a financing having gross proceeds of not less than $2,000,000 within twelve months after registration statement becomes effective, then 500,000 shares of common stock will vest and $5,000 will become due under the note.

o on the consummation of a financing having gross proceeds of not less than $6,000,000 within twelve months after registration statement becomes effective, then 1,000,000 shares of common stock will vest and $10,000 will become due under the note.

In connection with the private placement referred to in Note G[2], the Company granted the placement agent the right of first refusal to serve as placement agent in one or more follow-on offerings having aggregate proceeds of $8,000,000. If the Company fails to provide the placement agent the opportunity to exercise its right of first refusal with respect to any of these follow-on offerings, then the portion of the 1,500,000 shares of common stock referred to above that would otherwise have vested with respect to such follow-on offering will vest immediately.

In August 2004, 1,500,000 shares of common stock were issued to the placement agent subject to vesting. On October 13, 2004 such shares vested and $15,000 under the note was paid.

NOTE F - CONVERTIBLE NOTES PAYABLE

On July 15, 2004, a note with principal of $174,000 bearing interest at 5% per annum, due on December 31, 2003 and convertible into shares of common stock at $2.21 per share was extended to the consummation of a private placement of $2,500,000 (Note G[2]). On October 13, 2004, such note plus $1,000 of accrued interest was paid and the balance of accrued interest was forgiven. Such forgiveness was treated as a capital contribution.

On October 13, 2004, $75,000 of a note with a principal of $180,000 bearing interest at 5% per annum, due on May 1, 2004 and convertible into shares of common stock at $2.21 per share was paid. The balance of principal and accrued interest was forgiven and was treated as a capital contribution.

See Note G[2] for convertible notes issued in connection with the October 27, 2004, private placement.

NOTE G - STOCKHOLDER'S EQUITY

(1) STOCK SPLIT:

On August 16, 2004, the Board of Directors approved a reverse stock split of one share of common stock for .543056 shares of common stock. All common stock and common stock equivalent shares in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split.

(2) PRIVATE PLACEMENT:

On October 27, 2004, the Company completed a private placement of 45 units and raised gross proceeds of $4,500,000. Each unit consists of a $50,000 unsecured convertible promissory note, 58,824 shares of common stock and 117,648 warrants. The notes bear interest at 10% per annum (an effective rate of 77%) and are convertible at the option of the holder into common stock or convertible securities to be sold by the Company in its next financing, as defined, at a conversion price equal to the per share offering price of such financing.

Based on negotiations with the placement agent the Company agreed to a fair value for the Common Stock of $.85 per share and calculated the fair value of each warrant to be $.53 using the Black-Scholes option pricing model prior to the revision in the method of valuing the common stock the Company used Black-Scholes to value both common stock and warrants.

         The gross proceeds from the sale of each unit were allocated based on the relative fair values to each of the components.

              Convertible notes payable                        $  31,000
              Common stock                                        31,000
              Warrants                                            38,000
                                                               ---------
                                Total                          $ 100,000
                                                               =========

Based on the allocation of the relative fair values to the components of the private placement offering, the debt discount was calculated to be $855,000, which is being amortized as expense to interest expense over the term of the notes.

At the time of the Company's next financing, the Company will determine if a beneficial conversion feature exists. The beneficial conversion feature will be determined by the Company comparing the number of shares that would be received pursuant to the conversion price at the time of the next financing compared with the number that would have been received based on the then fair value of the shares. No beneficial conversion feature existed at the date of conversion since the conversion price was greater than the then share value of the stock at issuance date of Note.

Through October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and approximately $97,000 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company paid the remaining outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock on or prior to October 27, 2005.

The Company agreed to file a registration statement within 60 days of final closing of the private placement and to use commercially reasonable efforts to cause the registration statement to be effective within 120 days of final closing. In the event the registration statement was not filed and declared effective within the required time, the Company would incur liquidated damages of 2% per month (pro rated daily) based on the subscription amount of each purchaser in the Company October 2004 private placement.

The Company received waivers from selling stockholders aggregating subscriptions equal to $4,280,000. Such waivers enable the Company to forego an obligation of approximately $205,000 of liquidated damages through April 15, 2005, with respect to its non-compliance. In addition, certain selling stockholders agreed to extend the date after which liquidated damages will begin to accrue to May 2, 2005. Such registration statement was declared effective on May 13, 2005. In connection therewith, the Company incurred liquidating damages aggregating approximately $48,000.

(3) STOCK WARRANTS

In connection with the private placement (see Note G[2]), the Company issued 5,294,160 Class A warrants exercisable at $1.06 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days at a redemption price of $.001 per warrant.

In connection with the private placement (see Note G[2]), the placement agent was granted a warrant to purchase 2,382,372 shares of common stock at an exercise price of $.90 per share, exercisable for five years from the effective date of a registration statement to be filed on behalf of investors in the offering. The placement agent was granted "piggyback" registration rights with respect to the shares underlying this warrant. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement covering the resale of shares of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days, at a redemption price of $.001 per warrant. In addition, the placement agent issued a $30,000 promissory note for 3,000,000 shares of common stock subject to vesting (Note
E).

On July 28, 2005, and September 13, 2005, the Company granted 50,000 and 10,000 warrants, respectively to service providers. In connection therewith, the Company valued the warrants using Black-Scholes option pricing model and recorded a charge of $34,000.

At December 31, 2005, the Company had the following warrants outstanding:


                   EXERCISE PRICE       EXPIRATION DATE      NUMBER OF SHARES
                                                                 RESERVED
Class A                $ 1.06                May 13, 2010         5,294,160
Placement Agent           .90                May 13, 2010         2,382,372
Other                    1.00               July 28, 2009            50,000
Other                    1.06          September 13, 2009            10,000
                                                              --------------
                                                                  7,736,532
                                                              ==============


(4) COMMON STOCK:

In connection with the initial capitalization of the Texas corporation, HemoBioTech, Inc. agreed to issue 1,982,157 Class A shares and 2,715,280 Class B shares between January 30, 2002 and January 20, 2003, and was valued at an aggregate of approximately $8,000. On October 31, 2003, the Texas corporation issued 108,613 Class A shares as an anti-dilutive issuance. On October 31, 2003, all the stockholders exchanged their Class A and B shares for 6,896,818 shares of common stock of the Company. The accompanying financial statements reflect the shares as outstanding from their dates of original issuance.

Under an agreement dated July 15, 2004, a principal stockholder agreed to return 1,086,113 shares of common stock to the Company as an inducement to the placement agent to serve as agent in a proposed private placement (Note H[2]). The return of such shares was treated as a capital contribution.

See also Note [F] - Convertible Notes Payable

(5) VOTING AND STOCKHOLDERS AGREEMENTS:

On October 31, 2003, certain stockholders (aggregating 6,896,818 shares of common stock) each entered into a stock purchase agreement with the Company whereby each stockholder granted to the Company the right of first refusal to purchase shares proposed to be sold or transferred by such stockholder(s) at the same consideration to be paid by a third party. Such right of first refusal terminates on the effective date of the first sale of common stock of the Company to the general public under an effective registration statement.

On October 31, 2003, the Company entered into a stockholders agreement with certain stockholders (aggregating 6,217,996 shares of common stock) under whom the Company granted such stockholders a right of first offer with respect to future sales of common stock or convertible securities by the Company. In addition, the Company granted each of the stockholders "piggyback registration rights". Each of these stockholders waived their right of first refusal in connection with the October 2004 private placement. In addition, each of these stockholders waived their piggyback registration rights in connection with the registration of the shares underlying the October 2004 private placement.

On July 15, 2004, certain stockholders (aggregating 4,154,383 shares of common stock) entered into a voting agreement whereby they agreed to vote all of their respective shares together with the majority-in-

interest of stockholders who are also the Company's executive officers on all matters submitted to a vote of the stockholders. The voting agreement expires on October 27, 2006.

(6) STOCK OPTION/STOCK ISSUANCE PLAN:

During 2003, the Board of Directors of the Company approved a Stock Option/Stock Issuance Plan (the "Plan") which provides for the granting of options or stock to purchase up to 3,000,000 shares of common stock (on a pre-reverse stock split basis), under which, directors, employees and independent contractors are eligible to receive incentive and non-statutory stock options and common shares (employees). The Company's stockholders approved the Plan in August 2004.

On August 16, 2004, the Board of Directors and stockholders of the Company approved the reduction in the number of shares reserved for under the Plan to 1,629,168 shares reflecting the effect of the .543056 reverse split effected by the Company. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value of the common stock on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Options under the Plan generally vest 25% on the first anniversary date of the grant and then, thereafter, equally over thirty-six months.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company's common stock on the date such stock option holder's status was changed. Deferred compensation is included as a component of stockholders' equity (capital deficiency) and is being amortized to expense over the remaining vesting period of the stock options. Such amortization expenses were $6,000 for the year ended December 31, 2005.

On July 13, 2005, the Company entered into an advisory agreement with its Acting Vice President and Principal Investigator of Research and Development to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech(TM). The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to certain vesting timetables. In connection therewith the Company recorded a charge of $141,000 in 2005. The Company will record additional charges as and when the options vest at the then face value.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company's common stock on the date such stock option holder's status was changed. Deferred compensation is included as a component of stockholders' equity (capital deficiency) and is being amortized to expense over the remaining vesting period of the stock options.

During the years ended December 31, 2005, 2004 and 2003, the Company granted 0, 25,860 (including 15,000 shares - see Note J[3]) and 103,179 options, respectively, to purchase common stock to members of the Company's Board of Advisors. Accordingly the Company recorded a charge of $25,000, $22,000 and $0 for the years ended December 31, 2005, 2004 and 2003, respectively. During the years ended

December 31, 2005, 2004, and 2003, the Company granted employees and directors of the company 145,000, 40,000, and 27,152 options at an exercise price of $.85 - $2.37, $.85, and $.18 per share of common stock respectively.

Additional information on shares subject to options is as follows:

At December 31, 2005, 93,253 options were available for grant under the Plan. The following table presents information relating to stock options outstanding under the Plan as of December 31, 2005.

                                                                     2005                     2004
                                                                   WEIGHTED                 WEIGHTED
                                                                   AVERAGE                  AVERAGE
                                                                   EXERCISE                 EXERCISE
                                                         SHARES      PRICE       SHARES       PRICE
                                                        ---------  --------      ---------  ---------
Options outstanding at beginning of period              1,119,387    $0.23       1,053,527    $0.19
Granted                                                   416,528     0.47          65,860     0.85
Options outstanding at end of period                    1,535,915     0.29       1,119,387     0.23
                                                        =========    =====       =========
Options exercisable at end of period                    1,026,198     0.28         664,140     0.23
                                                        =========    =====       =========

                                                               OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
                                                               -------------------                     ---------------------
                                                        WEIGHTED                                                     WEIGHTED
                                                         AVERAGE          WEIGHTED AVERAGE                           AVERAGE
          RANGE OF                                      EXERCISE         REMAINING LIFE IN                           EXERCISE
       EXERCISE PRICE                SHARES               PRICE                YEARS               SHARES             PRICE
       -------------              -----------          ----------        -----------------      -----------          --------
       @10.18 - 0.20              1,325,055                .19                  5.75              916,379              0.19
       @$0.85 - 0.94                178,360                .85                  8.93               84,819              0.86
       @$1.06 - 1.17                 20,000               1.07                  9.14               12,500              1.08
       @$2.15 - 2.37                 12,500               2.19                   9.0               12,500              2.19
                                  ---------                                                     ---------
                                  1,535,915              $0.29                   6.2            1,026,198             $0.28
                                  =========                                                     =========

The weighted-average fair values at date of grant for options granted to non-employees and the Board of Advisors during the years ended December 30, 2005 and 2004 were $0.80 and $0.27 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               2005                 2004
                                           ------------        ---------------
Expected life in years                          10                  5-10
Interest rate                               4.2%-4.58%         4.16% - 4.33%
Volatility                                      80%                 80%
Dividend yield                                  0%                   0%

NOTE H - INCOME TAXES

At December 31, 2005, the Company had approximately $4,278,000 of net operating loss carryforwards for federal income tax purposes which expire as follows:

Year                                         Net Operating Year Losses

2022                                                  $    1,000
2023                                                     134,000
2024                                                     980,000
2025                                                  $3,163,000
                                                       ---------
                                                      $4,278,000
                                                       =========

At December 31, 2005, the Company had a deferred tax asset of approximately $1,566,000, representing the benefits of its net operating loss and certain expenses not currently deductible for tax purposes. The

Company's deferred tax asset has been fully reserved by a valuation allowance since realization of its benefit is uncertain.

The difference between the statutory tax rate of 34% and the Company's effective tax rate is due to the increase in the valuation allowance of $1,152,000 (2005) and $286,000 (2004) and certain expenses not deductible for tax purposes. The Company's ability to utilize its carryforwards may be subject to an annual limitation in future periods under Section 382 of the Internal Revenue Code of 1986, as amended due to changes in ownership.

NOTE I - RELATED PARTY TRANSACTIONS

On January 30, 2002, the Company entered into a one-year master service agreement with an affiliate of a stockholder/director of the Company, whereby the Company will receive management, technology, organization, financial and strategic growth consulting services for a $150,000 fee and the issuance of 217,223 shares of common stock. Such shares were valued at approximately $1,000. The stockholder/director's affiliate is obligated to sell to the Company 108,611 of such shares at $2.21 per share when the Company completes an equity financing having gross proceeds to the Company of at least $8 million. On July 15, 2004, the Company agreed to waive irrevocably its right to call these shares. Effective April 8, 2003, the agreement was amended to provide certain website development, hosting, e-mail maintenance and technical support for $2,000 per month for an initial period of one year. In connection with this agreement, a convertible note was issued in exchange for services under the agreement (Note
F). On July 15, 2004, the master service agreement was terminated.

On April 14, 2003, the Company entered into a master service agreement with an affiliate of the Chairman/President/Chief Executive Officer and a stockholder/director of the Company, whereby the Company will receive management, technology, and organization, financial and strategic growth consulting services for a fee of $20,000 per month. In addition, the agreement provides for the issuance of 217,223 shares of common stock. Such shares were valued at $1,000. The Company has the right to purchase such shares at $2.21 per share through December 31, 2004. Effective October 1, 2003, the agreement was amended into a two-year agreement to provide certain website development, hosting, e-mail maintenance and technical support in exchange for an annual fee of $60,000 and the previous services under the original agreement ceased. In connection with this agreement, a convertible note was issued in exchange for services rendered under the agreement (Note F). On July 15, 2004, the master service agreement was terminated.

Certain expenses were paid by the Chairman/President/Chief Executive Officer on behalf of the Company. Such expenditures amounted to $10,000 for the year ended December 31, 2003.

NOTE J - COMMITMENTS AND OTHER MATTERS

(1) LEASES:

The Company occupied office space on a month-to-month basis for $450 per month during 2004. For the first nine months of 2004, the Chief Executive Officer paid for the monthly rent on behalf of the Company which amounted to $4,000. Such expense was treated as a capital contribution. The Company has entered into a service agreement for office space for a monthly fee of approximately $5,460. Such arrangement is renewable every six months. Rent expense was approximately $64,000 and $16,000 for the year ended December 31, 2005 and 2004, respectively.

(2) EMPLOYMENT AGREEMENTS:

On April 8, 2003, the Company entered into an employment agreement, as amended on October 6, 2003, with its Chairman/President/Chief Executive Officer and provides for an annual base salary of $265,000 (plus annual cost of living increases and bonuses at the discretion of the Board of Directors). The agreement is for three years commencing October 6, 2003, and will be extended for successive twelve-month periods unless terminated by either party. The agreement also provides that the payment of the base salary would be deferred until the Company raised at least $4.0 million. The agreement also provides for the granting of an option to purchase 651,668 shares of the Company's common stock at an exercise price of $.20 per share and the purchase of 977,502 shares of common stock at $.001. Such shares were valued at $2,000 and charged to operations. Under a letter agreement dated July 15, 2004, salary due under the agreement from April 8, 2003 through October 13, 2004 was forgiven and, thereafter, currently paid the salary was reduced to $150,000 per annum. On January 3, 2005, the initial term of such employment agreement was extended to October 6, 2007. On April 6, 2005, the Company amended the employment agreement, subject to the consummation of a financing, as defined, as not less than $10 million, to provide for a base salary of $210,000, a lump-sum payment of $52,000 and an annual bonus equal to 25% of salary. Effective November 18, 2005, the agreement was further amended to provide a current base salary of $185,000 and extension of the employment agreement to October 6, 2008.

On October 31, 2003, the Company entered into an employment agreement with its Chief Medical Officer at an annual salary of $180,000 effective on the consummation of a $12.0 million equity financing. In the interim, the Company granted the Chief Medical Officer 271,528 options at an exercise price of $.18 per share for services as part-time Chief Medical Officer. Under a letter agreement dated July 15, 2004, the Chief Medical Officer agreed to serve on a full-time basis, effective October 27, 2004, for a salary of $60,000 per annum, until such time as the parties terminate this agreement. Effective February 7, 2006, the agreement was further amended to provide a current base salary of $80,000.

Effective April 1, 2005 the Company entered into a three year employment agreement with its Chief Financial Officer and provides for a base salary of $120,000 per annum, plus annual cost of living increases. Effective the first calendar month following the Company's consummation of a financing as defined of not less than $10 million, the base salary will increase to $165,000. In addition, the agreement provides for annual bonuses and the granting of stock options. Effective November 1, 2005, the agreement was further amended to provide a current base salary of $145,000.

(3) CONSULTING AGREEMENTS:

On October 14, 2004, the Company entered into an advisory agreement with a member of our scientific advisory board to receive technical advisory services. The agreement can be terminated by either party on 30 days' written notice. The agreement provides for $1,500 per month and the issuance of an option under the Plan to purchase 15,000 shares of common stock of the Company at an exercise price of $0.85 per share.

On August 22, 2005, the Company entered into an advisory agreement with Regulus Pharmaceutical Consulting, formerly Origin USA, LLC to assist the company with general regulatory, quality assurance and product development consultancy services. Also on August 22, 2005, we entered in to a project-specific agreement with the same group. The Company will compensate Regulus for satisfactory performance of services at an hourly rate plus out-of-pocket expenses, as agreed, on a project-by-project basis.

NOTE K - SUBSEQUENT EVENT

During January and February 2006, holders of 1,877,956 Class A Warrants were exercised and the Company received proceeds of approximately $1,888,000 (net of placement agent fee of approximately $101,000.)

During March 21 through March 28, 2006, holders of aggregate of $200,000 principal amount of our Notes and approximately $16,000 accrued but unpaid interest requested the conversion of their Notes and interest into common shares in accordance with amendments to the original terms of the Notes permitting such conversion. The conversion prices ranged from $1.53 per share to $1.96 per share, aggregating to approximately 129,000 shares of the Company's common stock. In connection herewith the Company will record a charge representing the difference between the conversion price and the market price at conversion.

                                HEMOBIOTECH, INC.
                          (a development stage company)

                             CONDENSED BALANCE SHEET
                                 MARCH 31, 2006
                                   (Unaudited)

ASSETS:
CURRENT ASSETS:
           Cash                                                                                $ 2,556,000
           Prepaid expenses                                                                        232,000
                                                                                               -----------
                             Total current assets                                                2,788,000
           Equipment, net                                                                           14,000
                                                                                               -----------
                                                                                               $ 2,802,000
                                                                                               ===========
LIABILITIES:
CURRENT LIABILITIES:
           Accounts payable and accrued expenses                                               $   395,000
           Accrued interest payable                                                                 13,000
           Convertible notes payable                                                               137,000
                                                                                               -----------
                   Total current liabilities                                                   $   545,000
                                                                                               -----------
STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value, 55,000,000 shares authorized,
13,515,996 shares issued and outstanding as of March 31, 2006                                  $    14,000
Additional paid-in capital                                                                       8,146,000
Unearned compensation                                                                               (6,000)
Deficit accumulated during the development stage                                                (6,112,000)
Common shares payable (128,264 shares)                                                             215,000
                                                                                               -----------
                   Total stockholders' equity                                                    2,257,000
                                                                                               -----------
                                                                                               $ 2,802,000
                                                                                               ===========


                  See Notes to Condensed Financial Statements.

                                HEMOBIOTECH, INC.
                          (a development stage company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

                                                                                      October 31, 2001
                                                       Three Months Ended               (Inception)
                                                            March 31                       through
                                                                                          March 31,
                                                    2006                2005                2006
                                               --------------       --------------     --------------
Revenue
Operating expenses:
         Research and development             $    148,000         $     29,000         $   697,000
         General and
                   administrative                  372,000              222,000           3,398,000

Other income (expenses)
         Interest expense                           46,000              523,000           2,102,000
         Interest income                           (19,000)             (12,000)            (85,000)
                                              ------------         ------------         -----------
Net loss                                      $   (547,000)        $   (762,000)        $(6,112,000)
                                              ============         ============         ===========
Basic and diluted loss
         per common share                                              $   (.04)        $      (.08)
                                                                   ============         ===========
Weighted average number
         of shares outstanding
         basic and diluted                      13,120,146           10,093,550
                                              ============         ============


                  See Notes to Condensed Financial Statements.

                                HEMOBIOTECH, INC
                          (a development stage company)
             CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                   COMMON          AMOUNT      ADDITIONAL      UNEARNED       DEFICIT         COMMON        TOTAL
                                   SHARES                       PAID-IN      COMPENSATION   ACCUMULATED       SHARES
                                                                CAPITAL                      DURING THE      PAYABLE
                                                                                            DEVELOPMENT
                                                                                               STAGE
     BALANCE
December 31, 2005                11,638,040      $  12,000      $6,155,000     $(7,000)     $(5,565,000)           --     $ 595,000
 Net Loss for the
   period                                                                                      (547,000)                   (547,000)
Amortization                          1,000          1,000
Stock based
  compensation -
   board of
   advisors                                                         12,000                                                   12,000
Stock based
   compensation-
   employees and
   directors                                                        54,000                                                   54,000
Conversion of
  notes payable
  into common
  stock                                                             38,000                                   $215,000       253,000
Exercise of
  warrants, net
  of expenses of
$101,000                          1,877,956          2,000       1,887,000          --               --            --     1,889,000
                                -----------      ---------      ----------     -------      -----------      --------    ----------
     BALANCE
  March 31, 2006
   (unaudited)                   13,515,996      $  14,000      $8,146,000     $(6,000)     $(6,112,000)     $215,000    $2,257,000
                                ===========      =========      ==========     =======      ===========      ========    ==========

                                HEMOBIOTECH, INC.
                          (a development stage company)
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                                                     THREE MONTHS ENDED           OCTOBER 2, 2001
                                                                                          MARCH 31,                 (INCEPTION)
                                                                                                                      THROUGH
                                                                                    2006               2005       March 31, 2006
                                                                                -----------       -----------     ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                        $  (547,000)      $  (762,000)      $(6,112,000)
           Adjustments to reconcile net loss to net cash used in
 operating activities:
             Fair value of options and compensatory stock                            86,000                --           442,000
             Beneficial conversion feature - interest expense                        38,000            38,000
             Notes Issued for services - related party                                   --                --           354,000
             Expenses paid by stockholder                                                --                --            14,000
             Amortization of deferred financing costs                                    --           256,000         1,023,000
             Amortization of debt discount                                               --           211,000           789,000
             Depreciation                                                             1,000                --             3,000
             Contributions in salary                                                     --            11,000
             Changes in:
                      Accounts payable and accrued expenses                          15,000             2,000         1,057,000
                      Accrued interest                                                8,000            56,000           150,000
                      Prepaid expenses                                             (190,000)           29,000          (232,000)
                                                                                -----------       -----------       -----------
Net cash used in operating activities                                              (589,000)         (208,000)       (2,463,000)
                                                                                -----------       -----------       -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment                                                   (3,000)           (1,000)          (16,000)
                                                                                -----------       -----------       -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceed from issuance of common stock and debt                                       --                --         3,767,000
Payment of notes                                                                         --                --          (621,000)
Exercise of warrants, net                                                         1,889,000                --         1,889,000
                                                                                -----------       -----------       -----------
               Net cash provided by financing activities                          1,889,000                --         5,035,000
                                                                                -----------       -----------       -----------
INCREASE (DECREASE) IN CASH                                                       1,297,000          (209,000)        2,556,000
Cash - beginning of period                                                        1,259,000         3,086,000                 0
                                                                                -----------       -----------       -----------
CASH - END OF PERIOD                                                            $ 2,556,000       $ 2,877,000         $2,556,000
                                                                                ===========       ===========       ===========

SUPPLEMENTARY CASH FLOW INFORMATION:
INTEREST PAID:                                                                           --                --       $    97,000
SUPPLEMENTARY NON-CASH INVESTING AND
         FINANCING ACTIVITIES:
Accrued salary exchanged for Note                                                        --                --       $   150,000
Employees/Stockholders contribution of salary                                            --                --       $   564,000
Stockholder contribution of convertible note payable and                                 --                --       $   280,000
          related interest
Conversion of carrying value of convertible notes payable and
        accrued interest into common stock                                      $   215,000                --       $ 1,787,000



                  See Notes to Condensed Financial Statements.

                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)

NOTE A -- THE COMPANY

We were founded in 2001 as "HemoBioTech, Inc.," a Texas corporation. In 2003, we incorporated a sister corporation named "HemoBioTech, Inc.," in the state of Delaware. On December 1, 2003, HemoBioTech, Inc. (Texas) was merged with and into HemoBioTech, Inc., (Delaware), with HemoBioTech, Inc. (Delaware) as the surviving entity.

The accompanying financial statements include the predecessor operations of the Texas corporation from its inception on October 3, 2001. The historical basis of accounting was carried over in the merger, including the deficit accumulated in the development stage. The Company is researching and developing human blood substitute patented technology licensed exclusively from Texas Tech University Health Service Center ("TTU") (Note E). The Company is in the development stage and its efforts have been principally devoted to capital raising, organizational infrastructure development and research and development.

NOTE B -- BASIS OF PRESENTATION

The interim financial statements presented are unaudited but in the opinion of management, have been prepared in conformity with accounting principles generally accepted in the United States of America applied on a basis consistent with those of the annual financial statements. Such interim financial statements reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and the results of operations for the interim periods presented. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the full fiscal years. The interim financial statements should be read in connection with the audited financial statements for the year ended December 31, 2005.

The financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred cumulative losses of $6,112,000 for the period through March 31, 2006, and has been dependent on funding operations through the private sale of convertible debt and equity securities. At March 31, 2006, the Company had $2,556,000 in cash. Management believes that current cash resources will be sufficient to fund operations for the next twelve months. Management's plans include continuing to finance operations through one or more private or public offerings of equity securities and monitoring and reducing expenditures.

NOTE C -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

[1] LOSS PER COMMON SHARE:

Basic and diluted loss per common share is based on the net loss divided by the weighted average number of common shares outstanding during the period, including common shares payable. No effect has been given to outstanding potential common shares such as options, warrants and convertible instruments in the diluted computation as their effect would be antidilutive.


                                    THREE MONTHS ENDED
                                           MARCH 31,
                                       2006          2005
                                   ---------       ---------
Options                            1,573,415       1,129,387
Convertible notes*                    68,409       2,647,080
Warrants                           5,858,576       7,676,532
                                   ---------       ---------
Total                              7,500,400      11,452,999
                                   =========      ==========


* Note conversions will use the market price of the company's common shares. At March 31, 2006 and 2005, the closing price of the company's stock was $2.20 and $.85 per share respectively.

[2] STOCK-BASED COMPENSATION:

Effective January 1, 2006, the Company has adopted SFAS No. 123 (Revised 2004), Share Based Payment, which requires a public entity to measure the cost of employee, officer and director services received in exchange for an award of equity instruments based on the grant-date fair value of the award. SFAS No. 123(R) supersedes the Company's previous accounting under SFAS No. 123, Accounting for Stock Based Compensation ("SFAS No. 123"), which permitted the Company to account for such compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Pursuant to APB No. 25, and related interpretations, no compensation cost had been recognized in connection with the issuance of stock options, as all options granted under the Company's 2003 Stock Option/Stock Issuance Plan (the "Option Plan") and all options granted outside the Option Plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The Company adopted SFAS No. 123(R) using the modified prospective transition method, which requires that compensation cost be recorded as earned for all unvested stock options outstanding at the beginning of the first fiscal year of adoption of SFAS No. 123R based upon the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and for compensation cost for all share-based payments granted subsequent to the adoption, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. The Company's condensed consolidated financial statements, as of and for the three months ended March 31, 2006, reflect the impact of SFAS No. 123(R). In accordance with the modified prospective transition method, the Company's condensed consolidated financial statements for prior periods have not been restated to reflect, and do not include the impact of SFAS No. 123(R).

As a result of adopting Statement 123(R) on January 1, 2006, the company's net loss for the three months ended March 31, 2006, is $54,000 higher than if it had continued to account for share-based compensation under APB No. 25.

The following table illustrates the effect on net income and earnings per share if the company had applied the fair value recognition provisions of Statement 123 to options granted under the company's stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing formula and amortized to expense over the options' vesting periods:


                                                          THREE MONTHS
                                                              ENDED
                                                            MARCH 31,
                                                              2005
                                                           ------------

    Net Loss, as reported                                  $ (762,000)

           Add: Stock-based employee compensation
           expense included in reported net income, net
           of related tax effects.                             (7,000)

           Deduct: Total stock-based employee
           compensation expense determined under fair
           value based method for all awards, net of
           related tax effects.                                 -
                                                           -----------
    Pro Forma Net Loss                                     $ (769,000)
                                                           ===========
           Net loss per common share:
                       as reported                         $     (.08)
                       pro forma                           $     (.08)


The weighted-average fair values at date of grant for options granted during the three months ended March 31, 2005 was $0.74. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                       THREE MONTHS
                                                          ENDED
                                                         MARCH 31,
                                                           2005
                                                       ------------
             Expected life in years                        5-10
             Interest rate                             4.16% - 4.33%
             Volatility                                    80%
             Dividend yield                                 0%

[3] USE OF ESTIMATES:

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include the selection of assumptions underlying the calculation of the fair value of options. Actual results could differ from those estimates.

[4] DEFERRED FINANCING COSTS:

Deferred financing costs include costs attributable to issuing convertible notes in the amount of $1,023,000 and such costs were amortized to interest expense over the term of convertible notes through October 27, 2005.


NOTE D -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                 MARCH 31, 2006   DECEMBER 31, 2005
                                 --------------   ------------------
Professional fees                    $292,000          $288,000
Damages                                38,000            40,000
Other                                  65,000            32,000
                                     --------          --------
Total                                $395,000          $360,000
                                     ========          ========

NOTE E -- AGREEMENTS WITH TEXAS TECH UNIVERSITY HEALTH SERVICE CENTER ("TTU")

On January 22, 2002, the Company entered into an exclusive license agreement with TTU with respect to receiving certain patented rights. The Company is committed to the exploitation of such patented rights.

In consideration for entering into the agreement, the Company issued 678,820 shares of common stock to TTU (subject to anti-dilution protection). In addition, the Company has agreed to fund, over a four-year period, $1.2 million to support efforts in incubating and commercializing other TTU technologies. Under the agreement, the Company reserves the right of first refusal on licensing and commercializing other technology developed from such funding. The shares issued were valued at approximately $1,000, their estimated fair value, and charged to operations. The funding of the $1.2 million is subject to the Company obtaining FDA approval of a blood substitute product. As of December 31, 2005, such approval had not been obtained. In addition, the Company has agreed to reimburse TTU for all intellectual property protection costs and patent maintenance fees. On May 20, 2004, TTU agreed to waive its anti-dilution protection in exchange for 135,765 additional shares of common stock. Such shares were valued at approximately $115,000, their estimated fair value, and charged to operations.

In addition, in July 2002, the Company entered into a sponsored research agreement with TTU for the period September 1, 2002 through August 31, 2006, subject to a two-year extension to be mutually agreed on by the parties in the second year of the agreement and prior to December 31, 2006. The agreement may be terminated by either party on 90 days written notice. In November 2004, the Company agreed to fund the next phase of its research under the sponsored research agreement through November 30, 2005 for a fixed fee of approximately $231,000, which was paid in December 2004.

In January 2006, the Company entered into a Stage Three Sponsored Research Agreement with Texas Tech University for the period January 1, 2006, to December 31, 2006. In connection therewith, the Company made an initial payment of approximately $287,000 which is being amortized over the period of the research. Additional payments may be made to TTU under the agreement based on mutually agreed upon budgets.

NOTE F -- STOCKHOLDERS' EQUITY

[1] PRIVATE PLACEMENT:

On October 27, 2004, the Company completed a private placement of 45 units and raised gross proceeds of $4,500,000. Each unit consists of a $50,000 unsecured convertible promissory note, 58,824 shares of common stock and 117,648 warrants. The notes bear interest at 10% per annum (an effective rate of 77%) and are convertible at the option of the holder into common stock or convertible securities to be sold by the Company in its next financing, as defined, at a conversion price equal to the per share offering price of such financing.

Based on negotiations with the placement agent, the Company agreed to a fair value for the Common Stock of $.85 per share and calculated the fair value of each warrant to be $.53 using the Black-Scholes option pricing model. Prior to the revision in the method of valuing the common stock, the Company used Black-Scholes to value both common stock and warrants. The gross proceeds from the sale of each unit were allocated based on the relative fair values to each of the components.



          Convertible notes payable                   $  31,000
          Common stock                                   31,000
          Warrants                                       38,000
                                                      ---------
                   Total                              $ 100,000
                                                      =========


Based on the allocation of the relative fair values to the components of the private placement offering, the debt discount was calculated to be $855,000, which is being amortized as expense to interest expense over the term of the notes.

At the time of the Company's next financing, the Company will determine if a beneficial conversion feature exists. The beneficial conversion feature will be determined by the Company by comparing the number of shares that would be received pursuant to the conversion price at the time of the next financing compared with the number that would have been received based on the then fair value of the shares. No beneficial conversion feature existed at the date of conversion since the conversion price was greater than the then share value of the stock at issuance date of the Notes.

Through October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and approximately $97,000 accrued but unpaid interest thereon were converted into an aggregate of 1,544,490 shares of the Company's common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, the Company paid the remaining outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock on or prior to October 27, 2005.

During the first quarter of 2006, an aggregate of $200,000 principal amount of Notes and approximately $15,000 accrued but unpaid interest thereon were converted into an aggregate of 128,264 shares of the Company's common stock, at conversion prices ranging from $1.53 to $1.96 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. In connection therewith, the Company recorded a charge of approximately $38,000 as interest expense representing the difference between the conversion price and the market price at date of conversion. See Note [G] for the conversion and repayment of remaining balance of approximately $138,000 at March 31, 2006.

[2] STOCK WARRANTS

In connection with the private placement, the Company issued 5,294,160 Class A warrants exercisable at $1.06 per share through the fifth anniversary of the effectiveness of a registration statement of shares underlying the warrants. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days at a redemption price of $.001 per warrant.

In connection with the private placement, the placement agent was granted a warrant to purchase 2,382,372 shares of common stock at an exercise price of $.90 per share, exercisable for five years from the effective date of a registration statement to be filed on behalf of investors in the offering. The placement agent was granted "piggyback" registration rights with respect to the shares underlying this warrant. The warrants are subject to redemption, at the Company's sole option, after one year from the date of effectiveness of the registration statement covering the resale of shares of common stock underlying the warrants if the common stock price equals or exceeds $2.12 for a period of at least 20 consecutive trading days, at a redemption price of $.001 per warrant.

On July 28, 2005, and September 13, 2005, the Company granted 50,000 and 10,000 warrants, respectively to service providers. In connection therewith, the Company valued the warrants using Black-Scholes option pricing model and recorded a charge of $34,000.

At March 31, 2006, the Company had the following warrants outstanding:

                                                                    Number of
                               Exercise         Expiration           Shares
                                 Price              Date             Reserved
                               --------         -----------         ------------
      Class A                   $1.06            May 13, 2010       3,416,204
      Placement Agent             .90            May 13, 2010       2,382,372
      Other                      1.00           July 28, 2009          50,000
      Other                      1.06      September 13, 2009          10,000
                                                                    ---------
                                                                    5,858,576
                                                                    ==========

During the First Quarter of 2006, holders of 1,877,956 Class A Warrants were exercised at the exercise price of $1.06 per share, and the Company received net proceeds of approximately $1,889,200.

See NOTE [G] for additional exercises.

[3] STOCK OPTION/STOCK ISSUANCE PLAN:

During 2003, the Board of Directors of the Company approved a Stock Option/Stock Issuance Plan (the "Plan") which provides for the granting of options or stock to purchase up to 3,000,000 shares of common stock (on a pre-reverse stock split basis), under which, directors, employees and independent contractors are eligible to receive incentive and non-statutory stock options and common shares (employees). The Company's stockholders approved the Plan in August 2004.

On August 16, 2004, the Board of Directors and stockholders of the Company approved the reduction in the number of shares reserved for under the Plan to 1,629,168 shares reflecting the effect of the .543056 reverse split effected by the Company. Options granted under the Plan are exercisable for a period of up to 10 years from date of grant at an exercise price which is not less than the fair value of the common stock on date of grant, except that the exercise period of options granted to a stockholder owning more than 10% of the outstanding capital stock may not exceed five years and their exercise price may not be less than 110% of the fair value of the common stock at date of grant. Options under the Plan generally vest 25% on the first anniversary date of the grant and then, thereafter, equally over thirty-six months.

During the year ended December 31, 2004, in connection with the change in status of an option holder from a member of the Board of Advisors to Director, the Company recorded deferred stock compensation of $13,000, representing the difference between the exercise price and the market value of the Company's common stock on the date such stock option holder's status was changed. Deferred compensation is included as a component of stockholders' equity (capital deficiency) and is being amortized to expense over the remaining vesting period of the stock options. Such amortization expenses were $1,000 and $6,000 for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively.

On July 13, 2005, the Company entered into an advisory agreement with its Acting Vice President and Principal Investigator of Research and Development to receive advisory services on technical, medical and market issues related to HemoBioTech, including its second generation blood substitute, HemoTech(TM). The agreement provides for non-qualified stock options to purchase 271,528 shares of Common Stock of HemoBioTech at an exercise price per share of $0.18, subject to certain vesting through July 13, 2009. In connection therewith, the Company recorded a charge of $141,000 in 2005. The Company will record additional charges as and when the options vest at the then face value.

Additional information on shares subject to options is as follows:

At March 31, 2006, 55,753 options were available for grant under the Plan. The following table presents information relating to stock options under the Plan as of March 31, 2006.

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                   2006                2005
                                                               -------------        ----------
                                                                 WEIGHTED            WEIGHTED
                                                                  AVERAGE            AVERAGE
                                                                 EXERCISE            EXERCISE
                                                                   PRICE              PRICE
                                                               -------------        ----------
                                                      Shares                          Shares
Options outstanding at beginning of period          1,535,915         $ 0.29         1,119,387     $ 0.23
Granted                                                37,500         $ 2.21            10,000     $ 0.85
                                                    ---------                        ---------
Options outstanding at end of period                1,573,415         $ 0.34         1,129,387     $ 0.23
                                                    =========                        =========
Options exercisable at end of period                1,096,597         $ 0.32           697,923     $ 0.24
                                                    =========                        =========
Options vested or expected to vest                  1,573,415                        1,129,387
                                                    =========                        =========

                                                                  MARCH 31, 2006

                                OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
                       -------------------------------------                     --------------------------------------
                                                   WEIGHTED           WEIGHTED                               WEIGHTED
                                                   AVERAGE             AVERAGE                                AVERAGE
      RANGE OF                                     EXERCISE           REMAINING                              EXERCISE
   EXERCISE PRICE               SHARES              PRICE           LIFE IN YEARS          SHARES              PRICE
------------------         -------------        ------------        -------------   ---------------       -------------
  @ $0.18 - 0.20               1,325,055        $       0.19               5.52       $     960,158       $       0.19
  @ $0.85 - 0.94                 178,360                0.85               8.61              86,439               0.86
  @ $1.06 - 1.17                  20,000                1.07               8.91              12,500               1.08
  @ $2.15 - 2.42                  50,000                2.21               9.44              37,500               2.21
                               ---------        ------------         ----------      --------------       ------------
                               1,573,415        $       0.34                6.0      $    1,096,597       $       0.32
                               =========        ============                ===      ==============       ============
Aggregate
intrinsic value           $    2,929,000                                             $    2,061,000
                          ==============                                             ==============

As of March 31, 2006, there was $84,000 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of
1.9 years.

The weighted-average fair values at date of grant for options granted during the three-month period ended March 31, 2006 and 2005 were $1.82 and $0.74 respectively. The value of the options was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:



                                            2006                      2005
                                         --------                ------------
Expected life in years                     5-10                      5-10
Interest rate                              4.86%                4.16% - 4.33%
Volatility                                  80%                      80%
Dividend yield                              0%                        0%



[G] SUBSEQUENT EVENTS

From April 1, 2006 through May 5, 2006, holders of the Company's Class A Warrants exercised 395,591 warrants held by them for an aggregate consideration of approximately $419,000.

During April 2006, holders of aggregate of $25,000 principal amount of our Notes and approximately $3,000 accrued but unpaid interest requested the conversion of their Notes and interest into common shares in accordance with amendments to the original terms of the Notes permitting such conversion. The conversion prices ranged from $1.87 to $1.91 per share, aggregating to 14,548 shares of the Company's common stock. In connection herewith the Company will record a charge representing the difference between the conversion price and the market price at conversion.

 On April 27, 2006, the Company paid the remaining outstanding balance of approximately $113,000 aggregate principal amount of Notes, together with approximately $12,000 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of Company common stock on or prior to April 27, 2006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under the General Corporation Law of the State of Delaware, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our amended and restated certificate of incorporation provides that, under Delaware law, our directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the amended and restated certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director directly or indirectly derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

         Our bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We are not, however, required to indemnify any director or officer in connection with any (a) willful misconduct, (b) willful neglect, or (c) gross negligence toward or on behalf of us in the performance of his or her duties as a director or officer. We are required to advance, prior to the final disposition of any proceeding, promptly on request, all expenses incurred by any director or officer in connection with that proceeding on receipt of any undertaking by or on behalf of that director or officer to repay those amounts if it should be determined ultimately that he or she is not entitled to be indemnified under our bylaws or otherwise.

         We have been advised that, in the opinion of the SEC, any indemnification for liabilities arising under the Securities Act of 1933 is against public policy, as expressed in the Securities Act, and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fees                                        $      1,269.61
Federal Taxes                                                      --
State Taxes                                                        --
Legal Fees and Expenses                                       120,000.00
Transfer Agent and Registrar Expenses                           5,000.00
Blue Sky Fees                                                  10,000.00
Accounting Fees and Expenses                                   50,000.00
Miscellaneous                                                  25,730.39
                                                         ---------------
   Total                                                  $   212,000.00
                                                          ==============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

CONVERTIBLE NOTES

         Under the terms of the Notes, the maturity date of the Notes was October 27, 2005. As of October 27, 2005, an aggregate of $1,540,000 principal amount of Notes and $97,159 accrued but unpaid interest thereon was converted into an aggregate of 1,544,490 shares of our common stock, at a negotiated conversion price of $1.06 per share, in accordance with amendments to the original terms of the Notes permitting such conversion. As of October 27, 2005, $710,000 aggregate principal amount of Notes remained outstanding. Effective October 27, 2005, holders of $337,500 aggregate principal amount of Notes agreed to extend the maturity date of such Notes from October 27, 2005 to April 27, 2006. Accordingly, we paid the outstanding balance of $372,500 aggregate principal amount of Notes, together with approximately $97,250 of accrued interest thereon, to holders of Notes that had not converted their Notes into shares of our common stock on or prior to October 27, 2005, and have not agreed to extend the maturity date of the Notes to April 27, 2006.

         During the period of January 1, 2006 through April 25, 2006, an aggregate of $225,000 principal amount of our notes and $17,900 of accrued but unpaid interest was converted into an aggregate of 142,811 shares of our common stock at negotiated conversion prices ranging from $1.53 to $1.96 per share. On April 27, 2006, the remaining $112,500 principal value of our notes and all applicable accrued interest of approximately $12,200 were paid in full.

STOCK OPTION GRANTS

         We granted 416,528 stock options for the year ended December 31, 2005 under our Stock Option/Stock Issuance Plan. Information pertaining to these options is as follows (see also G[6] to the accompanying financial statements):

                               OPTIONS GRANTED IN 2005

                                                   OPTION              TERM
             MONTH            AMOUNT            PRICE/RANGE          (IN YEARS)
              JAN                 --                     --              --
              FEB                 --                     --              --
              MAR             10,000              $.85-$.94            5-10
              APR             90,000                   $.85              10
              MAY                 --                     --              --
              JUNE            12,500              $.85-$.94            5-10
              JUL            271,528                   $.18              10
              AUG                 --                     --              --
              SEP             12,500            $1.06-$1.17            5-10
              OCT              7,500                  $1.06              10
              NOV                 --                     --              --
              DEC             12,500            $2.15-$2.37            5-10
                              ------
              TOTAL          416,528
                             =======

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

         No underwriters were involved in the foregoing sales of securities.

ITEM 27. EXHIBITS.

EXHIBIT NO.  DESCRIPTION OF EXHIBIT
----------   -----------------------

3.1         Certificate of Incorporation of HemoBioTech, Inc. (1)

3.2 Certificate of Amendment of the Certificate of Incorporation of HemoBioTech, Inc. (1)

3.3         By-Laws of HemoBioTech, Inc. (1)

4.1         Form of Warrant to Purchase Common Stock. (1)

4.2         Form of 10% Convertible Unsecured Promissory Note. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

9.1 Voting Agreement, dated as of July 15, 2004, by and among Ghassan Nino, Nino Partners, LLC and Biogress LLC, as acknowledged by HemoBioTech, Inc. and Arthur Bollon. (1)

10.1        2003 Stock Option/Stock Issuance Plan. (1)

10.2 Registration Rights Agreement, dated as of October 27, 2004, between HemoBioTech, Inc. and Meyers Associates, L.P., as agent for the purchasers named therein. (1)

10.3 Employment Agreement, dated as of October 6, 2003, by and between Arthur Bollon and HemoBioTech, Inc., as amended by Letter Agreements, dated as of July 15, 2004, January 3, 2005, and April 6, 2005, by and between Arthur Bollon and HemoBioTech, Inc. (2)

10.4 Employment Agreement, dated as of December 14, 2003, by and between Mario Feola and HemoBioTech, Inc., as amended by a Letter Agreement, dated as of July 15, 2004, by and between Mario Feola and HemoBioTech, Inc. (1)

10.5 Employment Separation and Release Agreement, dated as of July 15, 2004, by and between HemoBioTech, Inc. and Ghassan Nino. (1)

10.6 Form of Director and Officer Indemnification Agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernard Mittemeyer, Mark Rosenblum and Robert Comer. (1)

10.7 Stockholders Agreement, dated as of October 31, 2003, by and among HemoBioTech, Inc., Arthur Bollon, Ghassan Nino, Nino Partners, LLC and the other stockholders named therein. (1)

10.8 Service Agreements, dated November 23, 2004, by and between HemoBioTech, Inc. and JPM-CEO Partners, Ltd. (1)

10.9 Sponsored Research Agreement, dated July 18, 2002, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center.
            (3)

10.10 Stage Two Sponsored Research Agreement, dated December 13, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.11 License Agreement, dated January 22, 2002, by and between HemoBioTech, Inc. and Texas Tech University System. (3)

10.12 Letter Agreement, dated May 14, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.13.1 Consulting Agreement, dated October 14, 2004, by and between HemoBioTech, Inc. and Larry Helson. (1)

10.14 Service Agreement, dated as of May 25, 2004, by and between HemoBioTech, Inc. and BioLink Life Sciences, Inc. (1)

10.15 Employment Agreement, dated April 1, 2005, by and between HemoBioTech, Inc. and Mark J. Rosenblum. (2)

10.16 Stage Three Sponsored Research Agreement, effective as of January 1, 2006, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (4)

10.17 Advisory Agreement, dated July 13, 2005 by and between HemoBioTech and Dr. Jan Simoni. (5)

21.1        Subsidiaries of HemoBioTech, Inc. (1)

23.1        Consent of Eisner LLP.

23.2 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)

24.1        Power of Attorney

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on January 18, 2005.

(2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on April 15, 2005.

(3) Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on May 13, 2005.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 20, 2006.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the Commission on March 30, 2006.

ITEM 28. UNDERTAKINGS.

     (a) The undersigned small business issuer hereby undertakes:

         (1) To file, during any period in which it offers and sells securities, a post-effective amendment to this prospectus to:

           (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION OF EXHIBIT
-----------   ----------------------

3.1         Certificate of Incorporation of HemoBioTech, Inc. (1)

3.2 Certificate of Amendment of the Certificate of Incorporation of HemoBioTech, Inc. (1)

3.3         By-Laws of HemoBioTech, Inc. (1)

4.1         Form of Warrant to Purchase Common Stock. (1)

4.2         Form of 10% Convertible Unsecured Promissory Note. (1)

5.1 Opinion of Greenberg Traurig, LLP, as to the legality of the shares of common stock.

9.1 Voting Agreement, dated as of July 15, 2004, by and among Ghassan Nino, Nino Partners, LLC and Biogress LLC, as acknowledged by HemoBioTech, Inc. and Arthur Bollon. (1)

10.1        2003 Stock Option/Stock Issuance Plan. (1)

10.2 Registration Rights Agreement, dated as of October 27, 2004, between HemoBioTech, Inc. and Meyers Associates, L.P., as agent for the purchasers named therein. (1)

10.3 Employment Agreement, dated as of October 6, 2003, by and between Arthur Bollon and HemoBioTech, Inc., as amended by Letter Agreements, dated as of July 15, 2004, January 3, 2005, and April 6, 2005, by and between Arthur Bollon and HemoBioTech, Inc. (2)

10.4 Employment Agreement, dated as of December 14, 2003, by and between Mario Feola and HemoBioTech, Inc., as amended by a Letter Agreement, dated as of July 15, 2004, by and between Mario Feola and HemoBioTech, Inc. (1)

10.5 Employment Separation and Release Agreement, dated as of July 15, 2004, by and between HemoBioTech, Inc. and Ghassan Nino. (1)

10.6 Form of Director and Officer Indemnification Agreements with each of Arthur Bollon, Ghassan Nino, Walter Haeussler, Robert Baron, Bernard Mittemeyer, Mark Rosenblum and Robert Comer. (1)

10.7 Stockholders Agreement, dated as of October 31, 2003, by and among HemoBioTech, Inc., Arthur Bollon, Ghassan Nino, Nino Partners, LLC and the other stockholders named therein. (1)

10.8 Service Agreements, dated November 23, 2004, by and between HemoBioTech, Inc. and JPM-CEO Partners, Ltd. (1)

10.9 Sponsored Research Agreement, dated July 18, 2002, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center.
            (3)

10.10 Stage Two Sponsored Research Agreement, dated December 13, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3)

10.11 License Agreement, dated January 22, 2002, by and between HemoBioTech, Inc. and Texas Tech University System. (3)

10.12 Letter Agreement, dated May 14, 2004, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (3) II- 6

10.13 Consulting Agreement, dated October 14, 2004, by and between HemoBioTech, Inc. and Larry Helson. (1)

10.14 Service Agreement, dated as of May 25, 2004, by and between HemoBioTech, Inc. and BioLink Life Sciences, Inc. (1)

10.15 Employment Agreement, dated April 1, 2005, by and between HemoBioTech, Inc. and Mark J. Rosenblum. (2)

10.16 Stage Three Sponsored Research Agreement, effective as of January 1, 2006, by and between HemoBioTech, Inc. and Texas Tech University Health Sciences Center. (4)

10.17 Advisory Agreement, dated July 13, 2005 by and between HemoBioTech and Dr. Jan Simoni. (5)

21.1        Subsidiaries of HemoBioTech, Inc. (1)

23.1        Consent of Eisner LLP.

23.3 Consent of Greenberg Traurig, LLP (included in the opinion filed as Exhibit 5.1)

24.2        Power of Attorney

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on January 18, 2005.

(2) Incorporated by reference to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on April 15, 2005.

(3) Incorporated by reference to Amendment No. 2 to the Registrant's Registration Statement on Form SB-2 (Commission File No. 333-122097) filed with the Commission on May 13, 2005.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K filed with the Commission on January 20, 2006.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed with the Commission on March 30, 2006.

                                   SIGNATURES
         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on June 5, 2006.

                         HEMOBIOTECH, INC.

                         By:    /s/ Arthur P. Bollon
                                   --------------------
                                Arthur P. Bollon, Ph.D.
                                Chairman, President and Chief Executive Officer
                                (principal executive officer)

                          By:  /s/ Mark J. Rosenblum
                                   --------------------
                                Mark J. Rosenblum
                                Chief Financial Officer and Secretary (principal financial and accounting officer)

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                                                 TITLE                             DATE
---------                                                 -----                             -----
                                               Chairman, President and Chief            June 5, 2006
/s/ Arthur P. Bollon. Ph.D.                    Executive Officer
---------------------------------
    Arthur P. Bollon. Ph.D.
                                               Chief Financial Officer and              June 5, 2006
/s/ Mark J. Rosenblum                          Secretary
---------------------------------
    Mark J. Rosenblum

/s/             *                              Director                                 June 5, 2006
---------------------------------
    Ghassan Nino

/s/                                            Director                                 June 5, 2006
---------------------------------
    Walter Haeussler

/s/              *                             Director                                 June 5, 2006
---------------------------------
    Robert Baron

/s/              *                             Director                                 June 5, 2006
---------------------------------
    Bernhard Mittemeyer

/s/              *                             Director                                 June 5, 2006
---------------------------------
   Robert Comer


*By:  /s/ Arthur P. Bollon
      ---------------------
       Arthur P. Bollon
       Attorney-in-fact